Exhibit 99.1

EXECUTION COPY

RMT TRANSACTION AGREEMENT

between

KRAFT FOODS INC.,

CABLE HOLDCO, INC.,

RALCORP HOLDINGS, INC.,

AND

RALCORP MAILMAN LLC

Dated as of November 15, 2007

	ARTICLE 4 NEWCO CONTRIBUTION, SPLITCO CONTRIBUTION AND NON-U.S. TRANSFER; ISSUANCE OF SPLITCO COMMON STOCK AND SPLITCO SECURITIES TO KFG; INVENTORY ADJUSTMENT

4.1	Transfer of Acquired Assets	23
4.2	Acquired Assets	24
4.3	Excluded Assets	25
4.4	Assumption of Liabilities	27
4.5	Excluded Liabilities	29
4.6	Disclaimer of Representations and Warranties and Offset	30
4.7	Issuance of Splitco Securities to KFG	30
4.8	Issuance of Splitco Common Stock to KFG	32
4.9	Replacement of Splitco Securities Principal Amount with Demand Note	33
4.10	Inventory Adjustment	33

	ARTICLE 5 ADDITIONAL COVENANTS RELATED TO THE CONTRIBUTION AND THE NON-U.S. TRANSFER

5.1	Use of Parent’s UPC Codes and Intellectual Property	35
5.2	Transfer of Equipment	37
5.3	Accounts Receivable	37
5.4	Promotions	38
5.5	Termination and Separation of Contractual Arrangements	38
5.6	Bulk Sales Waiver	38
5.7	Transfer Tax Documentation	38
5.8	Additional Matters Relating to Transfers and Assumption	39
5.9	Matters Relating to the Non-U.S. Transfer	40
5.10	Employee Matters	41

	ARTICLE 6 INTERNAL SPIN; INTERNAL DEBT REPAYMENT; INTERNAL DEBT EXCHANGE; DISTRIBUTION; EXTERNAL DEBT EXCHANGE

6.1	Internal Spin	43
6.2	Internal Debt Repayment	43
6.3	Internal Debt Exchange	43
6.4	Timing of Distribution	43
6.5	Form of Distribution	43
6.6	Distribution Agent	43
6.7	Split-Off	43
6.8	Spin-Off	44

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This RMT TRANSACTION AGREEMENT (this “Agreement”), dated as of November 15, 2007, is by and between Kraft Foods Inc., a Virginia corporation (“Parent”), Cable Holdco, Inc., a Delaware corporation (“Splitco”), Ralcorp Holdings, Inc., a Missouri corporation (“RMT Partner”) and Ralcorp Mailman LLC, a Delaware limited liability company (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, KFG is a direct, wholly owned subsidiary of Parent;

WHEREAS, KFG and certain non-U.S. subsidiaries of KFG conduct the Business (capitalized and other terms are as defined in Article I hereof);

WHEREAS, prior to the date of this Agreement, Splitco has been incorporated and Newco has been formed under the laws of the State of Delaware as direct, wholly owned subsidiaries of KFG, Merger Sub has been formed under the laws of the State of Delaware as a direct, wholly owned subsidiary of RMT Partner and RMT Partner Canada has been formed under the laws of British Columbia as an indirect, wholly owned subsidiary of RMT Partner;

WHEREAS, on the terms and subject to the conditions set forth herein, the parties intend to effect the actions set forth below:

    (A) at the time of, or prior to, the RMT Debt Incurrence, pursuant to the Newco Contribution, KFG shall transfer, or cause to be transferred, the U.S. Acquired Assets (excluding the Modesto Facility) and cash as set forth herein to Newco in exchange for the assumption by Newco of the U.S. Assumed Liabilities (other than the RMT Debt) and, pursuant to the Modesto Purchase, Parent shall cause the Modesto Facility to be transferred to Newco in exchange for a cash payment and certain other consideration;

    (B) immediately prior to the Splitco Contribution, KFG shall incur the RMT Debt and receive the RMT Debt Proceeds pursuant to the RMT Debt Incurrence;

    (C) following the RMT Debt Incurrence, pursuant to the Splitco Contribution, Parent will cause KFG to contribute the limited liability company interests in Newco to Splitco in exchange for (i) the issuance by Splitco to KFG of the Splitco Securities, (ii) the issuance by Splitco to KFG of a number of shares of Splitco Common Stock calculated as set forth herein pursuant to the Splitco Share Issuance and (iii) the assumption by Splitco of the RMT Debt;

    (D) immediately following the Splitco Contribution, the Splitco Share Issuance and the issuance of Splitco Securities, and prior to the Distribution, KFG shall distribute all the issued and outstanding shares of Splitco Common Stock held by KFG to Parent pursuant to the Internal Spin;

    (E) immediately following the Internal Spin, KFG shall consummate the Internal Debt Repayment by transferring the RMT Debt Proceeds to Parent in exchange for the retirement of outstanding intercompany debt;

    (F) immediately following the Internal Debt Repayment, KFG may consummate the Internal Debt Exchange by transferring the Splitco Securities to Parent in exchange for the retirement of outstanding intercompany debt;

    (G) following the Internal Spin and the Internal Debt Repayment and the Internal Debt Exchange, if applicable, and on the Distribution Date, Parent shall consummate the Distribution of the Splitco Common Stock to Eligible Parent Stockholders;

    (H) immediately following the Distribution, pursuant to the Splitco Merger, Splitco shall merge with and into Merger Sub, whereby each issued share of Splitco Common Stock shall be converted into the right to receive one fully paid and nonassessable share of RMT Partner Common Stock;

    (I) immediately following the Splitco Merger, pursuant to the Short Form Merger, the Splitco Merger Surviving Company shall merge with and into RMT Partner;

    (J) immediately following the Short Form Merger, pursuant to the Non-U.S. Transfer, Parent shall cause the Non-U.S. Transferors to sell and transfer the Non-U.S. Acquired Assets to the Non-U.S. Transferees, in exchange for the irrevocable assumption by the Non-U.S. Transferees of the Non-U.S. Assumed Liabilities and certain other consideration; and

    (K) on or following the Distribution Date, Parent may cause the External Debt Exchange to be effected;

WHEREAS, the respective Boards of Directors of RMT Partner, Merger Sub, Parent and Splitco have approved this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby; and as soon as practicable after the date of this Agreement, RMT Partner, as the sole member of Merger Sub, shall approve this Agreement and Parent, as the sole stockholder of Splitco, shall adopt this Agreement;

WHEREAS, the issuance of shares of RMT Partner in the Splitco Merger shall be submitted to the stockholders of RMT Partner for approval; and

WHEREAS, the parties intend the Proposed Transactions to qualify for the Intended Tax-Free Treatment.

NOW, THEREFORE, in consideration of the representations and warranties and covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

    1.1     Certain Definitions.  For all purposes of this Agreement, except as expressly provided or unless the context otherwise requires, the following definitions shall apply:

              “Accounting Firm” shall have the meaning assigned thereto in Section 4.10(c).

      “Acquired Assets” shall have the meaning assigned thereto in Section 4.2.

         “Acquired Intellectual Property” shall mean all Intellectual Property used by Parent and its subsidiaries exclusively in connection with the Business, including (i) all Assigned Marks, Assigned Patents, Assigned Copyrights, Assigned Domain Names, and Assigned Trade Secrets (as such terms are defined in the Omnibus Acquired Intellectual Property Assignments), (ii) all other Intellectual Property assigned and/or required to be assigned pursuant to the Omnibus Acquired Intellectual Property Assignments, (iii) all formulas used to create Products sold under the Assigned Marks, (iv) the identification of all ingredients in Products and all other information (to the extent owned by Parent or its subsidiaries) related to such Products and used exclusively in connection with the Business that is listed on the informational panel of the packaging for such Products (and any prior versions or variations thereof), (v) all recipes that include one or more Products as a primary ingredient (relative to other Parent-branded ingredients) (provided, however, that to the extent that such recipes include reference to other branded products of Parent, generic or non-branded ingredients shall be substituted for the branded ingredients), (vi) without representing or warranting the scope or extent of any rights of Parent or its subsidiaries, whatever rights Parent or its affiliates or subsidiaries own in all characters, commercials, advertisements, marketing and games that have been used exclusively in connection with the Business or otherwise exclusively used or developed on or in connection with any Products sold under the Assigned Marks and (vii) all content of any websites and/or web pages embedded within any website owned by Parent or its subsidiaries and which content is used exclusively in connection with the Business.  All Parent Scheduled Trademarks, all pending trademark applications and non-U.S. and non-Canadian trademark registrations set forth in Schedules 8.4(b) and 8.4(b)(iv), all Parent Scheduled Copyrights, all Parent Scheduled Domain Names, and all Parent Scheduled Patents are and shall be Acquired Intellectual Property, even if any such asset is not used exclusively in connection with the Business, so long as such asset is used primarily in connection with the Business (subject to the provisions of the following sentence) and such asset is not used primarily on or in connection with any other business or product of Parent.  Acquired Intellectual Property shall include, regardless of the extent to which such asset is used in connection with the Business, (x) all right, title and interest in, to and under all formulas, know-how, and technology (including Parent Scheduled Patents) used to create or manufacture Products and (y) all Assigned Key Marks.

              “Adjustment Payment” shall have the meaning assigned thereto in Section 4.10(e).

              “Adjustment Statements” shall have the meaning assigned thereto in Section 4.10(a).

              “affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

              “Agreement” shall have the meaning assigned thereto in the preamble.

              “ALPHA-BITS Phase-Out License Agreement” shall mean the ALPHA-BITS Phase-Out License Agreement substantially in the form attached hereto as Exhibit A.

              “Annual Financial Information” shall have the meaning assigned thereto in Section 8.9(b).

              “Assigned Contracts” shall have the meaning assigned thereto in Section 4.2(f).

              “Assigned Key Marks” shall mean the marks listed on Schedule 1.1(a).

              “Assumed Benefit Plan” shall mean each Parent Benefit Plan or portion thereof (i) that the parties to this Agreement have explicitly agreed shall be assumed by RMT Partner, Splitco or any of their respective affiliates pursuant to this Agreement, (ii) that RMT Partner, Splitco or any of their respective affiliates is required to assume under applicable law or any applicable CBA or (iii) that RMT Partner, Splitco or any of their respective affiliates is required to replicate pursuant to any applicable CBA.

              “Assumed Liabilities” shall have the meaning assigned thereto in Section 4.4.

              “Benefits Continuation Period” shall mean the two-year period following the Distribution Date.

              “Business” shall mean the business of Parent and its subsidiaries relating to the production, distribution, manufacture, marketing, packaging and sale of the Products.  It is understood and agreed that the term “Business” shall not include the business conducted by the joint venture described in Schedule 4.3(n).

              “Business Employees” shall have the meaning assigned thereto in Section 11.3(a).

              “Business Inventory” shall have the meaning assigned thereto in Section 4.2(a).

              “Business Material Adverse Effect” shall mean any circumstance, change, effect, development, condition, occurrence or event that, individually or when taken together with all other such circumstances, changes, effects, developments, conditions, occurrences or events, is materially adverse to, or has a material adverse effect on, the business, financial condition, assets or results of operations of the Business; provided, however, that “Business Material Adverse Effect” shall not include the effect of any circumstance, change, effect, development, condition, occurrence or event (i) arising out of or affecting the industry in which the Business operates generally, (ii) arising out of or affecting the general economy or financial markets, (iii) arising out of the announcement of this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby, (iv) arising out of changes in law, (v) arising out of acts of war or terrorism, (vi) arising out of any action taken or not taken by Parent or its affiliates with the written consent or agreement of, or at the direction of, RMT Partner or (vii) arising out of the matters set forth on Schedule 8.16, except, in the cases of clauses (i), (ii), (iv) and (v) above, to the extent that the Business is materially disproportionately affected as compared to other participants in the same industry.

              “Business Material Contracts” shall have the meaning assigned thereto in Section 8.6.

              “Canadian Assets” shall have the meaning assigned thereto in Section 5.9(b).

              “Canadian Competition Act” shall have the meaning assigned thereto in Section 8.1(c).

              “Canadian Liabilities” shall have the meaning assigned thereto in Section 5.9(b).

              “Canadian Parent Hourly Pension Plan” shall mean the Kraft Canada Inc. Retirement Plan for Niagara Falls Hourly Cereal Division Employees.

              “Canadian Parent Salaried Pension Plan” shall mean the Kraft Canada Inc. Retirement Plan for Canadian Salaried Employees or the Kraft Canada Inc. Retirement Plan for Niagara Falls Salaried Cereal Division Employees, as applicable.

              “Canadian Non-Represented Employee” shall mean each Non-Represented Employee who, immediately prior to the relevant Transfer Time, is employed primarily in Canada.

              “Canadian Represented Employee” shall mean each Represented Employee who, immediately prior to the relevant Transfer Time, is employed primarily in Canada.

              “Canadian Non-U.S. Transfer” shall have the meaning assigned thereto in Section 5.9(b).

              “Capitalization Date” shall have the meaning assigned thereto in Section 9.2(a).

              “Cause” shall have the meaning assigned thereto in Section 11.3(d).

              “CBAs” shall have the meaning assigned thereto in Section 5.10(b).

              “Closing” shall have the meaning assigned thereto in Section 2.18.

              “Closing Adjustment Statement” shall have the meaning assigned thereto in Section 4.10(a).

              “Closing Date” shall have the meaning assigned thereto in Section 2.18.

              “Code” shall mean the Internal Revenue Code of 1986, as amended.

              “COBRA Coverage” shall have the meaning assigned thereto in Section 11.3(e).

              “Collateral Agreements” shall have the meaning assigned thereto in Section 12.7.

              “Co-Manufacturing Agreements” shall mean the Co-Manufacturing Agreements, substantially in the forms attached hereto as Exhibit B, dated as of the Closing Date.

              “Competitive Activities” shall have the meaning assigned thereto in Section 10.5(a).

              “Confidentiality Agreement” shall have the meaning assigned thereto in Section 10.3.

              “Contract” shall mean any contract, agreement, obligation, commitment, arrangement, instrument or lease of any nature.

              “Contribution” shall have the meaning assigned thereto in Section 4.1(c).

              “control” shall have the meaning assigned thereto in the definition of “affiliate” in this Section 1.1.

              “Copyrights” shall have the meaning assigned thereto in the definition of “Intellectual Property” in this Section 1.1.

              “Covered Employee Liabilities” shall have the meaning assigned thereto in Section 4.4(k).

              “DGCL” shall have the meaning assigned thereto in Section 7.1.

              “DLLCA” shall have the meaning assigned thereto in Section 7.1.

              “Distribution” shall have the meaning assigned thereto in Section 6.9(a).

              “Distribution Agent” shall have the meaning assigned thereto in Section 6.6.

              “Distribution Date” shall have the meaning assigned thereto in Section 6.4.

              “Distribution Record Date” shall have the meaning assigned thereto in Section 6.8(a).

              “Domain Names” shall have the meaning assigned thereto in the definition of “Intellectual Property” in this Section 1.1.

              “Eligible Parent Common Stock” shall mean (i) if Parent elects to effect the Distribution as a Split-Off, the shares of Parent Common Stock that are outstanding and eligible to accept the Split-Off exchange offer or (ii) if Parent elects to effect the Distribution as a Spin-Off, the shares of Parent Common Stock outstanding as of the Distribution Record Date.

              “Eligible Parent Stockholders” shall mean (i) if Parent elects to effect the Distribution as a Split-Off, the holders of shares of Eligible Parent Common Stock validly tendered and not withdrawn pursuant to the Split-Off exchange offer or (ii) if Parent elects to effect the Distribution as a Spin-Off, the holders of record of shares of Eligible Parent Common Stock as of the Distribution Record Date.

              “Employee on Disability Leave” shall mean any Business Employee, other than a Canadian Represented Employee, who is on short-term or long-term disability leave or workers compensation leave on the Distribution Date or who has requested and is awaiting approval for such leave.

              “End Date” shall have the meaning assigned thereto in Section 14.1(b)(ii).

              “Environmental Law” shall mean any provincial, federal, state or local law, regulation, rule, order or decree, permit, governmental authorization, common law or agency requirement relating to pollution, protection of the environment, employee health (as it relates to exposure to Hazardous Substances in the workplace) or the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance.

              “Environmental Liability” means any and all losses, liabilities, obligations,  responsibilities, fines, penalties, sanctions, claims, actions, suits, judgments, orders, awards, damages (including natural resource damages and assessments), expenses, costs (including investigative, monitoring, containment, removal, disposal, cleanup and other remediation costs), injunctive relief and fees (including reasonable fees of any attorney, expert, engineer or consultant) arising under or relating to (a) any Environmental Law or the compliance or noncompliance therewith or (b) any alleged or actual generation, use, handling, transportation, storage, treatment, disposal, presence or Release of, or exposure to, any Hazardous Substances (including the offsite transportation, disposal or arrangement for disposal of any Hazardous Substances).

              “Equipment” shall have the meaning assigned thereto in Section 4.2(g).

              “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

              “Estimated Adjustment Statement” shall have the meaning assigned thereto in Section 4.10(a).

              “Estimation Date” shall have the meaning assigned thereto in Section 4.8(b).

              “ETA” shall mean the Excise Tax Act (Canada) and regulations thereunder, as amended.

              “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

              “Exchange Fund” shall have the meaning assigned thereto in Section 7.6.

              “Excluded Assets” shall have the meaning assigned thereto in Section 4.3.

              “Excluded Liabilities” shall have the meaning assigned thereto in Section 4.5.

              “exclusively in connection with the Business”, for purposes of the definition of Acquired Intellectual Property, shall mean virtually exclusive use by Parent or its subsidiaries in connection with the Business.  Any asset used both in connection with and outside the scope of the Business shall not be deemed to have been used “exclusively in connection with the Business” unless such use outside the Business is and/or was merely incidental, de minimus, negligible, immaterial, or insignificant.

              “External Debt Exchange” shall have the meaning assigned thereto in Section 6.11(a).

              “Facilities” shall mean the facilities listed on Schedule 4.2(h), including the underlying land, all buildings, structures and improvements thereon and all fixtures and fittings attached thereto and contained therein, together with all appurtenances thereto.

              “Facility Leases” shall have the meaning assigned thereto in Section 8.3(c).

              “Final Closing Adjustment Statement” shall have the meaning assigned thereto in Section 4.10(d).

              “Financial Information” shall have the meaning assigned thereto in Section 8.9(b).

              “Formulations” shall mean the formulations for each Product.

              “Fully Diluted Basis” shall have the meaning assigned thereto in Section 4.8(b).

              “GAAP” shall mean generally accepted accounting policies in the United States, consistently applied.

              “GBCL” shall have the meaning assigned thereto in Section 7.15.

              “Governmental Approval” shall have the meaning assigned thereto in Section 8.1(c).

              “Grant Date” shall have the meaning assigned thereto in Section 9.2(b).

             “Hazardous Substance” shall mean any (i) toxic or hazardous materials, substances or wastes, including asbestos, asbestos-containing materials, polychlorinated biphenyls, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products, byproducts and constituents, (ii) any other substances defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” and (iii) any other materials, substances and wastes regulated, limited or prohibited under any Environmental Law.

              “HSR Act” shall have the meaning assigned thereto in Section 8.1(c).

              “Indebtedness” shall have the meaning assigned thereto in Section 11.1(i).

              “Intellectual Property” shall mean all intellectual property and other similar proprietary rights afforded legal protection by any governmental entity in its jurisdiction including all rights, titles, and interests, in, to, and under: (i) all inventions, discoveries, developments, improvements, innovations, U.S. or foreign patents and U.S. or foreign patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisional applications, renewals, counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, and all patents granted thereon; all patents-of-addition, reissues, reexaminations, and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof; any other form of government-issued right substantially equivalent to any of the foregoing; and any and all disclosures, the underlying inventions and any improvements thereto, and remedies against past, present, and future infringement thereof, any damages relating thereto, and right to protection of interests therein under all applicable laws (collectively, “Patents”); (ii) all U.S. or foreign trademarks, service marks, trade dress, trade names, symbols, characters, emblems, insignia, slogans, common law trademarks, product names, logos, label designs, product packaging and other indicia of origin, all U.S., foreign, community, protocol, international, and other applications to register and registrations therefore, all renewals and extensions of any of the foregoing, the goodwill associated with any and all of the foregoing, and any and all remedies against past, present, and future infringement thereof, any damages relating thereto, and rights to protection of interests therein under all applicable laws (collectively, “Trademarks”); (iii) all tangible works of expression including software, computer software, programs, ad copy, advertising, marketing, caricatures, packaging, designs, artwork, photographs, pictures, sketches, drawings, script, manuals, forms, music, lyrics, U.S. and foreign copyrights, U.S. and foreign copyright applications to register and registrations, any and all registrations, renewals, extensions and restorations of any of the foregoing, any and all derivative works of any of the foregoing, and remedies against any past, present, and future infringement of any of the foregoing, any damages relating thereto, and right to protection of interests therein under all applicable laws (collectively, “Copyrights”); (iv) U.S. or foreign registered domain names, including all registrations therefor and all registered uniform resource locators, and any and all remedies against past, present, and future violations of any rights existing therein, any damages relating thereto, and rights to protection of interests therein under all applicable laws (“Domain Names”); and (v) information that is not generally known to the relevant public, provides some nature of competitive advantage by not being known by others, and is the subject of reasonable efforts to maintain its secrecy, including all formulations, specifications, processes, methods, systems, know-how, inventions, discoveries, data, techniques, materials, designs, expertise, technology, data, research, technical information, business information, financial information, marketing plans, costs, margins or the like, whether or not patentable or copyrightable (collectively, “Trade Secrets”).

              “Intended Tax-Free Treatment” shall mean (a) with respect to the Contribution and the Internal Spin, that they qualify to KFG and Splitco for non-recognition of income, gain and loss under Sections 368(a) and 355 of the Code, (b) with respect to the assumption by Splitco of the RMT Debt, that it qualifies to KFG for non-recognition of income, gain and loss under Section 357(a) of the Code, (c) with respect to the Internal Debt Repayment, that it qualifies as a transfer of cash by KFG to Parent in retirement of debt held by Parent for Federal income tax purposes, (d) with respect to the Internal Debt Exchange, if applicable, that it qualifies to KFG for non-recognition of income, gain and loss under Sections 361(b), 361(c) and/or other relevant provisions of the Code, (e) with respect to the Distribution, that it qualifies to Parent and its shareholders for non-recognition of income, gain and loss under Section 355 of the Code, (f) with respect to the Mergers, that they qualify to Splitco, RMT Partner and Merger Sub for non-recognition of income, gain and loss under Section 368(a) of the Code and (g) with respect to the External Debt Exchange, if applicable, that (i) if effected as a condition to the intended tax-free treatment of the Internal Debt Exchange, that it be treated as either a tax-free or taxable transaction to Parent and (ii) with respect to any other External Debt Exchange, that it qualifies to Parent, KFG and Splitco for the non-recognition of income, gain and loss under Sections 361(b), 361(c) and/or other relevant provisions of the Code, other than with respect to any change in the value of the Splitco Securities from the time at which the Splitco Securities are transferred by KFG to Parent to the time at which the Splitco Securities are transferred by Parent to unrelated creditors of Parent.

              “Interim Balance Sheet” shall have the meaning assigned thereto in Section 8.9(b).

              “Internal Debt Exchange” shall have the meaning assigned thereto in Section 6.3.

              “Internal Debt Repayment” shall have the meaning assigned thereto in Section 6.2.

              “Internal Spin” shall have the meaning assigned thereto in Section 6.1.

              “IRS Ruling” shall have the meaning assigned thereto in Section 12.3(b).

              “IRS Submission” shall have the meaning assigned thereto in Section 12.3(d).

                              “ITA” shall mean the Income Tax Act (Canada), R.S.C. 1985 and the regulations thereunder, as amended.

              “KFG” shall mean Kraft Foods Global, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent.

              “Liens” shall mean liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

              “Losses” shall have the meaning assigned thereto in Section 15.2.

              “Marked Packaging” shall have the meaning assigned thereto in Section 5.1(b).

              “Merger Consideration” shall have the meaning assigned thereto in Section 7.5(b).

              “Merger Exchange Agent” shall have the meaning assigned thereto in Section 7.6.

              “Merger Sub” shall have the meaning assigned thereto in the preamble.

              “Mergers” shall mean the Splitco Merger and the Short Form Merger.

              “Modesto Facility” shall mean the Facility identified as the “Modesto Facility” on Schedule 4.2(h).

              “Modesto Purchase” shall have the meaning assigned thereto in Section 4.1(b).

              “Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

              “Newco” shall mean Cable Newco, LLC, a Delaware limited liability company.

              “Newco Contribution” shall have the meaning assigned thereto in Section 4.1(a).

              “New Plans” shall have the meaning assigned thereto in Section 11.3(c).

              “Newly-Printed Marked Packaging” shall have the meaning assigned thereto in Section 5.1(b).

              “Non-Represented Employees” shall have the meaning assigned thereto in Section 11.3(a).

              “Non-Transferable Assets” shall have the meaning assigned thereto in Section 5.8(d).

              “Non-U.S. Acquired Assets” shall have the meaning assigned thereto in Section 4.1(d).

              “Non-U.S. Assumed Liabilities” shall have the meaning assigned thereto in Section 4.4.

              “Non-U.S. Transfer” shall have the meaning assigned thereto in Section 4.1(d).

              “Non-U.S. Transferee” shall have the meaning assigned to it in Section 5.9(a).

              “Non-U.S. Transferor” shall have the meaning assigned to it in Section 5.9(a).

              “Old Plans” shall have the meaning assigned thereto in Section 11.3(b).

          “Omnibus Acquired Intellectual Property Assignments” shall mean the agreements pursuant to which Parent (or one of its subsidiaries) assigns, transfers and conveys to Splitco (or a subsidiary of Splitco) all right, title, and interest in and to the Acquired Intellectual Property, which agreements shall be substantially in the forms attached hereto as Exhibit C, dated as of the Closing Date.

              “Parent” shall have the meaning assigned thereto in the preamble.

              “Parent 401(k) Plan” shall have the meaning assigned thereto in Section 11.3(h).

              “Parent Allocated Debt Expenses” shall have the meaning assigned thereto in Section 4.7(b).

              “Parent Benefit Plan” shall have the meaning assigned thereto in Section 8.13(a).

              “Parent Common Stock” shall mean the Class A common stock of Parent, no par value.

              “Parent Deferred Stock Award” shall mean a deferred stock award with respect to shares of Parent Common Stock that was granted by Parent under a Parent Stock Plan.

              “Parent Estimated Debt Expenses” shall have the meaning assigned thereto in Section 4.7(b).

              “Parent Group” shall have the meaning assigned thereto in the Tax Allocation Agreement.

              “Parent Qualified Plans” shall have the meaning assigned thereto in Section 8.13(c).

             “Parent Restricted Stock Award” shall mean an award granted by Parent under a Parent Stock Plan of actual shares of Parent Common Stock, which shares are outstanding as of a particular date but are subject to vesting conditions or other forfeiture restrictions as of such date.

              “Parent Scheduled Copyrights” shall have the meaning assigned thereto in Section 8.4(c).

              “Parent Scheduled Domain Names” shall have the meaning assigned thereto in Section 8.4(d).

              “Parent Scheduled Patents” shall have the meaning assigned thereto in Section 8.4(a).

              “Parent Scheduled Trademarks” shall have the meaning assigned thereto in Section 8.4(b).

              “Parent Stock Award” shall mean either a Parent Deferred Stock Award or a Parent Restricted Stock Award.

              “Parent Stock Plans” shall mean the equity incentive plans maintained by Parent from time to time.

              “Parent UPC Codes” shall have the meaning assigned thereto in Section 4.3(i).

              “Parent’s FSA” shall have the meaning assigned thereto in Section 11.3(i).

              “Parent’s Knowledge” shall mean to the actual knowledge of the Persons listed on Schedule 1.1(b).

              “Patents” shall have the meaning assigned thereto in the definition of “Intellectual Property” in this Section 1.1.

              “Per Share Fair Market Value” shall have the meaning assigned thereto in Section 4.8(b).

              “Permitted Acquiree” shall have the meaning assigned thereto in Section 10.5(c).

              “Permitted Acquisition” means the acquisition by RMT Partner or one or more of its subsidiaries, solely for cash consideration, with a purchase price (including assumption of Indebtedness) not to exceed $310,000,000 for any individual Permitted Acquisition or $450,000,000 in the aggregate for all Permitted Acquisitions, of all or any portion of the equity interests in, or assets and/or liabilities of, whether by way of merger, consolidation or otherwise, any business or corporation, partnership, limited liability company, joint venture, association, trust, unincorporated group or other business organization, entity or group or division thereof engaged primarily in the business of production, distribution, manufacture, marketing, packaging and sale of food and beverage products (each, a “Target Business”) (i) which after giving effect to all such Permitted Acquisitions would not cause RMT Partner’s Leverage Ratio (as defined in RMT Partner’s Credit Agreement dated as of December 27, 2005 by and among RMT Partner, the lenders named therein, JPMorgan Chase Bank, N.A., Citibank, N.A., Wachovia Bank National Association, U.S. Bank National Association, Suntrust Bank, and PNC Bank, National Association) to exceed 3.50 to 1.00, (ii) which is permitted under the terms of the RMT Debt Commitment Letter (and definitive documentation related thereto after such documentation is finalized) and all other Indebtedness of RMT Partner), and (iii) which would not result in any requirement to include any additional pro forma or acquired company financial statements in connection with the Splitco Form S-1, Splitco Form S-1/S-4, Schedule TO or RMT Partner S-4.  For the avoidance of doubt, in order to constitute a Permitted Acquisition, an acquisition must also meet the requirements of Section 11.1(l).

              “Permitted Liens” shall mean (i) Liens for Taxes and other governmental charges that are not yet due and payable, (ii) Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, workmen, suppliers, construction contractors arising in the ordinary course of business and which are not yet due and payable or which are being contested in good faith, (iii) Liens, pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) Liens or deposits to secure the performance of bids, trade Contracts, governmental Contracts, tenders, statutory bonds and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, (v) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (vi) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts and (vii) with respect to any facilities, any easements, covenants, conditions, restrictions, encumbrances and other matters of public record that do not, individually or in the aggregate, impair in any material respect the use of such facility as currently conducted.

              “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental authority or other entity of any kind or nature.

              “Pre-Distribution Period” shall have the meaning assigned thereto in the Tax Allocation Agreement.

              “Primary Parent Executive” shall have the meaning assigned thereto in Section 8.13(h).

              “Primary RMT Partner Executives” shall have the meaning assigned thereto in Section 9.13(h).

              “Processing Instructions” shall mean the current processing instructions for each Product.

              “Products” shall mean the products manufactured and sold, or that are currently under development, that are listed or described on Schedule 1.1(c), each a “Product.”

              “Proposed Rulings” shall mean rulings from the IRS to the effect that the Newco Contribution, the Splitco Contribution, the assumption by Splitco of the RMT Debt, the Internal Spin, the Internal Debt Repayment, the Distribution and the Mergers qualify for the Intended Tax-Free Treatment.

              “Proposed Transactions” shall mean the Contribution, the assumption by Splitco of the RMT Debt, the Internal Spin, the Internal Debt Repayment, the Internal Debt Exchange, if applicable, the Distribution, the Mergers and the External Debt Exchange, if applicable.

              “Proxy Statement” shall have the meaning assigned thereto in Section 8.1(c).

              “Purchase Orders” shall have the meaning assigned thereto in Section 4.2(b).

              “Related Party Contracts” shall have the meaning assigned thereto in Section 5.5(a).

              “Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration.

              “Representatives” shall have the meaning assigned thereto in Section 11.4(a).

              “Represented Employees” shall have the meaning assigned thereto in Section 11.3(a).

              “Retained Intellectual Property” shall have the meaning assigned thereto in Section 4.3(c).

              “Retiree Medical Eligible Employee” shall have the meaning set forth in Section 11.3(l).

              “RMT Debt” shall have the meaning assigned thereto in Section 3.1.

              “RMT Debt Commitment Letter” shall have the meaning assigned thereto in Section 3.1.

              “RMT Debt Expenses” shall mean all costs and expenses of the parties in connection with the RMT Debt Commitment Letter and the incurrence of the RMT Debt.

              “RMT Debt Incurrence” shall have the meaning assigned thereto in Section 3.1.

              “RMT Debt Proceeds” shall have the meaning assigned thereto in Section 3.2.

              “RMT Partner” shall have the meaning assigned thereto in the preamble.

              “RMT Partner 401(k) Plan” shall have the meaning assigned thereto in Section 11.3(h).

              “RMT Partner Benefit Plan” shall have the meaning assigned thereto in Section 9.13(a).

              “RMT Partner Canada” shall mean 0808414 B.C. Ltd., an indirect subsidiary of RMT Partner, organized under the laws of British Columbia.

              “RMT Partner Common Stock” shall mean the common stock of RMT Partner, par value $.01 per share.

              “RMT Partner Exchange” shall mean the New York Stock Exchange, on which the shares of RMT Partner Common Stock are listed.

              “RMT Partner Form S-4” shall have the meaning assigned thereto in Section 8.1(c).

              “RMT Partner Hourly Pension Plan” shall have the meaning assigned thereto in Section 11.3(m)(ii).

              “RMT Partner Material Adverse Effect” shall mean any circumstance, change, effect, development, condition, occurrence or event that, individually or when taken together with all other such circumstances, changes, effects, developments, conditions, occurrences or events, is materially adverse to, or has a material adverse effect on, the business, financial condition, assets or results of operations of RMT Partner; provided, however, that “RMT Partner Material Adverse Effect” shall not include the effect of any circumstance, change, effect, development, condition, occurrence or event (i) arising out of or affecting the industry in which RMT Partner operates generally, (ii) arising out of or affecting the general economy or financial markets, (iii) arising out of the announcement of this Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby, (iv) arising out of changes in law, (v) arising out of acts of war or terrorism, (vi) arising out of any action taken or not taken by RMT Partner or its affiliates with the written consent or agreement of, or at the direction of, Parent or (vii) arising out of the matters set forth on Schedule 9.17, except, in the cases of clauses (i), (ii), (iv) and (v) above, to the extent that the business of RMT Partner is materially disproportionately affected as compared to other participants in the same industry.

              “RMT Partner Material Contracts” shall have the meaning assigned thereto in Section 9.6.

              “RMT Partner Objection” shall have the meaning assigned thereto in Section 4.10(b).

              “RMT Partner Qualified Plans” shall have the meaning assigned thereto in Section 9.13(c).

              “RMT Partner Restricted Share” shall mean each share of RMT Partner Common Stock that is outstanding as of a particular date but is subject to vesting conditions or other forfeiture restrictions as of such date.

              “RMT Partner Salaried Pension Plan” shall have the meaning assigned thereto in Section 11.3(m)(iii).

              “RMT Partner SAR” shall mean each stock appreciation right with respect to one share of RMT Partner Common Stock that was granted by RMT Partner under an RMT Partner Stock Plan.
                       “RMT Partner Scheduled Copyrights” shall have the meaning assigned thereto in Section 9.4(c).

                       “RMT Partner Scheduled Domain Names” shall have the meaning assigned thereto in Section 9.4(d).

“RMT Partner Scheduled Patents” shall have the meaning assigned thereto in Section 9.4(a).

                 “RMT Partner Scheduled Trademarks” shall have the meaning assigned thereto in Section 9.4(b).

                       “RMT Partner SEC Documents” shall have the meaning assigned thereto in Section 9.9(a).

              “RMT Partner Stock Issuance” shall mean the issuance by RMT Partner of RMT Partner Common Stock in connection with the Splitco Merger.

              “RMT Partner Stock Issuance Approval” shall have the meaning assigned thereto in Section 9.1(e).

              “RMT Partner Stock Option” shall mean each option to purchase RMT Partner Common Stock that was granted by RMT Partner under an RMT Partner Stock Plan.

              “RMT Partner Stock Plans” shall mean the RMT Partner’s 1997 Incentive Stock Plan, Amended and Restated 2002 Incentive Stock Plan and 2007 Incentive Stock Plan.

              “RMT Partner Stockholders Meeting” shall have the meaning assigned thereto in Section 12.2(b).

              “RMT Partner Superior Proposal” shall have the meaning assigned thereto in Section 11.4(e).

              “RMT Partner Takeover Proposal” shall have the meaning assigned thereto in Section 11.4(e).

              “RMT Partner Voting Debt” shall have the meaning assigned thereto in Section 9.2(a).

              “RMT Partner’s FSA” shall have the meaning assigned thereto in Section 11.3(i).

              “RMT Partner’s Knowledge” shall mean the actual knowledge of the Persons listed on Schedule 1.1(d).

              “Schedule TO” shall have the meaning assigned thereto in Section 8.1(c).

              “SEC” shall mean the U.S. Securities and Exchange Commission.

              “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

              “Severance Period” shall have the meaning assigned thereto in Section 11.3(d).

              “Short Form Certificate of Merger” shall have the meaning assigned thereto in Section 7.15.

              “Short Form Merger” shall have the meaning assigned thereto in Section 7.15.

              “Short Form Merger Effective Time” shall have the meaning assigned thereto in Section 7.15.

              “Specifications” shall mean all raw materials, manufacturing, processing, packaging, labeling and quality assurance specifications for each Product.

              “Spin-Off” shall have the meaning assigned thereto in Section 6.5.

              “Splitco” shall have the meaning assigned thereto in the preamble.

              “Splitco Certificate of Merger” shall have the meaning assigned thereto in Section 7.2.

              “Splitco Common Stock” shall mean the common stock of Splitco, par value $0.01 per share.

              “Splitco Contribution” shall have the meaning assigned thereto in Section 4.1(c).

              “Splitco Debt Expenses” shall mean all costs and expenses of the parties in connection with (x) the resale of Splitco Securities by KFG or Parent and (y) the exchange or other transfer of Splitco Securities for debt obligations of Parent pursuant to the External Debt Exchange and the resale of Splitco Securities by the counterparty thereto, including (i) expenses relating to printing, marketing, filings, road shows, registrations, attorney fees (other than attorneys for the parties) and accountant fees, (ii) underwriter fees and discounts in connection with the resale of Splitco Securities following the Internal Debt Exchange and discounts in connection with the External Debt Exchange and (iii) premium in excess of face value (if any) paid to acquire debt obligations of Parent in connection with an External Debt Exchange.

              “Splitco Form S-1” shall have the meaning assigned thereto in Section 8.1(c).

              “Splitco Form S-1/S-4” shall have the meaning assigned thereto in Section 8.1(c).

              “Splitco Group” shall have the meaning assigned thereto in the Tax Allocation Agreement.

              “Splitco Merger” shall have the meaning assigned thereto in Section 7.1.

              “Splitco Merger Effective Time” shall have the meaning assigned thereto in Section 7.2.

              “Splitco Merger Surviving Company” shall have the meaning assigned thereto in Section 7.1.

              “Splitco Securities” shall mean the notes to be issued by Splitco to KFG, as contemplated by Section 4.7 and having the principal terms set forth on Schedule 4.7 and other terms determined in accordance with Section 4.7.

              “Splitco Securities Principal Amount” shall have the meaning assigned thereto in Section 4.7(b).

              “Splitco Share Issuance” shall have the meaning assigned thereto in Section 4.8.

              “Splitco Takeover Proposal” shall have the meaning assigned thereto in Section 10.7.

              “Splitco Voting Debt” shall have the meaning assigned thereto in Section 8.2.

              “Split-Off” shall have the meaning assigned thereto in Section 6.5.

              “subsidiary” of any Person shall mean any other Person more than 50% of whose outstanding shares or securities representing the right to vote for the election of directors or other managing authority of such other Person are owned or controlled, directly or indirectly, by such first Person.  It is understood and agreed that the term “subsidiary” shall not include the joint venture described in Schedule 4.3(n).

              “Target Business” shall have the meaning assigned thereto in the definition of “Permitted Acquisition” in this Section 1.1.

              “Tax Allocation Agreement” shall mean the Tax Allocation Agreement, substantially in the form attached hereto as Exhibit D, dated as of the Closing Date.

              “Tax Benefit” shall have the meaning assigned thereto in the Tax Allocation Agreement.

              “Tax Opinions” shall have the meaning assigned thereto in Section 13.2(g).

              “Tax Representations” shall have the meaning assigned thereto in Section 12.3(c).

              “Tax Return” or “Return” shall have the meaning assigned thereto in the Tax Allocation Agreement.

              “Taxes” shall have the meaning assigned thereto in the Tax Allocation Agreement.

              “Terminated Employee” shall have the meaning assigned thereto in Section 11.3(d).

              “Third-Party Claim” shall have the meaning assigned thereto in Section 15.5(b).

              “Trade Secrets” shall have the meaning assigned thereto in the definition of “Intellectual Property” in this Section 1.1.

              “Trademarks” shall have the meaning assigned thereto in the definition of “Intellectual Property” in this Section 1.1.

              “Transactions” shall have the meaning assigned thereto in Section 2.1.

              “Transfer Taxes” shall have the meaning assigned thereto in the Tax Allocation Agreement.

              “Transfer Time” shall mean (i) in the case of each Business Employee who is not an Employee on Disability Leave, 12:01 a.m. on the Distribution Date and (ii) in the case of each Business Employee who is an Employee on Disability Leave and who accepts the offer of employment of RMT Partner or its affiliates, as provided in Section 11.3(a), 12:01 a.m. on the date that such Employee on Disability Leave actually begins active employment with RMT Partner or its affiliates.

              “Transferred Employees” shall have the meaning assigned thereto in Section 11.3(a).

              “Transferred Personnel Files” shall have the meaning assigned thereto in Section 4.2(l).

              “Transferred UPC Codes” shall have the meaning assigned thereto in Section 4.2(p).

              “Transition Services Agreement” shall mean the Transition Services Agreement, substantially in the form attached hereto as Exhibit E, dated as of the Closing Date.

              “United States” and “U.S.” shall mean the United States of America (including the states thereof and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction, including Puerto Rico.

              “U.S. Acquired Assets” shall have the meaning assigned thereto in Section 4.1(a).

              “U.S. Assumed Liabilities” shall have the meaning assigned thereto in Section 4.4.

              “U.S. Business Employee” shall mean each Business Employee who, immediately prior to the relevant Transfer Time, is employed primarily in the United States.

              “U.S. Non-Represented Employee” shall mean each Non-Represented Employee who, immediately prior to the relevant Transfer Time, is employed primarily in the United States.

              “U.S. Transferred Employee” shall mean each Transferred Employee who, immediately prior to the relevant Transfer Time, is employed primarily in the United States.

              “Welfare Benefits” shall have the meaning assigned thereto in Section 11.3(e).

ARTICLE 2

TRANSACTION STEPS AND CLOSING

    2.1         General.  Upon the terms and subject to the conditions set forth in this Agreement, the parties shall, or shall cause, the transactions set forth in this Article 2 (collectively, the “Transactions”) to be consummated in the order and as set forth below.  The parties hereto intend that none of the transactions set forth in this Article 2 shall become effective unless all of such transactions become effective (other than the Internal Debt Exchange, if the Internal Debt Exchange is not applicable, and the External Debt Exchange, if the External Debt Exchange is not applicable).

    2.2         Newco Contribution and Modesto Purchase.  At the time of, or prior to, the RMT Debt Incurrence, the Newco Contribution and the Modesto Purchase shall be consummated as set forth in Article 4 (including the irrevocable assumption of the U.S. Assumed Liabilities (other than the RMT Debt) described below).

    2.3         Assumption of U.S Liabilities.  As consideration in the Newco Contribution, Newco shall irrevocably assume, and shall agree to pay, perform and discharge when due, the U.S. Assumed Liabilities (other than the RMT Debt), as set forth in Section 4.4.

    2.4         RMT Debt.  Immediately prior to the Splitco Contribution, KFG shall incur the RMT Debt and shall receive the RMT Debt Proceeds, as set forth in Article 3.

        2.5         Splitco Contribution.  Following the RMT Debt Incurrence, KFG shall contribute to Splitco the limited liability company interests of Newco.

        2.6         Splitco Securities.  As consideration in the Splitco Contribution, Splitco shall issue and deliver to KFG the Splitco Securities, as set forth in Section 4.7.

    2.7         Splitco Share Issuance.  As consideration in the Splitco Contribution, Splitco shall issue and deliver to KFG a number of shares of Splitco Common Stock pursuant to the Splitco Share Issuance as set forth in Section 4.8.

    2.8         Assumption of RMT Debt.  As consideration in the Splitco Contribution, Splitco shall irrevocably assume, and shall agree to pay, perform and discharge when due, the RMT Debt.

    2.9         Internal Spin.  Immediately following the Splitco Contribution, the Splitco Share Issuance, the issuance of Splitco Securities and the Non-U.S. Transfer, and prior to the Distribution, KFG shall distribute all the issued and outstanding shares of Splitco Common Stock held by KFG to Parent pursuant to the Internal Spin as set forth in Section 6.1.

    2.10       Internal Debt Repayment.  Immediately following the Internal Spin, KFG shall cause the Internal Debt Repayment to be effected as set forth in Section 6.2.

    2.11       Internal Debt Exchange.  Immediately following the Internal Debt Repayment, KFG may cause the Internal Debt Exchange to be effected as set forth in Section 6.3.

    2.12       Distribution.  Following the Internal Spin and the Internal Debt Repayment and Internal Debt Exchange, if applicable, and on the Distribution Date, Parent shall cause the Distribution to be effected, as set forth in Article 6.

    2.13       Splitco Merger.  Immediately following the Distribution, Splitco and Merger Sub shall consummate the Splitco Merger, as set forth in Article 7.

    2.14       Short Form Merger.  Immediately following the Splitco Merger, Merger Sub and RMT Partner shall consummate the Short Form Merger.

    2.15       Non-U.S. Transfer.  Immediately following the Short Form Merger, Parent shall cause the Non-U.S. Transferors to sell and transfer the Non-U.S. Acquired Assets to the Non-U.S. Transferees, in exchange for the irrevocable assumption by the Non-U.S. Transferees of the Non-U.S. Assumed Liabilities and certain other consideration, as set forth in Article 4.

    2.16       Assumption of Non-U.S. Assumed Liabilities.  As consideration in the Non-U.S. Transfer, the Non-U.S. Transferees shall irrevocably assume, and shall agree to pay, perform and discharge when due, the Non-U.S. Assumed Liabilities, as set forth in Section 4.4.

    2.17       External Debt Exchange.  On or following the Distribution Date, Parent may cause the External Debt Exchange to be effected, as set forth in Section 6.11.

    2.18       Closing.  The closing of the Transactions (other than the External Debt Exchange, if applicable) contemplated by this Agreement (the “Closing”), shall be held at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York, at 9:00 a.m. on the second business day following satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Article 13 or at such other place, time and date as shall be agreed in writing between RMT Partner and Parent.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

ARTICLE 3

RMT DEBT

    3.1         RMT Debt Arrangements.  KFG, Splitco and RMT Partner shall enter into all necessary or appropriate arrangements, and cooperate with each other, regarding entering into a credit facility or facilities on the terms and conditions set forth in the commitment letter and related fee letter and engagement letter (collectively, the “RMT Debt Commitment Letter”), dated the date of this Agreement, with respect to Indebtedness (the “RMT Debt”) to be incurred by KFG (the “RMT Debt Incurrence”) in connection with this Agreement.

    3.2         Incurrence and Use of RMT Debt.  Immediately prior to the Splitco Contribution, KFG shall incur the RMT Debt and shall receive the net proceeds thereof in an aggregate amount equal to $300,000,000 (the “RMT Debt Proceeds”).  Notwithstanding the foregoing, in the event that the full amount of the RMT Debt Proceeds is not available at the Closing pursuant to the terms of the RMT Debt Commitment Letter and is not available pursuant to alternative financing arrangements as provided in Section 12.8, the principal amount of the RMT Debt Proceeds shall be reduced to the amount available (if any), and the amount by which the RMT Debt was reduced shall be replaced with additional Splitco Securities having an equivalent principal amount.  In the event the amount of the RMT Debt is reduced to zero pursuant to this Section 3.2, for purposes of consummating the other Transactions predicated on the RMT Debt Incurrence, such replacement with additional Splitco Securities under this Section 3.2 shall be deemed to have occurred immediately prior to the Splitco Contribution.

ARTICLE 4

NEWCO CONTRIBUTION, SPLITCO CONTRIBUTION AND NON-U.S. TRANSFER;
ISSUANCE OF SPLITCO COMMON STOCK AND SPLITCO SECURITIES TO KFG;
INVENTORY ADJUSTMENT

    4.1         Transfer of Acquired Assets.

         (a) At the time of, or prior to, the RMT Debt Incurrence, Parent shall cause KFG to convey, transfer and assign, or cause to be conveyed, transferred and assigned to Newco and Parent shall cause Newco to accept, the Acquired Assets (other than the Modesto Facility) that relate to the conduct of the Business within the United States (together with the Modesto Facility, the “U.S. Acquired Assets”) and cash in an amount sufficient to purchase the Modesto Facility and the Non-U.S. Acquired Assets in exchange for the irrevocable assumption by Newco of the U.S. Assumed Liabilities (other than the RMT Debt) as set forth in Section 4.4 (the conveyance, transfer and assignment of the U.S. Acquired Assets and cash, together with the assumption of the U.S. Assumed Liabilities (other than the RMT Debt), the “Newco Contribution”).

         (b) Following the Newco Contribution, Parent shall cause its applicable subsidiary to sell, convey, transfer and assign to Newco, and Newco shall (i) purchase and accept, the Modesto Facility (the “Modesto Purchase”) for an amount of cash equal to the amount of cash contributed pursuant to Section 4.1(a) less the purchase price for the Canadian Assets pursuant to Section 5.9(b) and (ii) irrevocably assume and shall agree to pay, perform and discharge when due all liabilities, obligations and commitments relating to, or arising from, the ownership or operation of the Modesto Facility, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, other than Excluded Liabilities.

         (c) Following the Newco Contribution, the Modesto Purchase and the RMT Debt Incurrence, Parent shall cause KFG to contribute the limited liability company interests in Newco to Splitco (the “Splitco Contribution”, and together with the Newco Contribution, the “Contribution”) and KFG shall receive the consideration described in Sections 4.7 and 4.8 and Splitco shall assume the RMT Debt as set forth in Section 4.4.

         (d) Immediately following the Short Form Merger, Parent shall, or shall cause the Non-U.S. Transferors to, sell, convey, transfer and assign to the Non-U.S. Transferees, and the Non-U.S. Transferees shall purchase and accept, the Acquired Assets that relate to the conduct of the Business outside the United States (the “Non-U.S. Acquired Assets”) in exchange for the irrevocable assumption by the Non-U.S. Transferees, of the Non-U.S. Assumed Liabilities as set forth in Section 4.4 and certain other consideration described in Section 5.9 (the sale, conveyance, transfer and assignment of the Non-U.S. Acquired Assets, together with the assumption of the Non-U.S. Assumed Liabilities, the “Non-U.S. Transfer”).  For the avoidance of doubt, except as otherwise provided in Section 5.9(b), the Canadian Assets shall be considered Non-U.S. Acquired Assets for purposes of this Agreement.

         (e) For purposes of the transfers and assumptions described in this Article 4, the Splitco Contribution shall be deemed to occur at 12:01 a.m. on the date of the Contribution.

    4.2         Acquired Assets.  Subject to Section 4.3, the term “Acquired Assets” shall mean all right, title and interest of Parent and its subsidiaries (including KFG) as of the Contribution in and to the following (other than the Excluded Assets):

         (a) all inventory as of the Contribution relating exclusively to the Business, including raw materials, packaging materials, work-in-process, goods in transit, supplies and finished Products (the “Business Inventory”);

         (b) all commitments and orders (subject to the terms and conditions of such commitments and orders) for the purchase of Products from Parent and its subsidiaries that have not been shipped as of the Contribution (collectively, the “Purchase Orders”), as well as (to the extent severable) the portion of any other purchase order of Parent or its subsidiaries relating to any Products that have not been shipped as of the Contribution;

         (c) any accounts receivable relating exclusively to the Business incurred after the Contribution;

         (d) all Acquired Intellectual Property;

         (e) all existing product literature, advertising materials and promotional materials and other books and records relating primarily to the Business (except in each case Parent’s and its subsidiaries’ corporate records, Tax Returns and accounting records), except in each case to the extent Parent is required by law to retain the same and except to the extent constituting Intellectual Property, which is governed solely by Section 4.2(d);

         (f) all Contracts relating exclusively to the Business, except to the extent that any third-party consents required to be obtained prior to assignment have not been obtained by Parent (the “Assigned Contracts”), but excluding Related Party Contracts;

         (g) (x) all machinery, spare parts, equipment and other personal property (collectively, the “Equipment”) relating exclusively to the Business, and (y) all Equipment listed on Schedule 4.2(g);

         (h) the Facilities listed on Schedule 4.2(h) (subject to Section 4.1(b) regarding the method of transferring the Modesto Facility);

         (i) (x) all application systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals, and any laptop, desktop (including monitors) or notebook computers in each case to the extent used exclusively in the Business, and (y) all such items set forth on Schedule 4.2(g);

         (j) the assets described in Section 11.3(i) relating to Parent’s FSA;

         (k) all assets owned by Parent or any other member of the Parent Group that are expressly contemplated by the Tax Allocation Agreement as assets to be transferred to Splitco or any other member of the Splitco Group;

         (l) all personnel files that relate to a Business Employee and are located at the site at which such Business Employee is primarily based, other than performance reviews and other files of a sensitive nature (the “Transferred Personnel Files”), provided that Parent shall be permitted to retain photocopies of the Transferred Personnel Files;

         (m) user information or data associated with or derived from the internet websites associated with the Domain Names set forth on Schedule 4.2(m), to the extent permitted by law and provided that RMT Partner complies with the applicable privacy notices or policies of Parent;

         (n) (i) all transferable licenses, permits, and other governmental authorizations, in each case, used or held for use exclusively in the conduct of the Business and (ii) all transferable licenses, permits, and other governmental authorizations with respect to or used or held for use primarily in the conduct of the Business at any of the Facilities, except in each case to the extent that any governmental or third-party consents required to be obtained prior to assignment have not been obtained by Parent;

         (o) all rights, causes of action, claims and credits, including guarantees, warranties, indemnities and similar rights in favor of Parent or any of its subsidiaries, in each case to the extent related primarily to the Business, any Acquired Asset or any Assumed Liability and in each case arising after the Closing Date; provided that to the extent any such rights relate to any retained business, assets or liabilities of Parent and its subsidiaries, Parent and its subsidiaries shall retain its right, title and interest in such matters, and provided further that if Parent shall receive a cash recovery in respect of such rights with respect to the Business, Acquired Assets or Assumed Liabilities, Parent shall transfer such recovery to RMT Partner, and if RMT Partner shall receive a cash recovery in respect of such rights with respect to any retained business, assets or liabilities of Parent and its subsidiaries, RMT Partner shall transfer such recovery to Parent;

         (p) all UPC bar codes with manufacturer’s identifications or company prefixes that are related exclusively to Products (if any) to the extent listed on Schedule 4.2(p), subject to the limitations set forth thereon (the “Transferred UPC Codes”);

         (q) all expenses, credits and payments (except for those related to Tax) relating exclusively to the Business prepaid or advanced for periods after the Contribution; and

         (r) all other assets, properties, rights and goodwill relating exclusively to or used or held for use exclusively in the Business.

    4.3         Excluded Assets.  The Acquired Assets shall not include the following (collectively, the “Excluded Assets”):

         (a) any accounts receivable relating to the Business incurred prior to the Contribution;

         (b) cash and cash equivalents of the Business existing prior to the Contribution;

         (c) all Intellectual Property of Parent, its related companies and its subsidiaries other than the Acquired Intellectual Property (the “Retained Intellectual Property”);

         (d) all Related Party Contracts;

         (e) any manufacturing or distribution facilities, real property or equipment other than the Facilities and the Equipment, and other than Equipment listed on Schedule 4.3(e);

         (f) (i) all application systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals, and any laptop, desktop (including monitors) or notebook computers, in each case other than such assets used exclusively in the Business, and (ii) all such items set forth on Schedule 4.3(e);

         (g) all personnel files or records relating to the Business Employees, other than the Transferred Personnel Files;

         (h) any user information or data associated with or derived from the internet websites associated with Domain Names of Parent and its subsidiaries other than the user information or data associated with or derived from the internet websites associated with the Domain Names set forth on Schedule 4.2(m);

         (i) all UPC bar codes of Parent and its subsidiaries as applicable, other than the Transferred UPC Codes (the “Parent UPC Codes”) (subject to Section 5.1 with respect to Parent UPC Codes that appear on any Business Inventory transferred to Splitco);

         (j) all assets that are expressly contemplated by the Tax Allocation Agreement as assets to be retained by Parent or any other member of the Parent Group;

         (k) all rights of Parent or any of its subsidiaries, as applicable, under this Agreement, the Collateral Agreements or any agreement contemplated hereby or thereby;

         (l) all assets used in connection with the centralized management functions provided by Parent and its subsidiaries;

         (m) all shares of capital stock of, or other equity interests in, any affiliate of Parent or any other Person (other than Splitco and its subsidiaries);

         (n) all tangible assets located in jurisdictions other than Canada and the United States, and the rights to Intellectual Property licensed to the joint venture described on Schedule 4.3(n);

         (o) any records (including accounting records) related to Taxes paid or payable for any Pre-Distribution Period by Parent or its subsidiaries and all financial and Tax records relating to the Business that form part of the general ledger of Parent or its subsidiaries with respect to any Pre-Distribution Period other than copies of such records as provided for herein;

         (p) all assets of or relating to any Parent Benefit Plan, other than the assets described in Section 11.3(i) relating to Parent’s FSA;

         (q) any works of art listed on Schedule 4.3(q); and

         (r) any Contracts that relate exclusively to jurisdictions other than Canada and the United States and which do not relate to Non-U.S. Acquired Assets (including Acquired Intellectual Property).

    4.4         Assumption of Liabilities.  As part of the Newco Contribution, Newco shall irrevocably assume and shall agree to pay, perform and discharge when due the Assumed Liabilities that relate to the conduct, ownership or operation of the Business in the United States (the “U.S. Assumed Liabilities”), other than the RMT Debt.  As part of the Splitco Contribution, Splitco shall irrevocably assume and shall agree to pay, perform and discharge when due the RMT Debt, and all fees, expenses and agreements relating to the RMT Debt, the RMT Debt Incurrence and the RMT Debt Commitment Letter, which shall be deemed to be part of the “Assumed Liabilities”.  As part of the Non-U.S. Transfer, Short Form Merger Surviving Company, a subsidiary of Short Form Merger Surviving Company or RMT Partner Canada, as applicable, shall irrevocably assume and shall agree to pay, perform and discharge when due the Assumed Liabilities that relate to the conduct, ownership or operation of the Business outside the United States (the “Non-U.S. Assumed Liabilities”).  The “Assumed Liabilities” shall mean all liabilities, obligations and commitments relating to, or arising from, the conduct, ownership or operation of the Business or the use or ownership of Acquired Assets, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, including all liabilities, obligations and commitments relating to, or arising from the following (except for Excluded Liabilities and except as otherwise provided for in this Section 4.4):

         (a) Purchase Orders and that portion of the other orders described in Section 4.2(b) with respect to Products that are outstanding as of the Contribution (other than accounts payable included in the Excluded Liabilities);

         (b) the accounts payable relating exclusively to the Business incurred after the Contribution;

         (c) the Assigned Contracts (other than accounts payable included in the Excluded Liabilities, and other than liabilities in respect of a material breach by Parent or its subsidiaries of any Assigned Contracts which breach Parent had Knowledge existed as of the date of this Agreement but failed to disclose to RMT Partner in Schedule 8.6);

         (d) owning, leasing or operating the Equipment or owning, leasing, operating or occupying the Facilities;

         (e) manufacturer’s coupons relating to Products, (i) which coupons are issued, granted, delivered or otherwise made available prior to the Contribution and are received by the clearing house for reimbursement more than 60 days after the Contribution or (ii) which coupons are issued, granted, delivered or otherwise made available after the Contribution;

         (f) all trade and consumer promotions, including contests and sweepstakes, relating to Products to the extent the liability arises after the Contribution (the extent to which such liabilities arise after the Contribution shall be reasonably determined by Parent as of the date of the Contribution by allocating all liabilities with respect to such promotions pro rata to pre- and post-Contribution time periods based on the number of days such promotions were active prior to the Contribution relative to the number of days such promotions are scheduled by Parent to be active following the Contribution);

         (g) Product returns received more than 60 days after the Contribution;

         (h) warranty obligations and product liabilities with respect to Products sold after the Contribution;

         (i) customer deductions attributable to invoices with respect to Products sold after the Contribution (other than deductions for those reasons addressed in clauses (e) and (g));

         (j) any Environmental Liability at any time arising out of or relating to the ownership or operation of the Business, the Facilities or the Acquired Assets, other than Environmental Liabilities set forth on Schedule 4.5(g);

         (k) all employment and employee benefits-related liabilities, obligations and commitments relating to the Business Employees (or any dependent or beneficiary of any Business Employee) that (i) arise out of or are incurred at or after the relevant Transfer Time in connection with such employee’s employment with RMT Partner, Splitco or any of their affiliates, (ii) the parties to this Agreement have explicitly agreed that RMT Partner, Splitco, Newco or any of their affiliates shall assume pursuant to this Agreement, (iii) transfer automatically to RMT Partner, Splitco or any of their affiliates under applicable law or (iv) relate to the obligation to rehire or reinstate any Employee on Disability Leave or other Business Employee who is not actively at work on the Distribution Date (but in no event, any employment and employee benefits-related liabilities, obligations and commitments relating to any such Employee on Disability Leave that relate to any period prior to the date that such employee is hired, if at all, by RMT Partner in accordance with this Agreement) (clauses (i) through (iv), collectively, the “Covered Employee Liabilities”);

         (l) all liabilities, obligations and commitments to be expressly assumed by, or for which responsibility is assigned to, Splitco, Newco or another subsidiary of Splitco pursuant to this Agreement, the Collateral Agreements or any other agreements contemplated hereby or thereby;

         (m) the RMT Debt, and all fees, expenses and agreements relating to the RMT Debt, the RMT Debt Incurrence and the RMT Debt Commitment Letter; and

         (n) all liabilities, obligations and commitments to be expressly assumed by, or for which responsibility is assigned to, Splitco or any member of the Splitco Group pursuant to the Tax Allocation Agreement.

    4.5         Excluded Liabilities.  None of Splitco, Newco (or any other subsidiary of Splitco) or RMT Partner Canada shall assume liabilities, obligations and commitments to the extent relating to, or arising from, the following (collectively, the “Excluded Liabilities”):

         (a) the accounts payable relating to the Business incurred prior to the Contribution;

         (b) manufacturer’s coupons relating to Products, which coupons are issued, granted, delivered or otherwise made available prior to the Contribution and are received by the clearing house for reimbursement within 60 days after the Contribution;

         (c) all trade and consumer promotions, including contests and sweepstakes, relating to Products to the extent the liability arises prior to the Contribution (the extent to which such liabilities arise prior to the Contribution shall be determined as described in Section 4.4(f));

        (d) Product returns received prior to the Contribution or within 60 days after the Contribution;

         (e) warranty obligations and product liabilities with respect to Products sold prior to the Contribution;

         (f) customer deductions attributable to invoices with respect to Products sold prior to the Contribution;

         (g) Environmental Liabilities set forth on Schedule 4.5(g);

         (h) all employment and employee benefits-related liabilities, obligations, commitments, claims and other Losses relating to employees of Parent or any of its affiliates, other than the Covered Employee Liabilities;

         (i) all liabilities that arose prior to the date of the Contribution that are covered by property and casualty, employer’s liability, commercial general liability, workers’ compensation and automobile insurance provided by a third party insurance carrier of Parent to the extent that Parent receives an actual cash recovery from such third party insurance carrier in respect of such liabilities;

         (j) all liabilities to be expressly retained by, or for which responsibility is assigned to, any member of the Parent Group pursuant to the Tax Allocation Agreement;

         (k) a material breach by Parent or its subsidiaries of any Assigned Contracts as of the date of this Agreement which breach Parent had Knowledge existed as of the date of this Agreement but failed to disclose to RMT Partner in Schedule 8.6;

         (l) (i) litigation (if any) arising out of the matters set forth on Schedule 4.5(l), (ii) litigation that arises outside the ordinary course of business of the Business after the date of this Agreement and which is pending or has been threatened in writing as of the date of the Contribution and (iii) litigation arising from the labeling or advertising of any Product sold prior to the Contribution;

         (m) recalls or withdrawals by Parent or any of its subsidiaries of any Products sold prior to the Contribution; and

         (n) the Excluded Assets identified in Sections 4.3(n) and 4.3(r).

    4.6         Disclaimer of Representations and Warranties and Offset.  EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY COLLATERAL AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES HERETO NOR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.  WITHOUT LIMITING THE FOREGOING, NONE OF THE PARTIES HERETO NOR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY TO ANY OTHER PARTY HERETO OR ANY OF THEIR AFFILIATES, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, IN ANY COLLATERAL AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO.  WITHOUT LIMITING THE FOREGOING, EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY COLLATERAL AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, NONE OF THE PARTIES HERETO NOR ANY OF THEIR AFFILIATES MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTIES HERETO OR ANY OF THEIR AFFILIATES, EXPRESS OR IMPLIED, WITH RESPECT TO (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE BY OR ON BEHALF OF SUCH PARTY, (B) ANY MANAGEMENT PRESENTATION OR (C) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS.  EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY COLLATERAL AGREEMENT OR ANY CERTIFICATE DELIVERED PURSUANT HERETO OR THERETO, ALL OF THE ACQUIRED ASSETS AND ASSUMED LIABILITIES SHALL BE TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ANY IMPLIED WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS IS EXPRESSLY DISCLAIMED.  SPLITCO’S OBLIGATIONS UNDER THIS ARTICLE 4 SHALL NOT BE SUBJECT TO OFFSET OR REDUCTION BY REASON OF ANY ACTUAL OR ALLEGED BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT, ANY COLLATERAL AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ANY RIGHT OR ALLEGED RIGHT TO INDEMNIFICATION HEREUNDER OR THEREUNDER.

    4.7         Issuance of Splitco Securities to KFG.

         (a) As consideration in the Splitco Contribution, Splitco shall issue and deliver to KFG the Splitco Securities as set forth herein.

         (b) The aggregate principal amount of the Splitco Securities shall equal $662,200,000 (the “Splitco Securities Principal Amount”).  The Splitco Securities Principal Amount may be increased pursuant to Section 3.2.  In addition, as of the Estimation Date, (i) if the Parent Estimated Debt Expenses exceed the Parent Allocated Debt Expenses, then the Splitco Securities Principal Amount shall be increased by the amount of such excess, and (ii) if the Parent Allocated Debt Expenses exceed the Parent Estimated Debt Expenses, then the Splitco Securities Principal Amount shall be reduced by the amount of such excess.  For purposes of this Agreement:

            (i)    “Parent Estimated Debt Expenses” shall mean the estimated aggregate amount of Splitco Debt Expenses and RMT Debt Expenses that have been or are expected to be incurred by Parent and its subsidiaries as determined by the parties acting reasonably.  It is understood and agreed that costs and expenses of Splitco and its subsidiaries to be paid prior to the Closing Date shall be deemed to be costs and expenses of Parent, and costs and expenses of Splitco and its subsidiaries to be paid after the Closing Date shall not be deemed to be costs and expenses of Parent.

            (ii)    “Parent Allocated Debt Expenses” shall equal 50% of the estimated aggregate amount of Splitco Debt Expenses that have been or are expected to be incurred by the parties as determined by the parties acting reasonably.

         (c) Notwithstanding the foregoing, to the extent the resale by KFG or Parent of some or all of the Splitco Securities at par or the exchange of some or all of the Splitco Securities at par for debt obligations of Parent, in each case as of the Closing Date, would not be reasonably practicable without a reduction in the Splitco Securities Principal Amount (based on the reasonable advice of financial advisors to Parent taking into account then-current market conditions and the efforts to market the Splitco Securities), then the Splitco Securities Principal Amount (as such amount may be increased or reduced pursuant to Section 3.2 and Section 4.7(b)) shall be reduced to the maximum amount that could be so sold (or so exchanged and sold) at par and the amount of the reduction shall be replaced with additional shares of Splitco Common Stock having an equivalent aggregate Per Share Fair Market Value; provided that the amount of any such reduction and replacement shall be structured so that not more than an additional 6,000,000 shares of Splitco Common Stock are issued pursuant to this Section 4.7(c) and so that the aggregate value at which the Splitco Securities can be so sold (or so exchanged and sold) plus the aggregate Per Share Fair Market Value of the additional shares of Splitco Common Stock equals the Splitco Securities Principal Amount.

         (d) The Splitco Securities shall have a minimum term of ten years.  The final form and terms of the Splitco Securities and related agreements (including indenture, security documents and registration rights arrangements) shall include (x) the terms set forth in Schedule 4.7; and (y) such other terms as are consistent with then-current market practice for “Rule 144A” (or equivalent) debt offerings of securities comparable to the Splitco Securities, in the case of this clause (y), to the extent necessary to ensure that the Splitco Securities are sold (or exchanged and sold) at par.  Any other material terms of the Splitco Securities and related agreements that are not addressed by the preceding sentence shall be subject to the joint approval of the parties hereto, acting reasonably, consistent with the next sentence.  For the avoidance of doubt, the Splitco Securities are intended to be sold (or, in the case of the External Debt Exchange, exchanged and sold) at par upon issuance and shall carry an interest rate and other terms sufficient to ensure that the Splitco Securities are sold (or, in the case of the External Debt Exchange, exchanged and sold) at par.  Subject to the foregoing provisions of this Section 4.7, RMT Partner shall have the right to approve the terms of the Splitco Securities, provided that the Splitco Securities have such terms sufficient to ensure that the Splitco Securities are sold (or exchanged and sold) at par.

    4.8         Issuance of Splitco Common Stock to KFG.

         (a) As consideration in the Splitco Contribution, Splitco shall issue (the “Splitco Share Issuance”) and deliver to KFG a number of shares of Splitco Common Stock equal to the sum of the following:

            (i)    (x) 1.1602, multiplied by the number of shares of common stock of RMT Partner on a Fully Diluted Basis, less (y) the number of shares of Splitco common stock outstanding immediately prior to the issuance of Splitco Common Stock pursuant to this Section 4.8(a)(i) (without giving effect to the issuances pursuant to Section 4.8(a)(ii)), provided that in no case shall the number of shares of Splitco Common Stock calculated pursuant to this Section 4.8(a)(i) equal less than 30,320,000, plus

            (ii)   (x) the amount (if any) by which the Splitco Securities Principal Amount is reduced pursuant to Section 4.7(c), divided by (y) the Per Share Fair Market Value.

         (b) For purposes of this Agreement:

     “Fully Diluted Basis” shall mean the parties’ best estimate, made in good faith, of (i) the number of shares of RMT Partner Common Stock that are outstanding as of the Closing Date together with (ii) the number of shares of RMT Partner Common Stock issuable upon exercise of any options or rights of any nature, whatsoever, whether contingent, vested or unvested, or otherwise, based upon the treasury stock method (in accordance with the rules and interpretations of the Financial Accounting Standards Board, subject to the following sentence, and consistent with Schedule 4.8(b) (which details the calculation as of the date of this Agreement)), in each case other than the shares of RMT Partner Common Stock issued or to be issued in the Splitco Merger.  The parties’ binding estimate of the number of shares of RMT Partner Common Stock on a Fully Diluted Basis shall be made on the Estimation Date using, for the purposes of the treasury stock method calculations, (i) $55.90 for the price of RMT Partner Common Stock for all options and rights scheduled on Schedule 4.8(b) and (ii) the Per Share Fair Market Value of RMT Partner Common Stock on the Estimation Date, for any options and rights granted between the date of this Agreement and the Closing Date.

     “Estimation Date” shall mean (i) if Parent elects to effect the Distribution as a Split-Off, ten business days prior to the date on which the Split-Off exchange offer is commenced or (ii) if Parent elects to effect the Distribution as a Spin-Off, the last trading day that ends at least 20 trading days prior to the date the parties expect the Distribution Date to occur, or such later date as may be reasonably agreed by the parties hereto.

     “Per Share Fair Market Value” shall mean the volume weighted average trading price of RMT Partner Common Stock on the RMT Partner Exchange during the ten trading days preceding the later of (i) the Estimation Date and (ii) the date on which a portion of the Splitco Securities Principal Amount is replaced by shares of Splitco Common Stock pursuant to Section 4.7(c).

    4.9         Replacement of Splitco Securities Principal Amount with Demand Note.  Notwithstanding Sections 4.7 and 4.8, if Parent reasonably determines that it is neither (i) able to obtain a ruling from the IRS to the effect that the Internal Debt Exchange qualifies for Intended Tax-Free Treatment nor (ii) able to obtain a ruling from the IRS to the effect that the External Debt Exchange qualifies for Intended Tax-Free Treatment, then Parent shall elect that one of the following shall apply:

         (a) Either the Internal Debt Exchange, the External Debt Exchange, or both the Internal Debt Exchange and the External Debt Exchange (as determined by Parent) shall be effected; or

         (b) Neither the Internal Debt Exchange nor the External Debt Exchange shall be effected.  In that case, no Splitco Securities shall be issued by Splitco to KFG, but instead a demand note shall be issued by Splitco to KFG with a principal amount equal to the Splitco Securities Principal Amount as set forth in Section 4.7(b) (and as increased or reduced pursuant to Section 3.2 and Section 4.7(b), if applicable), and RMT Partner shall pay the demand note in full (by wire transfer of immediately available funds) on the Closing Date, immediately upon consummation of the Short Form Merger.  For purposes of consummating the other Transactions predicated on the issuance of the Splitco Securities, the issuance of the demand note shall be deemed to constitute the issuance of the Splitco Securities and shall be deemed to have occurred immediately prior to the Internal Spin.

    4.10       Inventory Adjustment.

         (a) Schedule 4.10 is a statement setting forth Parent’s estimate of the type and value of the Business Inventory, in each case to be transferred to RMT Partner pursuant to Section 4.2 on the Closing Date (the “Estimated Adjustment Statement”).  Within 60 days following the Closing Date, Parent shall prepare and deliver to RMT Partner a statement setting forth the type and value of the Business Inventory, as of the Closing Date, that in the case of the Business Inventory is current, non-obsolete and saleable or useable in the ordinary course of business.  Such statement of Business Inventory shall be derived from a physical taking of the inventory as of the Closing Date.  The value of the Business Inventory shall be determined in a manner as described on Schedule 4.10 consistent with the Financial Information to the extent such Financial Information relates to the valuation of the Business Inventory (the “Closing Adjustment Statement” and together with the Estimated Adjustment Statement, the “Adjustment Statements”).  The Adjustment Statements shall exclude any items for amounts with respect to Taxes.  Upon the reasonable request of Parent, RMT Partner shall provide to Parent and its accountants access to the books and records, any other information, including working papers of its accountants, and to any employees of RMT Partner necessary for Parent to prepare the Closing Adjustment Statement, to respond to the RMT Partner Objection and to prepare materials for presentation to the Accounting Firm in connection with Section 4.10 and RMT Partner shall otherwise cooperate with and assist Parent as may be reasonably necessary to carry out the purposes of this Section 4.10.

         (b) RMT Partner shall, within 30 days after the delivery by Parent of the Closing Adjustment Statement, complete its review thereof.  RMT Partner and its representatives shall have the opportunity to observe the taking of inventory (which may begin prior to the Closing Date) in connection with the calculation of the Closing Adjustment Statement and verify the status of the Business Inventory as current, non-obsolete and saleable or usable in the ordinary course of business.  For a period of 30 days after delivery of the Closing Adjustment Statement, Parent shall make available to RMT Partner all books, records, work papers, personnel (including their accountants and employees) and other materials and sources used by Parent to prepare the Closing Adjustment Statement.  The Closing Adjustment Statement shall be binding and conclusive upon, and deemed accepted by, RMT Partner unless RMT Partner shall have notified Parent in writing within 30 days after delivery of the Closing Adjustment Statement of any good faith objection thereto (the “RMT Partner Objection”).  Any RMT Partner Objection shall set forth a description of the basis of the RMT Partner Objection and the adjustments to the value of Business Inventory reflected on the Closing Adjustment Statement which RMT Partner believes should be made.  Any items not disputed during the foregoing 30 day period shall be deemed to have been accepted by RMT Partner.

         (c) If Parent and RMT Partner are unable to resolve any of their disputes with respect to the Closing Adjustment Statement within 30 days following Parent’s receipt of the RMT Partner Objection to such Closing Adjustment Statement pursuant to Section 4.10(b), they shall refer their remaining differences to an internationally recognized firm of independent public accountants as to which Parent and RMT Partner mutually agree (the “Accounting Firm”) for decision, which decision shall be final and binding on the parties.  Any expenses relating to the engagement of the Accounting Firm shall be shared equally by Parent, on one hand, and RMT Partner, on the other hand.  Parent and RMT Partner shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Adjustment Statements.

         (d) The Closing Adjustment Statement shall become final and binding on the parties upon the earliest of (i) if no RMT Partner Objection has been given, the expiration of the period within which RMT Partner must make its objection pursuant to Section 4.10(b) hereof, (ii) agreement in writing by Parent and RMT Partner that the Closing Adjustment Statement, together with any modifications thereto agreed by Parent and RMT Partner, shall be final and binding and (iii) the date on which the Accounting Firm shall issue its written determination with respect to any dispute relating to such Closing Adjustment Statement.  The Closing Adjustment Statement, as submitted by Parent if no timely RMT Partner Objection has been given, as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the Accounting Firm, when final and binding on all parties, is herein referred to as the “Final Closing Adjustment Statement.”

         (e) Within ten business days following issuance of the Final Closing Adjustment Statement, the net adjustment payment payable pursuant to this Section 4.10(e) (the “Adjustment Payment”) and interest thereon shall be paid by wire transfer of immediately available funds to a bank account designated by Parent or RMT Partner, as the case may be.  The Adjustment Payment shall be the difference, if any, between (x) the value of Business Inventory, as reflected on the Final Closing Adjustment Statement, minus (y) the value of Business Inventory, as reflected on the Estimated Adjustment Statement.  The Adjustment Payment, if any, shall be payable by RMT Partner to Parent, if positive, and by Parent to RMT Partner, if negative.  The Adjustment Payment shall bear interest from the Closing Date to the date of payment at the prime rate (as published in the Wall Street Journal, Northeastern Edition) in effect on the Closing Date, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment.

ARTICLE 5

ADDITIONAL COVENANTS RELATED TO THE CONTRIBUTION AND THE
NON-U.S. TRANSFER

    5.1         Use of Parent’s UPC Codes and Intellectual Property.

         (a) Except as expressly permitted by this Section 5.1, following the Splitco Contribution and the Non-U.S. Transfer, Splitco shall not use or authorize any third party to use the Parent UPC Codes or any Retained Intellectual Property in connection with the packaging, advertising, promotion or sale of Products and shall not use any of the Retained Intellectual Property or Parent UPC Codes in connection with any goods, business or services of Splitco or any of its affiliates or the advertising or promotion thereof.

         (b) Following the Splitco Contribution and the Non-U.S. Transfer, to the extent any Retained Intellectual Property appears on any packaging that is in and is part of the Business Inventory (the “Marked Packaging”), Splitco or a subsidiary of Splitco, as applicable, may use or otherwise distribute such Marked Packaging solely in connection with the Products or sell finished Product in Marked Packaging in the ordinary course of business until such inventory is exhausted or for a period not to exceed 12 months following the date of the Splitco Contribution, whichever occurs first; provided that (i) to the extent that any Marked Packaging is designed for use only in a particular jurisdiction, Splitco uses that Marked Packaging only in the intended jurisdiction and (ii) all use of the Marked Packaging bearing the Retained Intellectual Property shall comply with all laws and regulations in the jurisdictions in which it is used.  Splitco may manufacture or cause to be manufactured Products to be sold in the existing inventory of Marked Packaging; provided that the Products manufactured by Splitco or a subsidiary of Splitco, as applicable are of a quality level not materially different from Parent’s quality for the same goods as of the date immediately preceding the date of the Splitco Contribution.  If Products manufactured by Splitco or a subsidiary of Splitco, as applicable, and packaged in the Marked Packaging fail to meet the required level of quality, then within 30 days’ notice by Parent, Splitco shall provide Parent with evidence that the quality of its Products is substantially similar in level to the quality maintained by Parent immediately preceding the date of the Splitco Contribution or Splitco and subsidiaries of Splitco shall stop using the Marked Packaging in connection with such Products.  Parent shall not be liable for any obligations, liabilities, claims, other Losses or commitments in respect of any product manufactured by Splitco or a subsidiary of Splitco, as applicable, that is packaged in Marked Packaging and that is shipped or sold at any time after the date of the Contribution.  Splitco and its subsidiaries shall be entitled to print and use additional packaging that is identical (other than inconsequential differences that may result from the printing process) to Marked Packaging (“Newly-Printed Marked Packaging”) and may sell Product in such Newly-Printed Marked Packaging for a period not to exceed six months following the date of the Contribution, provided that (i) all use of the Newly-Printed Marked Packaging complies with the requirements for use of Marked Packaging herein and (ii) any Newly-Printed Marked Packaging that includes time sensitive content (for example, sweepstakes information) shall be produced in a manner reasonably expected to exhaust supplies of Product packaged in such Newly-Printed Marked Packaging prior to expiration of such time sensitive periods and shall not be used after expiration of such time sensitive periods.  The LIVEACTIVE mark shall not be used on Newly-Printed Marked Packaging unless RMT Partner shall have entered into a license agreement for use of LIVEACTIVE pursuant to Section 12.7.

         (c) Any advertising, promotional or sale materials that are included in the Acquired Assets and that include the Retained Intellectual Property may continue to be used by Splitco or a subsidiary of Splitco, as applicable for a period not to exceed 12 months following the date of the Splitco Contribution; provided that (i) to the extent any such materials are designed for use only in a particular jurisdiction, Splitco or a subsidiary of Splitco, as applicable, uses such materials only in the intended jurisdiction and (ii) all use of any advertising, promotional or sales materials shall comply with all laws and regulations in the jurisdictions where the materials are used or distributed.  In addition, Splitco or a subsidiary of Splitco, as applicable, may use the Retained Intellectual Property (i) in connection with any ongoing promotion as of the date of the Splitco Contribution, through the expiration of such promotion, or (ii) in connection with in-process advertisements in the event that such Retained Intellectual Property cannot be removed without undue effort or substantial cost, as determined in good faith using commercially reasonable standards by Splitco, or a subsidiary of Splitco.

         (d) Splitco or a subsidiary of Splitco, as applicable, may continue to use any Retained Intellectual Property that appears on a real property building included in the Acquired Assets for a period of six months following the date of the Splitco Contribution after which period such Retained Intellectual Property may no longer appear on any such real property and must be removed by Splitco at its cost.

         (e) Without regard to anything in this Agreement to the contrary, neither RMT Partner nor Splitco will be required to remove the Retained Intellectual Property from schematics, plans, manuals, drawings, machines, machinery, and the like of the Acquired Assets in existence as of the Splitco Contribution to the extent that such instrumentalities are used in the ordinary internal conduct of the Acquired Assets and are not generally observed by the public or intended for use as a means to effectuate or enhance sales.

         (f) Parent agrees that Parent UPC Codes related to Products may continue to appear on packaging in Business Inventory used by Splitco for a period not to exceed 24 months following the date of the Splitco Contribution.  If the Uniform Code Council requires or recommends that Splitco cease using the Parent UPC Codes related to Products prior to the end of the 24-month phase out, Splitco and its subsidiaries, as applicable, shall promptly comply with such requirement or recommendation.  All fines, penalties, costs or charges imposed or incurred by Parent and its affiliates in connection with Splitco’s and its subsidiaries’, as applicable, use of the Parent UPC Codes related to Products shall be assumed and paid by Splitco and, for the avoidance of doubt, shall be included in the Assumed Liabilities.

         (g) Nothing in the foregoing is intended to or shall transfer to Splitco or any affiliate of Splitco any rights in or ownership of any Retained Intellectual Property or to the Parent UPC Codes and any use by Splitco of any Retained Intellectual Property or the Parent UPC Codes related to Products pursuant to the terms set forth above shall inure exclusively to and be for the sole benefit of Parent.  Nothing herein shall or is intended to permit Splitco or any affiliate of Splitco to use any of the Retained Intellectual Property in any manner other than as set forth herein and the use of Parent’s Retained Intellectual Property pursuant to this provision shall not and is not intended to grant to Splitco or any affiliate of Splitco any rights in or ownership of such Retained Intellectual Property which Splitco acknowledges is owned exclusively by Parent.  Parent and its subsidiaries, as applicable, grant to Splitco and its subsidiaries, as applicable, a non-exclusive, royalty free, fully paid up, nontransferable, non-sublicenseable license to use the Retained Intellectual Property in the Business as provided in this Section 5.1.  The license granted herein is not a certification or guarantee that the Marked Packaging, Newly-Printed Marked Packaging or any advertising, promotion or sales materials referenced in Section 5.1(c) or their use complies with applicable law and in all cases Splitco and its subsidiaries, as applicable, must comply with applicable laws in the use of such materials.

         (h) Nothing in this Section 5.1 shall restrict the rights of Splitco or any affiliate of Splitco to dispose of any Business Inventory that does not include Retained Intellectual Property in such manner as they, in their sole discretion, deem appropriate.

         (i) RMT Partner and Splitco jointly and severally agree to and shall defend, indemnify, and hold Parent and its affiliates and subsidiaries harmless from and against any and all Losses alleged or actual, arising out of, relating to, or that are based on (i) the manufacture, distribution, advertising or sale of any products in the Marked Packaging regardless of whether the products or the Marked Packaging are used or created in compliance with or in violation of this Agreement and (ii) any violations of this Section 5.1.

    5.2         Transfer of Equipment.  Following the Splitco Contribution and the Non-U.S. Transfer, RMT Partner and Splitco shall bear all costs and expenses relating to, and shall have the right and responsibility to manage, the transfer of all Equipment that is included in the Acquired Assets and is located in facilities of Parent and its subsidiaries.  Following the Contribution and the Non-U.S. Transfer, Parent shall bear all costs and expenses relating to, and shall have the right and responsibility to manage, the transfer of all machinery, equipment and other property that is not included in the Acquired Assets and are located in Facilities transferred to Splitco or a subsidiary of Splitco.  All such transfers shall be done as soon as reasonably practicable after the Closing Date, subject to the rights of the parties under the Co-Manufacturing Agreements.

    5.3         Accounts Receivable.

         (a) Parent shall promptly forward or cause to be forwarded to Splitco any and all proceeds from accounts receivable that are included in the Acquired Assets that are received by Parent or any of its affiliates.

         (b) Splitco shall promptly forward or cause to be forwarded to Parent any and all proceeds from accounts receivable that are included in the Excluded Assets that are received by Splitco or any of its affiliates.

    5.4         Promotions.  With respect to sweepstakes, contests and other similar promotions in process on the Closing Date,  Parent and its subsidiaries shall have the right to elect to continue to manage (but not amend or otherwise modify with respect to the Business without RMT Partner’s consent) such promotions in all respects (including selection of winners and prize fulfillment) after the Closing.  RMT Partner shall reimburse Parent and its subsidiaries for costs and expenses relating to such promotions as provided in the Transition Services Agreement.

    5.5         Termination and Separation of Contractual Arrangements.

         (a) Except as set forth in Section 5.5(b), on or prior to the Distribution Date, Splitco (and any subsidiary of Splitco) and Parent and its other subsidiaries shall terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Splitco (and any subsidiary of Splitco), on the one hand, and Parent and its subsidiaries, on the other hand (the “Related Party Contracts”).  No such Related Party Contract (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution Date and all parties shall be released from all obligations and liabilities thereunder.  Each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

         (b) The provisions of Section 5.5(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof):  (i) this Agreement, the Collateral Agreements and any other agreements contemplated hereby or thereby, (ii) any agreement, arrangement, commitment or understanding listed or described on Schedule 5.5(b), (iii) any agreement, arrangement, commitment or understanding to which any Person other than the parties hereto and their respective subsidiaries is a party, (iv) any agreement, arrangement, commitment or understanding to which any non-wholly owned subsidiary of Parent or Splitco is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a subsidiary is wholly owned) and (v) any other agreement, arrangement, commitment or understanding that this Agreement, the Collateral Agreements or any agreement contemplated hereby or thereby expressly contemplates will survive the Closing Date.

    5.6         Bulk Sales Waiver.  The parties hereto hereby waive compliance with the terms and conditions of any applicable bulk sales law or similar laws that may be applicable to the sale or transfer of the Acquired Assets.

    5.7         Transfer Tax Documentation.  Splitco, a subsidiary of Splitco or RMT Partner Canada, as applicable, shall deliver to Parent on or before the Closing Date (or after the Closing Date, if applicable) properly executed resale exemption certificates and requisite tax registration numbers for the Business Inventory (and, where relevant in accordance with applicable local law, for the Equipment and any other Acquired Assets), and such other certificates and documentation as may be required to reasonably evidence any exemption from Transfer Taxes.  The parties shall not make an election under Section 167 of the ETA.

    5.8         Additional Matters Relating to Transfers and Assumption.

         (a) On or prior to the date of the Closing Date, Splitco shall deliver to Parent appropriate instruments of assumption evidencing and effecting the assumption by Splitco and its applicable subsidiaries of the Assumed Liabilities, including the RMT Debt (it being understood that such instruments shall not require Splitco or any other Person to make any representations, warranties or covenants or agreements, express or implied).

         (b) On or prior to the date of the Closing Date, Parent shall deliver or cause to be delivered to Splitco appropriately executed instruments of assignment, transfer and conveyance evidencing and effecting the assignment, transfer and conveyance to Splitco (and its subsidiaries, as applicable) of the Acquired Assets (it being understood that such instruments shall not require Parent or any other Person to make any representations, warranties or covenants or agreements, express or implied, other than customary statutory covenants contained in the deeds).

         (c) Each party shall, upon reasonable request of the other party, cooperate by using its reasonable best efforts to furnish to the other party any items described in Section 5.8(a) and (b) that are not provided on or prior to the Closing Date.

         (d) Parent and Splitco shall use reasonable efforts to cooperate in connection with the execution and delivery of reasonably requested deeds, bills of sale, assignments and assurances to vest or confirm ownership of record in Splitco (or its subsidiaries as applicable) any and all right, title and interest in, to and under any Acquired Assets, including such affidavits, other evidence of title, corporate articles, by laws, certificates of good standing, resolutions and the like as may be reasonably requested by the parties’ mutually agreed title insurance company.

         (e) To the extent that any transferable licenses, permits, and other governmental authorizations or Contracts are not included in the Acquired Assets due to the exceptions set forth in Sections 4.2(f) and (n) relating to the receipt of governmental or third-party consents (“Non-Transferable Assets”), then for a period of 18 months following the Closing Date Parent shall use its reasonable best efforts (or, in the case of Contracts listed on Schedule 5.8(e), from the date of this Agreement and for a period of 18 months following the Closing Date Parent shall use its best efforts, which may in appropriate circumstances involve exercising rights to arbitration or, if Parent or a subsidiary of Parent is a necessary party thereto, litigation to enforce arbitration provisions) to obtain such governmental or third-party consents; provided that Parent shall not be required to pay any fees or other amounts or incur any liabilities or obligations to obtain such consents (including with respect to any Contracts listed on Schedule 5.8(e), but except any such amounts which may be advanced by RMT Partner).  If any such consents are obtained, the applicable Non-Transferable Assets shall be transferred to RMT Partner without the payment of any consideration, and all obligations and liabilities of Parent and its subsidiaries related to such Non-Transferable Assets shall simultaneously be assumed by RMT Partner or Splitco hereunder and be deemed to be Assumed Liabilities (except to the extent any such obligation or liability would have been an Excluded Liability, and in each case not before the Closing Date).

         (f) Parent will use commercially reasonable efforts to pursue claims with its third party insurance carriers to obtain the actual cash recoveries described in Section 4.5(h) that it is entitled to recover under applicable third-party insurance policies (and Parent shall keep RMT Partner reasonably informed with respect thereto).

         (g) In the event that (i) any Contracts relating primarily to the Business are not included in the Assigned Contracts, (ii) the benefits of such Contracts are not being provided to RMT Partner pursuant to the Transition Services Agreement, (iii) services provided under the Transition Services Agreement do not otherwise provide RMT Partner with equivalent benefits and (iv) the type of benefits provided under such Contract are not reasonably available to RMT Partner from third party sources, at RMT Partner’s request Parent shall use commercially reasonable efforts to provide the benefits of such Contract to RMT Partner as an additional service under the Transition Services Agreement (with service fees consistent with the fees set forth for similar services under the Transition Services Agreement).

         (h) To the extent that Parent or any of its subsidiaries own any internet keywords that are legally assignable and that contain any Acquired Intellectual Property including Assigned Key Marks, Parent and its subsidiaries shall assign all right, title, and interest in and to such keywords to RMT Partner.  For the avoidance of doubt, keywords that are the subject of contracts between Parent or any of its subsidiaries and any third parties for the purpose of generating sponsored ads or placement on search result pages are specifically excluded.  Notwithstanding the foregoing, to the extent RMT Partner seeks to obtain an internet keyword that contains any Acquired Intellectual Property and is prevented from doing so as a result of Parent’s or its subsidiaries’ ownership of a keyword that contains Acquired Intellectual Property, Parent or its subsidiary shall provide reasonable cooperation in assisting RMT Partner in obtaining such keyword.

         (i) RMT Partner, at RMT Partner’s expense, shall use its reasonable best efforts to obtain a survey for each owned Facility, and Parent, at RMT Partner’s expense, shall use its reasonable best efforts to obtain an owner’s policy of title insurance for each owned Facility from the parties’ mutually agreed title insurance company in an amount reasonably agreed to by the parties, insuring the title and interest of Splitco or Newco, as applicable, in and to each owned Facility and any beneficial easements or rights of way appurtenant thereto, on ALTA Forms or equivalent with such affirmative endorsements as RMT Partner may reasonably require, and with exceptions only for (y) any items disclosed by the above referenced surveys that do not, individually or in the aggregate, impair in any material respect the use of such Facility as currently conducted, and (z) Permitted Liens.

    5.9        Matters Relating to the Non-U.S. Transfer.  (a) In connection with any Non-U.S. Transfer, Parent shall specify the relevant transferor or transferors (each, a “Non-U.S. Transferor”) that will transfer the applicable Non-U.S. Acquired Assets to the relevant transferee or transferees (each, a “Non-U.S. Transferee”).  The consideration for any Non-U.S. Transfer shall be the fair market value thereof.  To the extent, if any, that the fair market value of the applicable Non-U.S. Acquired Assets acquired by any applicable Non-U.S. Transferee exceeds the reasonably quantifiable and estimated amount of the Non-U.S. Assumed Liabilities assumed by such Non-U.S. Transferee, the consideration shall be paid in cash (or such other form as the parties may agree, and in any case shall not be in the form of an Acquired Asset), and shall be reflected appropriately on the relevant books and records of the parties.  The parties will make appropriate provision under local law and practice for the payment of all Transfer Taxes and the delivery of all assignment, transfer and conveyance documents applicable to such Non-U.S. Transfer.  To the extent and at the time required for applicable Tax purposes, Parent shall prepare a purchase price allocation for any Non-U.S. Transfer, which shall be final and binding.  Parent and Splitco shall, or shall cause their respective subsidiaries to, make all relevant elections, reports and returns (for Tax, financial accounting and all other purposes) on a basis consistent with such purchase price allocation.  For the avoidance of doubt, except as otherwise provided in Section 5.9((b), the Canadian Non-U.S. Transfer shall be considered a Non-U.S. Transfer for purposes of this Agreement.

         (b) In connection with the sale, conveyance, transfer and assignment of the Acquired Assets that relate to the conduct of the Business in Canada (the “Canadian Assets”) and the assumption of any liabilities that relate to the conduct of the Business in Canada other than Excluded Liabilities (the “Canadian Liabilities”) (the sale, conveyance, transfer and assignment of the Canadian Assets, together with the assumption of the Canadian Liabilities, the “Canadian Non-U.S. Transfer”), RMT Partner shall cause RMT Partner Canada to acquire the Canadian Assets and assume the Canadian Liabilities from the applicable Non-U.S. Transferor immediately after the Short Form Merger pursuant to a Bill of Sale and any transfer documents necessary to convey the Canadian Assets.  The purchase price shall be the fair market value of the Canadian Assets, and the parties agree that the fair market value shall equal the net book value of the Business Inventory, the Equipment and the Facility in Canada, subject to any adjustment pursuant to the Adjustment Payment or any fixed asset appraisal of the Equipment and the Facility in Canada conducted by a party approved by Parent and RMT Partner.

         (c) RMT Partner, at RMT Partner’s expense, shall use its reasonable best efforts to obtain a survey for each owned Facility which is a Canadian Asset, and Parent, at RMT Partner’s expense, shall use its reasonable best efforts to obtain an owner’s policy of title insurance for each owned Facility which is a Canadian Asset from the parties’ mutually agreed title insurance company in an amount reasonably agreed to by the parties, insuring the title and interest of RMT Partner Canada in and to each such owned Facility and any beneficial easements or rights of way appurtenant thereto, on ALTA Forms or equivalent with such affirmative endorsements as RMT Partner may reasonably require, and with exceptions only for (y) any items disclosed by the above referenced surveys that do not, individually or in the aggregate, impair in any material respect the use of such Facility as currently conducted, and (z) Permitted Liens.

    5.10       Employee Matters.

         (a)  Continued Employment.

            (i)            U.S. Business Employees.  At or prior to 12:01 a.m. on the Distribution Date, Parent shall use its reasonable best efforts to transfer to Splitco or one of its subsidiaries all U.S. Business Employees (A) who are actively at work on such date and have not requested and are not awaiting approval for leave as an Employee on Disability Leave or (B) who are not actively at work on such date due to an absence in accordance with applicable policies of Parent and its affiliates (including those absent due to vacation, holiday or approved leave of absence, including, without limitation, military leave and leave under the Family and Medical Leave Act), other than Employees on Disability Leave.

            (ii)           Canadian Non-Represented Employees.  Not later than 30 days following the date that Parent delivers to RMT Partner the list of Business Employees pursuant to Section 11.3(a), and conditional on the Closing, RMT Partner shall cause RMT Partner Canada to offer employment, effective as of 12:01 a.m. on the Distribution Date, to each Canadian Non-Represented Employee, other than Employees on Disability Leave, in accordance with this Section 5.10 and Section 11.3 of this Agreement, on terms and conditions that are no less favorable with respect to title, compensation, benefits, hours of work and location than those applicable to such Canadian Non-Represented Employee as of the Distribution Date and with duties that are similar to the duties being performed by such Canadian Non-Represented Employee in respect of the Business as of the Distribution Date.

            (iii)          Canadian Represented Employees.  Conditional on the Closing and effective as of 12:01 a.m. on the Distribution Date, RMT Partner shall cause RMT Partner Canada to continue the employment of all Canadian Represented Employees and shall recognize the union listed in Schedule 5.10(a)(iii) as the sole and exclusive collective bargaining agent as of the Distribution Date and immediately thereafter for the Canadian Represented Employees.

         (b) Collective Bargaining Agreements.  Splitco (or the applicable subsidiary of Splitco) shall assume the collective bargaining agreements (collectively, the “CBAs”) identified on Schedule 5.10(b) effective as of 12:01 a.m. on the Distribution Date (including the obligation to honor the terms and conditions thereof and any obligations thereunder requiring a successor to recognize a particular labor union as authorized representative and bargaining agent of an employee group or for any other purpose).  As of 12:01 a.m. on the Distribution Date, Splitco (or the applicable subsidiary of Splitco) shall be the “Employer” for purposes of each such CBA and Splitco and its subsidiaries shall have sole responsibility for all obligations, liabilities and commitments arising under the CBAs, and shall indemnify and hold harmless Parent and its affiliates with respect to the CBAs. Following 12:01 a.m. on the Distribution Date, any employee benefit required to be provided to any Represented Employee pursuant to an employee benefit plan maintained by Parent or any of its affiliates shall instead be provided pursuant to an employee benefit plan maintained by Splitco, RMT Partner or one of their respective affiliates; provided that Parent shall remain responsible for, and shall retain all liabilities associated with, benefits pursuant to any employee benefit plan maintained by Parent or one of its affiliates that accrued with respect to service prior to the Distribution Date.

         (c) Transfer of Acquired Assets and Assumption of Assumed Liabilities.  At or prior to 12:01 a.m. on the Distribution Date, Splitco shall assume the Covered Employee Liabilities in accordance with the provisions of Section 11.3.

         (d) Business Employees.  From and after the end of the fifth day following the date of this Agreement, Parent shall not transfer, and during such five-day period Parent shall not intentionally transfer, any Business Employee to a position with Parent or its affiliates if the result of such transfer is that such individual will not be considered a Business Employee upon the Closing, provided that the list of Business Employees shall be updated prior to Closing in accordance with Section 11.3(a).

ARTICLE 6

INTERNAL SPIN; INTERNAL DEBT REPAYMENT; INTERNAL DEBT EXCHANGE;
DISTRIBUTION; EXTERNAL DEBT EXCHANGE

    6.1         Internal Spin.  Immediately following the Contribution, the issuance of the Splitco Securities and the Splitco Share Issuance, and prior to the Distribution, KFG shall distribute to Parent all the shares of Splitco Common Stock held by KFG (the “Internal Spin”).

    6.2         Internal Debt Repayment.  Immediately following the Internal Spin, KFG shall transfer to Parent the RMT Debt Proceeds in exchange for the retirement of outstanding intercompany debt (the “Internal Debt Repayment”).

    6.3         Internal Debt Exchange.  Immediately following the Internal Debt Repayment, KFG may transfer to Parent the Splitco Securities in exchange for the retirement of outstanding intercompany debt (the “Internal Debt Exchange”).

    6.4         Timing of Distribution.  Subject to and in accordance with applicable law, Parent (or its Board of Directors) shall determine the Distribution Date with respect to the Distribution, which shall follow the Internal Spin, the Internal Debt Repayment and the Internal Debt Exchange.  The “Distribution Date” shall mean (i) if Parent elects to effect the Distribution as a Split-Off, the date on which the validly tendered shares of Eligible Parent Common Stock are accepted for payment in the Split-Off exchange offer or (ii) if Parent elects to effect the Distribution as a Spin-Off, the date on which the issued and outstanding shares of Splitco Common Stock are distributed pursuant to the pro rata dividend.  Parent shall be entitled to delay the Distribution Date to comply with any New York Stock Exchange rules relating to notices of record dates and dividends, to comply with applicable securities laws relating to offer periods and extensions thereof and otherwise relating to exchange offers and dividends and to effect the Distribution Date at the end of a fiscal month.

    6.5         Form of Distribution.  Parent may elect to effect the distribution of Splitco Common Stock to Eligible Parent Stockholders in the form of an offer to exchange shares of Splitco Common Stock for shares of Eligible Parent Common Stock (a “Split-Off”) or in the form of a dividend of shares of Splitco Common Stock distributed to the Eligible Parent Stockholders on a pro rata basis (a “Spin-Off”), or a combination of a Split-Off and a Spin-Off.

    6.6         Distribution Agent.  Parent shall appoint a nationally recognized bank or trust company (or similar institution) to act as distribution agent (the “Distribution Agent”).  Parent shall enter into an agreement with the Distribution Agent, providing for, among other things, the actions to be taken by the Distribution Agent to effect the Split-Off or Spin-Off.

    6.7         Split-Off.

         (a) To the extent the Distribution is effected as a Split-Off, Parent shall determine the terms of the Split-Off exchange offer, including the number of shares of Splitco Common Stock that shall be offered for each share of Eligible Parent Common Stock, the period during which such exchange offer shall remain open, the procedures for the tender and exchange of shares and all other provisions of such exchange offer, which shall comply with applicable U.S. securities laws.

         (b) To the extent the Distribution is effected as a Split-Off and the Split-Off exchange offer is not fully subscribed (or less than the total number of shares of Splitco Common Stock are offered in the Split-Off exchange offer), any remaining shares of Splitco Common Stock held by Parent that are not exchanged pursuant to the Split-Off exchange offer may be distributed in a Spin-Off with a Distribution Record Date established in the same manner as provided in Section 6.8(a), and on the Distribution Date up to 100,000 shares of Splitco Common Stock may be distributed to holders of Parent Deferred Stock Awards in connection with their Parent Deferred Stock Awards.

    6.8         Spin-Off.

         (a) To the extent the Distribution is effected as a Spin-Off, prior to the Distribution Date, the Board of Directors of Parent, in accordance with applicable law, shall establish the record date for the Distribution (the “Distribution Record Date”) and the Distribution Date and any appropriate procedures in connection with the Spin-Off.  To the extent the Distribution is effected as a Split-Off followed by a Spin-Off of any remaining shares of Splitco Common Stock to be distributed by Parent pursuant to Section 6.7(b), Parent shall set the Distribution Record Date as the time on the Distribution Date immediately following the time at which the validly tendered shares of Eligible Parent Common Stock are accepted for payment in the Split-Off.

         (b) To the extent the Distribution is effected as a Spin-Off, all shares of Splitco Common Stock held by Parent on the Distribution Date shall be distributed to the Eligible Parent Stockholders in the Spin-Off (after accounting for shares of Splitco Common Stock being distributed pursuant to a Split-Off), and on the Distribution Date up to 100,000 shares of Splitco Common Stock may be distributed to holders of Parent Deferred Stock Awards in connection with their Parent Deferred Stock Awards.

         (c) To the extent the Distribution is effected in whole or in part as a Spin-Off, each Eligible Parent Stockholder shall be entitled to receive, for each share of Eligible Parent Common Stock held by such holder, a number of shares of Splitco Common Stock equal to (x) the total number of shares of Splitco Common Stock held by Parent on the Distribution Date (in each case after giving effect to the issuance of Splitco Common Stock to KFG pursuant to Section 4.8(a) and reduced by the amount of Splitco Common Stock being distributed pursuant to a Split-Off and any shares of Splitco Common Stock that Parent distributes on the Distribution Date to holders of Parent Deferred Stock Awards) divided by (y) the total number of shares of Eligible Parent Common Stock outstanding as of the Distribution Record Date.

    6.9         Delivery to Distribution Agent; No Transfers.

                      (a) As of the Distribution Date, Parent shall irrevocably deliver to the Distribution Agent, for the benefit of the Eligible Parent Stockholders, certificates representing (or authorize the related book-entry transfer of) all the shares of Splitco Common Stock outstanding as of the Distribution Date (after giving effect to the Splitco Share Issuance).  Parent shall deliver to the Distribution Agent irrevocable instructions to hold such shares of Splitco Common Stock in trust for each such Eligible Parent Stockholder (pending conversion of such shares of Splitco Common Stock into shares of RMT Partner Common Stock as a result of the Splitco Merger).  The “Distribution” shall mean the consummation of the Split-Off or Spin-Off, as applicable; provided that for purposes of this Agreement the Distribution shall be deemed to have occurred upon the irrevocable delivery to the Distribution Agent of all the shares of Splitco Common Stock outstanding as of the Distribution Date pursuant to this Section 6.9(a).

(b) Immediately after the Distribution and prior to the Splitco Merger Effective Time, the shares of Splitco Common Stock shall not be transferable, and the Distribution Agent shall not transfer any shares of Splitco Common Stock to Eligible Parent Stockholders.

    6.10       Withholding.  Parent, Splitco or the Distribution Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law.  Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

    6.11       External Debt Exchange.  (a) Parent may, at its election, exchange the Splitco Securities for debt obligations of Parent held by unrelated parties (the “External Debt Exchange”) if either of the following conditions are satisfied:

            (i)            Parent receives a ruling from the IRS that the Internal Debt Exchange qualifies for the Intended Tax-Free Treatment and the effectiveness of such ruling is conditioned upon the occurrence of the External Debt Exchange; or

            (ii)           Parent does not receive a ruling from the IRS that the Internal Debt Exchange qualifies for the Intended Tax-Free Treatment.

         (b) In the External Debt Exchange, Parent shall acquire outstanding commercial paper of Parent, or other outstanding debt obligations of Parent with the shortest remaining terms to maturity, to the extent reasonably practicable as determined by Parent in light of market conditions, discussions with the IRS about the proposed IRS rulings concerning the External Debt Exchange (if applicable) or discussions with tax counsel to Parent about the proposed Tax Opinions concerning the External Debt Exchange (if applicable).

ARTICLE 7

SPLITCO MERGER; EFFECT ON THE CAPITAL STOCK
OF SPLITCO AND MERGER SUB; SHORT FORM MERGER

    7.1         The Splitco Merger.  At the Splitco Merger Effective Time, which shall occur immediately following the Distribution in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the Delaware General Corporation Law (“DGCL”), Splitco shall be merged with and into Merger Sub (the “Splitco Merger”).  At the Splitco Merger Effective Time, the separate corporate existence of Splitco shall cease and Merger Sub shall continue as the surviving company (the “Splitco Merger Surviving Company”).  Notwithstanding the foregoing, if Parent does not receive a ruling from the IRS to the effect that the Mergers qualify for the Intended Tax-Free Treatment, then, in the Splitco Merger, Merger Sub shall elect to be treated as a corporation for income tax purposes and shall be merged with and into Splitco, with Splitco continuing as the Splitco Merger Surviving Company.  In the event the direction of the Splitco Merger is reversed pursuant to the foregoing sentence, conforming changes shall be deemed to have been made to Sections 7.3, 7.4 and 7.5 and the parties shall execute any amendment hereto that is reasonably required to effectuate the foregoing.

    7.2         Splitco Merger Effective Time.  Prior to the Closing, the parties shall prepare, and on the Closing Date the parties shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Splitco Certificate of Merger”) executed in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA.  The Splitco Merger shall become effective at such time as the Splitco Merger Certificate of Merger is duly filed with such Secretary of State, or at such other time as RMT Partner and Parent shall agree and specify in the Splitco Certificate of Merger (the time the Merger becomes effective being the “Splitco Merger Effective Time”); provided that the Splitco Merger Effective Time shall occur after the irrevocable delivery of Splitco Common Stock to the Distribution Agent pursuant to Section 6.9(a).

    7.3         Effects.  The Splitco Merger shall have the effects set forth in Section 209 of the DLLCA.

    7.4         Operating Agreement.  The Operating Agreement of Merger Sub, as in effect immediately prior to the Splitco Merger Effective Time, shall be the Operating Agreement of the Splitco Merger Surviving Company until thereafter changed or amended as provided therein or by applicable law.

    7.5         Effect on Capital Stock.  At the Splitco Merger Effective Time, by virtue of the Splitco Merger and without any action on the part of the holder of any shares of Splitco Common Stock or any membership interests in Merger Sub:

         (a) Capital Stock of Merger Sub.  Each membership interest in Merger Sub shall be converted into and become one membership interest in the Splitco Merger Surviving Company.

         (b)  Conversion of Splitco Common Stock.  Subject to Section 7.10, each issued share of Splitco Common Stock shall be converted into the right to receive one fully paid and nonassessable share of RMT Partner Common Stock.  The shares of RMT Partner Common Stock to be issued upon the conversion of shares of Splitco Common Stock pursuant to this Section 7.5(b) and cash in lieu of fractional shares of as contemplated by Section 7.10 are referred to collectively as “Merger Consideration.”  As of the Splitco Merger Effective Time, all such shares of Splitco Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and any holder of a certificate representing any such shares of Splitco Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate, without interest.

    7.6         Exchange of Certificates.  Prior to or promptly following the Splitco Merger Effective Time, RMT Partner shall deposit with the Distribution Agent (or another bank or trust company appointed by Parent, which shall be reasonably acceptable to RMT Partner) acting in the capacity as the merger exchange agent (the “Merger Exchange Agent”), for the benefit of the holders of shares of Splitco Common Stock, for exchange in accordance with this Article 7 through the Merger Exchange Agent, certificates representing the shares of RMT Partner Common Stock issuable pursuant to Section 7.5 in exchange for outstanding shares of Splitco Common Stock (such shares of RMT Partner Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  For the purposes of such deposit, RMT Partner shall assume that there will not be any fractional shares of RMT Partner Common Stock.  RMT Partner shall make available to the Merger Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 7.10.  The Merger Exchange Agent shall, pursuant to irrevocable instructions, deliver the RMT Partner Common Stock to be issued pursuant to Section 7.5 out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

    7.7         Exchange Procedures.  As soon as reasonably practicable after the Splitco Merger Effective Time, and to the extent not previously distributed in connection with the Distribution, the Merger Exchange Agent shall mail to any holder of record of outstanding shares of Splitco Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 7.5, (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any certificates shall pass, only upon delivery of such certificates to the Merger Exchange Agent and shall be in such form and have such other provisions as RMT Partner may reasonably specify) and (b) instructions for use in effecting the surrender of any certificates in exchange for Merger Consideration.  Upon surrender of any certificate for cancellation to the Merger Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Merger Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor the Merger Consideration (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article 7, and the certificate so surrendered shall forthwith be canceled.  Until surrendered as contemplated by this Section 7.7, any certificate shall be deemed at any time after the Splitco Merger Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 7.7.  No interest shall be paid or accrue on any cash payable upon surrender of any certificate.

    7.8        Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with respect to RMT Partner Common Stock with a record date after the Splitco Merger Effective Time shall be paid to the holder of any certificate formerly representing Splitco Common Stock with respect to the shares of RMT Partner Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 7.10 until the surrender of such certificate in accordance with this Article 7.  Subject to applicable law, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of RMT Partner Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of RMT Partner Common Stock to which such holder is entitled pursuant to Section 7.10 and the amount of dividends or other distributions with a record date after the Splitco Merger Effective Time theretofore paid with respect to such whole shares of RMT Partner Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Splitco Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of RMT Partner Common Stock.

    7.9         No Further Ownership Rights in Splitco Common Stock.  The Merger Consideration issued (and paid) in accordance with the terms of this Article 7 upon conversion of any shares of Splitco Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Splitco Common Stock, and after the Splitco Merger Effective Time there shall be no further registration of transfers on the stock transfer books of the Splitco Merger Surviving Company of shares of Splitco Common Stock that were outstanding immediately prior to the Splitco Merger Effective Time.  If, after the Splitco Merger Effective Time, any certificates formerly representing shares of Splitco Common Stock are presented to the Splitco Merger Surviving Company or the Merger Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 7.

    7.10       No Fractional Shares.

         (a) No certificates or scrip representing fractional shares of RMT Partner Common Stock shall be issued upon the conversion of Splitco Common Stock pursuant to Section 7.5, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of RMT Partner Common Stock.  For purposes of this Section 7.10, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

         (b) In lieu of any such fractional shares of RMT Partner Common Stock, each holder of Splitco Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (x) the amount of the fractional share interest in a share of RMT Partner Common Stock to which such holder is entitled under Section 7.5 (or would be entitled but for this Section 7.10) and (y) the average of the closing sale prices for RMT Partner Common Stock on the RMT Partner Exchange, as reported in The Wall Street Journal, Northeastern edition, for each of the ten consecutive trading days ending with the fifth complete trading day prior to the Closing Date (not counting the Closing Date).

         (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Splitco Common Stock in lieu of any fractional share interests in RMT Partner Common Stock, the Merger Exchange Agent shall make available such amounts, without interest, to the holders of Splitco Common Stock entitled to receive such cash.

    7.11           Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Splitco Common Stock as of the first anniversary of the Splitco Merger Effective Time shall be delivered to RMT Partner, upon demand, and any holder of Splitco Common Stock who has not theretofore complied with this Article 7 shall thereafter look only to RMT Partner for payment of its claim for Merger Consideration and any dividends or distributions with respect to RMT Partner Common Stock as contemplated by Section 7.8.

    7.12       No Liability.  None of the parties hereto or the Merger Exchange Agent shall be liable to any Person in respect of any shares of RMT Partner Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar law.

    7.13       Investment of Exchange Fund.  The Merger Exchange Agent shall invest any cash included in the Exchange Fund, as directed by RMT Partner, on a daily basis.  Any interest and other income resulting from such investments shall be paid to RMT Partner.

    7.14       Withholding Rights.  RMT Partner, the Splitco Merger Surviving Company or the Merger Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law.  Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

    7.15       The Short Form Merger.  At the Short Form Merger Effective Time, which shall occur immediately following the Splitco Merger in accordance with the General and Business Corporation Law of Missouri (the “GBCL”) and the DLLCA, the Splitco Merger Surviving Company shall be merged with and into RMT Partner (the “Short Form Merger”).  At the Short Form Merger Effective Time, the separate corporate existence of the Splitco Merger Surviving Company shall cease and RMT Partner shall continue as the surviving corporation (the “Short Form Merger Surviving Company”).

         (a)  Short Form Merger Effective Time.  Prior to the Closing, the parties shall prepare, and on the Closing Date the parties shall file with the Secretary of State of the State of Missouri, a certificate of merger or other appropriate documents (in any such case, the “Short Form Certificate of Merger”) executed in accordance with the relevant provisions of the GBCL and shall make all other filings or recordings required under the GBCL.  The Short Form Merger shall become effective at such time as the Short Form Certificate of Merger is duly filed with such Secretary of State, or at such other time as RMT Partner and Parent shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Short Form Merger Effective Time”); provided that the Short Form Merger Effective Time shall occur after the Splitco Merger Effective Time.

         (b)  Effects.  The Short Form Merger shall have the effects set forth in Sections 351.447 and 351.450 of the GBCL.

         (c)  Certificate of Incorporation and By-laws.

            (i)            The Certificate of Incorporation of RMT Partner, as in effect immediately prior to the Short Form Merger Effective Time, shall be the Certificate of Incorporation of the Short Form Merger Surviving Company until thereafter changed or amended as provided therein or by applicable law.

            (ii)            The By-laws of RMT Partner as in effect immediately prior to the Short Form Merger Effective Time shall be the By-laws of the Short Form Merger Surviving Company until thereafter changed or amended as provided therein or by applicable law.

         (d)  Directors.  The directors of RMT Partner immediately prior to the Short Form Merger Effective Time shall be the directors of the Short Form Merger Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         (e)  Officers.  The officers of RMT Partner immediately prior to the Short Form Merger Effective Time shall be the officers of the Short Form Merger Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

         (f)   Effect on Capital Stock of RMT Partner.  At the Short Form Merger Effective Time, by virtue of the Short Form Merger and without any action on the part of the holder of any shares of RMT Partner Common Stock or any membership interests of Merger Sub, each issued and outstanding share of capital stock of RMT Partner shall be converted into and become one fully paid and nonassessable share of common stock of the Short Form Merger Surviving Company.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Schedules attached hereto (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Schedule relates; provided, however, that any information set forth in one section of such Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face), Parent hereby represents and warrants to RMT Partner as follows:

    8.1         Parent’s and Splitco’s Authority; No Conflicts.

         (a)  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. Splitco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Splitco’s subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  At the Closing Date, Splitco and its subsidiaries will have all requisite power and authority to own, lease and operate the properties that will be owned by Splitco or a subsidiary of Splitco at the Closing Date, and to carry on the Business as it is now being conducted.  Schedule 8.1 sets forth a true and complete list of all of Splitco’s directly or indirectly owned subsidiaries, together with the jurisdiction of incorporation of each such subsidiary, jurisdictions in which such subsidiary is qualified to do business as a foreign corporation and the percentage of each subsidiary’s outstanding capital stock owned by Splitco or any subsidiary of Splitco.  Each of Parent, Splitco and their subsidiaries has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by each of Parent, Splitco and their subsidiaries and to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been, and the Collateral Agreements on the Closing Date will be, duly executed and delivered by each of Parent (or one of its subsidiaries) and Splitco (or one of its subsidiaries), as applicable, and assuming the due execution hereof (and thereof) by RMT Partner, this Agreement constitutes, and the Collateral Agreements on the Closing Date will constitute, the valid and binding obligation of each of Parent (or one of its subsidiaries) and Splitco (or one of its subsidiaries), as applicable, enforceable against each of Parent (or one of its subsidiaries) and Splitco (or one of its subsidiaries) in accordance with its terms, except as enforcement hereof and thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.

         (b) The execution, delivery and performance by each of Parent, Splitco and their subsidiaries of this Agreement and the Collateral Agreements do not and will not, as applicable, violate, breach, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than Permitted Liens) on any Acquired Assets that are, individually or in the aggregate, material to the Business under (i) any provision of each of Parent’s, Splitco’s and their subsidiaries’ Certificates of Incorporation or by-laws, (ii) any statute, rule or regulation applicable to Parent, Splitco and their subsidiaries or any of their properties or assets or (iii) any Business Material Contract, except, in the case of clauses (ii) and (iii) (disregarding solely for the purpose of this exception the qualification in this paragraph above relating to materiality) for such violations, breaches, conflicts, defaults or right of termination, cancellation, payment or acceleration or Lien that, individually or in the aggregate, would not have a Business Material Adverse Effect.

         (c)  No consent, approval, license, permit, order or authorization (“Governmental Approval”) of, or registration, declaration or filing with, or permit from, any governmental entity is required to be obtained or made by or with respect to Parent, Splitco or any of their subsidiaries in connection with the execution, delivery and performance of this Agreement or any Collateral Agreement or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the Competition Act (Canada) (the “Canadian Competition Act”), (ii) (A) the filings by Parent and Splitco, as applicable, with the SEC on Form S-1 (the “Splitco Form S-1”) and Form S-4 (together with the Splitco Form S-1, the “Splitco Form S-1/S-4”) (or in each case other appropriate forms required by the SEC), registering under the Securities Act the Distribution of shares of Splitco Common Stock to Eligible Parent Stockholders, and, if Parent elects to effect the Distribution as a Split-Off, the filings by Parent with the SEC pursuant to Rule 13e-4 and other applicable rules under the Exchange Act (the “Schedule TO”) and (B) the filings by RMT Partner with the SEC on Form S-4 (the “RMT PartnerForm S-4”) (or other appropriate forms required by the SEC) and of a proxy or information statement relating to the RMT Partner Stock Issuance Approval (the “Proxy Statement”), (iii) such Governmental Approvals and filings as are required to be obtained or made under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Splitco Common Stock pursuant to the Distribution or issuance of shares of RMT Partner Common Stock in the Splitco Merger, (iv) such Governmental Approvals and filings as are required to be obtained or made from the IRS in connection with the IRS Ruling, (v) such Governmental Approvals as are required in connection with recording the assignment of any Acquired Intellectual Property or the licensing of any Intellectual Property, (vi) the filing of the certificates of merger, (vii) the filing of all necessary documentation with the RMT Partner Exchange pursuant to the RMT Stock Issuance and (viii) such other Governmental Approvals, registrations, declarations, filings or permits that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect and would not prevent or materially delay the consummation of the transactions contemplated hereby.

         (d)  the Boards of Directors of Parent and Splitco have duly and unanimously approved this Agreement, the Collateral Agreements to which Parent, Splitco or any of their subsidiaries, as applicable, are intended to be a party, and the transactions contemplated hereby and thereby.

         (e)  No vote of holders of any class or series of capital stock of Parent is necessary to approve and adopt this Agreement, the Collateral Agreements and the transactions contemplated by this Agreement and the Collateral Agreements.  As soon as practicable after execution of this Agreement, Parent, as the sole stockholder of Splitco, shall adopt this Agreement by written consent, which is the only vote of the holders of any class or series of capital stock of Splitco necessary to approve and adopt this Agreement, the Collateral Agreements and the transactions contemplated by this Agreement and the Collateral Agreements.

    8.2         Capital Structure.  On the date of this Agreement, the authorized capital stock of Splitco consisted solely of 100 shares of Splitco Common Stock, of which 100 shares of Splitco Common Stock were outstanding.  On the date of this Agreement and immediately prior to the Distribution, all the outstanding shares of Splitco Common Stock are and will be owned directly by Parent free and clear of any Lien (other than Permitted Liens).  The outstanding shares of capital stock of the subsidiaries of Splitco are owned, of record and beneficially, by Splitco or another subsidiary of Splitco, free and clear of any Lien.  Immediately following the Distribution, (i) there will be outstanding a number of shares of Splitco Common Stock determined in accordance with this Agreement, (ii) no shares of Splitco Common Stock will be held in its treasury, and (iii) no bonds, debentures, notes, or other Indebtedness of Splitco or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Splitco Common Stock or the holders of capital stock of any of Splitco’s subsidiaries may vote (“Splitco Voting Debt”) will be outstanding.  All outstanding shares of Splitco Common Stock and shares of capital stock of any of Splitco’s subsidiaries are, and all such shares that may be issued prior to the Splitco Merger Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the articles of incorporation or by-laws or any Business Material Contract.  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Splitco or any of its subsidiaries is a party or by which any of them is bound (i) obligating Splitco or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Splitco or any of its subsidiaries or any Splitco Voting Debt, (ii) obligating Splitco or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Splitco Common Stock or holders of capital stock of any of Splitco’s subsidiaries.

    8.3         Title to Tangible Assets; Real Property.

         (a) Parent (or one of its subsidiaries, as applicable) has, as of the date of this Agreement, and Splitco (or one of its subsidiaries, as applicable), as of the Closing Date, shall have good title to the Acquired Assets, free and clear of all Liens, other than Permitted Liens.

         (b) Parent (or one of its subsidiaries, as applicable) has, as of the date of this Agreement, and Splitco (or one of its subsidiaries, as applicable), as of the Closing Date, shall have, good, valid and insurable fee simple title to, or in the case of any Facilities which are leased, valid leasehold interests in, each Facility, free and clear of all Liens other than Permitted Liens.  There are no outstanding options, rights of first offer or rights of first refusal in favor of third parties to purchase any owned Facility or any portion thereof or interest therein, and there is no pending, and Parent has not received written notice of, any condemnation or other proceeding in eminent domain, pending or threatened, affecting any parcel of an owned Facility.  Parent (or one of its subsidiaries, as applicable) has, as of the date of this Agreement, and Splitco (or one of its subsidiaries), as of the Closing Date, shall have complied in all material respects with the terms of all leases to which any of the Facilities are subject, and all such leases are in full force and effect.

         (c) True and complete copies, to the extent in Parent’s (or one of its subsidiaries, as applicable) possession, of all underlying leases of the leased Facilities (each, a “Facility Lease” and, collectively, the “Facility Leases”) together with all supplements, amendments and exhibits thereto have been provided to RMT Partner.  A list of the Facility Leases is provided on Schedule 4.2(h).

    8.4         Intellectual Property.

         (a) Patents

            (i)            Parent (or one of its subsidiaries, as applicable), as of the date of this Agreement, and Splitco, as of the Closing Date, owns all right, title, and interest in, to and under each of the Patents (each of which is included in the Acquired Intellectual Property) set forth in Schedule 8.4(a) (the “Parent Scheduled Patents”), free and clear of all restrictions, security interests, court orders, injunctions, decrees, writs, licenses, or other encumbrances or adverse claims of any kind, whether by written agreement or otherwise.

            (ii)            Parent has taken all necessary and reasonable action to maintain and protect the Parent Scheduled Patents in all material respects and all required filing, examinations, submissions, issue fees, and maintenance fees have been filed and paid for all pending applications and all issued Parent Scheduled Patents.

            (iii)            No Parent Scheduled Patent is now involved in any interference, reissue, reexamination, infringement, or other adverse proceeding, and, to Parent’s Knowledge, no such action is threatened with respect to any of any of the Patents identified on Schedule 8.4(a).

         (b)  Trademarks

            (i)            Parent (or one of its subsidiaries, as applicable), as of the date of this Agreement, and Splitco, as of the Closing Date, owns all right, title, and interest in, to, and under each of the U.S. and Canadian registered Trademarks (each of which is included in the Acquired Intellectual Property) set forth in Schedule 8.4(b)(i) (the “Parent Scheduled Trademarks”), free and clear of all restrictions, security interests, court orders, injunctions, decrees, writs, licenses, or other encumbrances or adverse claims of any kind, whether by written agreement or otherwise.

            (ii)           Parent has taken all necessary reasonable action to maintain and protect the Parent Scheduled Trademarks in all material respects and all required filings, responses to Office Actions (or the like), post-registration affidavits of use and incontestability, and renewal applications have been timely filed with respect to all Parent Scheduled Trademarks that have been registered with the United States Patent and Trademark Office, or an equivalent foreign office.

            (iii)          As of the date of this Agreement, no Parent Scheduled Trademark is involved in any opposition, invalidation, cancellation, infringement, ownership, or other adverse proceeding, and, to Parent’s Knowledge, no such action is threatened with respect to any of the Parent Scheduled Trademarks.

            (iv)          Parent (or one of its subsidiaries, as applicable), as of the date of this Agreement, and Splitco, as of the Closing Date, owns each of the pending Trademark applications and non-U.S. and non-Canadian registered Trademarks (each of which is included in the Acquired Intellectual Property) set forth in Schedule 8.4(b)(iv) and all such applications and registrations are free and clear of all security interests, court orders, injunctions, decrees, writs, licenses, or other rights granted by Parent or its subsidiaries.

         (c)   Copyrights

            (i)            Parent (or one of its subsidiaries, as applicable), as of the date of this Agreement, and Splitco, as of the Closing Date, owns all right, title, and interest in, to, and under each of the registered Copyrights (each of which is included in the Acquired Intellectual Property) set forth in Schedule 8.4(c) (the “Parent Scheduled Copyrights”), and to Parent’s Knowledge, all such registrations are free and clear of all security interests, court orders, injunctions, decrees, writs or other rights granted by Parent or its subsidiaries.

            (ii)           To Parent’s Knowledge, as of the date of this Agreement, no Parent Scheduled Copyright used exclusively in connection with the Business is involved in any infringement, ownership, accounting, or other adverse proceeding, and, to Parent’s Knowledge, no such action is threatened with the respect to any of the Parent Scheduled Copyrights.

         (d)   Domain Names

            (i)            Parent (or one of its subsidiaries, as applicable), as of the date of this Agreement, and Splitco, as of the Closing Date, owns all right, title, and interest in, to, and under each of the registered Domain Names (each of which is included in the Acquired Intellectual Property) set forth in Schedule 8.4(d) (the “Parent Scheduled Domain Names”), free and clear of all restrictions, security interests, court orders, injunctions, decrees, writs, licenses, or other encumbrances or adverse claims, whether by written agreement or otherwise.

            (ii)           Parent has taken all necessary reasonable action to maintain and renew the Parent Scheduled Domain Names in all material respects.

            (iii)          As of the date of this Agreement, no Parent Scheduled Domain Name is now involved in any infringement, ownership, dispute resolution, or other adverse proceeding, and, to Parent’s Knowledge, no such action is threatened with respect to any of the Parent Scheduled Domain Names.

         (e)   Trade Secrets

            (i)            Parent, and its subsidiaries, as applicable, have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Assigned Trade Secrets.

            (ii)           Parent has good title and an absolute (but not necessarily exclusive) right to use the Assigned Trade Secrets. The Assigned Trade Secrets are not part of the public knowledge or literature, and, to Parent’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Parent and/or its subsidiaries) or to the detriment of Parent.

            (iii)          To Parent’s Knowledge, no Assigned Trade Secret is now involved in any infringement, misappropriation, ownership, or other adverse proceeding, and, to Parent’s Knowledge, no Trade Secret is the subject of any adverse claim and no such action is threatened with respect to any of the Assigned Trade Secrets.

         (f)    In General, as to Acquired Intellectual Property

            (i)            The Acquired Intellectual Property constitutes all Intellectual Property used by Parent or its subsidiaries exclusively in the operation of the Business.

            (ii)    It is the general practice of the Parent and its subsidiaries to have agreements with its employees who participate in the design, development, creation, conception, research, reduction to practice, and the like of Intellectual Property and that all such agreements provide that all rights, title and interest in, to and under any Intellectual Property arising out of his or her participation in such activities is and shall be completely and fully owned by, assigned to and shall fully vest in Parent.  To Parent’s Knowledge no current or former employee of Parent, its subsidiaries or affiliates, claims any ownership interest or other right or interest in, to or under any Acquired Intellectual Property.

            (iii)          To Parent’s Knowledge, Parent’s (and its subsidiaries’) conduct of the Business does not infringe on, misappropriate, or otherwise violate (either directly or indirectly, such as through contributory infringement or inducement to infringe), the intellectual property rights of any Person.

            (iv)          To Parent’s Knowledge, no Person is misappropriating, infringing, diluting, or otherwise violating any right of the Parent (or its subsidiaries) with respect to any Acquired Intellectual Property, where such action would have a Business Material Adverse Effect and no claims, suits, arbitrations or other adversarial proceedings are currently pending as of the date of this Agreement or, within the prior 12 months, have been brought or threatened against any Person by or on behalf of Parent or any of its subsidiaries.

            (v)           Parent and its subsidiaries have not received during the 12 months prior to the date of this Agreement any written notice by any Person of any pending or threatened claim, suit, action, mediation, arbitration order or other adversarial proceeding: (A) alleging infringement, misappropriation, dilution, or any other violation, arising out of the conduct of the Business, by Parent or any of its subsidiaries of any intellectual property or other rights of any Person or (B) challenging the ownership, validity, enforceability, use of, enforcement, registrability, or maintenance of, any Acquired Intellectual Property owned or used by Parent or any of its subsidiaries, and, to Parent’s Knowledge, no Acquired Intellectual Property owned or used by Parent or any of its subsidiaries is being used or enforced in a manner that would to Parent’s Knowledge reasonably be expected to result in the abandonment, cancellation, invalidity, termination, or unenforceability of any such Acquired Intellectual Property.

            (vi)          As of the date of this Agreement, neither Parent nor its subsidiaries have entered into any agreements, compromises, consents, stipulated judgments or orders, indemnifications, forbearances to sue, or settlement agreements that: (i) restrict in any material respect Parent’s (or its subsidiaries’) right to use any Acquired Intellectual Property or (ii) restrict in any material respect the conduct of the Business in order to accommodate a third Person’s alleged intellectual property rights.

            (vii)         Schedule 8.4(f)(vii) sets forth a list as of the date of this Agreement of all known third party agreements granting to Parent, to Parent’s Knowledge (or to any of its subsidiaries, as applicable) any right in any Acquired Intellectual Property. Schedule 8.4(f)(vii)(a) sets forth a list as of the date of this Agreement of all known third-party agreements in which, to Parent’s Knowledge, Parent granted to a known third party any right to use any of the Acquired Intellectual Property.

    8.5          Litigation; Proceedings.  There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal relating to the Business or any Product or (b) actions, suits, claims or legal, administrative or arbitration proceedings pending or, to Parent’s Knowledge threatened, which relate to the Business or any Product or which seek any injunctive relief, in each case which has had or would reasonably be expected to have, individually or in the aggregate, an adverse economic impact on Splitco, the Business or the Acquired Assets in excess of $1,000,000.  To Parent’s Knowledge, there are no investigations pending which relate to the Business or any Product.  This Section 8.5 does not relate to environmental matters, which are the subject of Section 8.10.

    8.6         Material Contracts.  Parent has delivered or made available current and complete copies of the documents constituting all Business Material Contracts as of the date of this Agreement.  Schedule 8.6 sets forth as of the date of this Agreement (collectively, the “Business Material Contracts”):  (a) each Contract related exclusively to the Business, the Acquired Assets or the Assumed Liabilities (i) involving annual payments in excess of $250,000 and (ii) that are not terminable at the option of Parent (on 90 days’ or less notice) for a cost less than $100,000, (b) any non-competition Contract or any other Contract that materially limits or will materially limit Splitco or its subsidiaries from engaging in the Business, (c) any joint venture, partnership or similar arrangement, (d) each Contract with respect to any Indebtedness of the Business, Splitco or any of its subsidiaries with a principal amount in excess of $1,000,000 and (e) the Facility Leases.  Each Business Material Contract is a valid and binding obligation of Parent, as of the date of this Agreement, and will be a valid and binding obligation of Splitco, as of the Closing Date, and, to Parent’s Knowledge, is in full force and effect.  Parent has performed all material obligations required to be performed by it to date under the Business Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

    8.7         Compliance with Applicable Laws.  Except as would not, individually or in the aggregate, have a Business Material Adverse Effect, the Business is being conducted in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality.

    8.8         Brokers.  There is no broker or other Person who would have any valid claim against RMT Partner or Splitco for a fee, commission or brokerage or other compensation in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Parent, Splitco or any of their subsidiaries.  Parent shall be solely responsible for all fees and expenses of any broker, finder or other Person engaged by or on behalf of Parent, Splitco or any of their subsidiaries in connection with the transactions contemplated by this Agreement.

    8.9         SEC Filings; Financial Information.

         (a)  As of the date of this Agreement, Parent, and as of the Closing Date, neither Splitco nor any of its subsidiaries, are subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.  With respect to the Business only, Parent has not filed any reports, schedules, forms, statements and other documents with the SEC since January 1, 2007 which, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact with respect to the Business or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading with respect to the Business.

         (b) Splitco is not an identified reporting unit of Parent.  As a result, financial statements prepared for Splitco are not prepared as part of Parent’s normal reporting process.  Schedule 8.9(b) sets forth (i) the unaudited pro forma schedule of revenues, expenses and net contribution for Splitco for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006, (ii) the unaudited statement for Splitco of the net book value of property, plant and equipment, spare parts, and inventory as of December 31, 2006 (with (i) and (ii) together comprising the “Annual Financial Information”), (iii) the unaudited pro forma schedule of revenues, expenses and net contribution for Splitco for the 39-week period ended September 30, 2007, and (iv) the unaudited statement for Splitco of the net book value of property, plant and equipment, spare parts, and inventory as of September 30, 2007 (the “Interim Balance Sheet”; the financial statements described in clauses (iii) and (iv), together with the Annual Financial Information, the “Financial Information”).

         (c)  The Financial Information has been compiled by management from source documentation subject to the controls and procedures of Parent’s accounting systems.  This source documentation is prepared in accordance with the internal accounting policies used by Parent for external reporting purposes, which are consistent with GAAP, subject to normal year-end adjustments and subject to the omission of footnotes.

         (d)  The books, records and other financial reports of Parent relating to the operations of Splitco used by Parent as source documentation for the Financial Information are correct in all material respects and have been maintained in accordance with sound business practices.

         (e)  The Financial Information (i) has been prepared in conformity with Parent’s internal management accounting policies applied on a basis consistent with prior years, (ii) has been prepared in accordance with GAAP, (iii) has eliminated all inter-company sales and profits and (vi) presents fairly, in all material respects, the financial position and results of operations of Splitco, subject, in the case of the Interim Financial Information, to normal year-end adjustments.  The Estimated Adjustment Statement (i) has been prepared based upon Parent’s books and records, (ii) is true, complete and correct in all material respects and (iii) presents fairly, in all material respects, the type and value of the Business Inventory.

         (f)  Except for matters reflected or reserved against in the Interim Balance Sheet, there are no liabilities or obligations of the Business (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected in the Interim Balance Sheet, except liabilities and obligations that (i) are not included in the Assumed Liabilities, (ii) were incurred since the date of such Interim Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement or (iv) would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

    8.10       Environmental Matters.  (a) The Business is being and has been conducted in compliance with all Environmental Laws, except as would not, individually or in the aggregate, have a Business Material Adverse Effect, (b) Parent and its subsidiaries possess and are in compliance with all permits required under Environmental Laws for the conduct of the Business, as currently conducted, except as would not, individually or in the aggregate, have a Business Material Adverse Effect, (c) there are no actions, suits, claims or legal, administrative or arbitration proceedings pending or, to Parent’s Knowledge, threatened under any applicable Environmental Law relating to the Business, (d) neither Parent nor any of its affiliates has stored or Released any Hazardous Substances on, under, from or at any of the Facilities or, in respect of the Business, any other properties in violation of any applicable Environmental Law, other than in a manner that would not, individually or in the aggregate, have a Business Material Adverse Effect and (e) neither Parent nor any of its affiliates has received any written notice (i) of any violation of any Environmental Laws or (ii) alleging liability for, requiring response to or remediation of, or demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Facilities or any other properties in connection with the Business, except for notices relating to any matter that, individually or in the aggregate, would not have a Business Material Adverse Effect.  Except as set forth in this Section 8.10, notwithstanding any provision of this Agreement to the contrary, no representations or warranties are being made with respect to environmental matters.  Parent has provided RMT Partner access to all material written environmental studies and audits, including all Phase I or Phase II environmental site assessments, by or on behalf of, and in possession and control of, Parent with respect to the Facilities during the five years prior to the date of this agreement.

    8.11       Products.

         (a)  Since December 31, 2006, no Products manufactured, sold or delivered by the Business have been adulterated, contaminated or misbranded in any material respect within the meaning of the Food, Drug and Cosmetic Act, as amended, including, without limitation, by the Food Additive Amendment of 1958, or any other federal, state, provincial or local law, rule or regulation.  During the three-year period prior to the date of this Agreement, there has been no recall or withdrawal by Parent or any of its subsidiaries of any Product.  Schedule 8.11(a) sets forth a list of all manufacturer’s coupon activities or programs for the Business authorized and distributed by Parent or its subsidiaries and in effect as of the date of this Agreement.

         (b)  Schedule 8.11(b) sets forth a description of each trade or consumer promotion currently in effect instituted on behalf of Parent, Splitco or their subsidiaries currently in effect and that (i) relates to the Products and (ii) will continue beyond the date of this Agreement.

    8.12       Customers.  Schedule 8.12 lists the ten largest (measured as described in more detail in Schedule 8.12) customers of the Business for the year ended on December 31, 2006.  With respect to the period from December 31, 2006 to the date of this Agreement, no such customer has materially reduced its business with the Business or has provided written notice indicating that it will terminate or materially reduce its business with the Business.

    8.13     Employee Benefits; Labor Matters.

        (a) Each plan, agreement, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, change in control benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), or other employee benefits, in each case, which is maintained, administered, sponsored or contributed to by Parent or its affiliates for the benefit of any Business Employee, other than any plan, agreement, arrangement or policy required by applicable law and other than any Multiemployer Plan, is referred to herein as a “Parent Benefit Plan”.  Schedule 8.13(a) sets forth a list, as of the date of this Agreement, of each material Parent Benefit Plan.

        (b) With respect to each material Parent Benefit Plan, Parent has made available to RMT Partner the current plan document (including any summary plan description that constitutes the plan document for the relevant plan) and amendments thereto and, for each such Parent Benefit Plan in respect of which there also exists a summary plan description, such summary plan description and any material modifications thereto.

        (c) Schedule 8.13(c)(i) identifies each Parent Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Parent Qualified Plans”).  The Internal Revenue Service has issued a favorable determination letter with respect to each Parent Qualified Plan, and the related trust has not been revoked and, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, nothing has occurred since the date of such letter that would adversely affect such qualification.  Schedule 8.13(c)(ii) identifies each Parent Benefit Plan that is a registered pension plan subject to the requirements of the ITA.

        (d) Each Assumed Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other applicable laws (including applicable laws of jurisdictions outside of the United States) and the terms of all applicable collective bargaining agreements, in each case except where the failure to be so administered would not, individually or in the aggregate, have a Business Material Adverse Effect.  As of the date of this Agreement, Parent has not received any written communication during the past 12 months from a governmental entity that alleges that any Assumed Benefit Plan has not been administered in compliance with any existing laws, rules, regulations, permits, ordinances, orders, judgments or decrees applicable to such Assumed Benefit Plan, in each case except as to matters that would not, individually or in the aggregate, have a Business Material Adverse Effect.

        (e) Except as would not, individually or in the aggregate, have a Business Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code, in each case, that would reasonably be expected to be a liability of the Business following the Closing.  As of the date of this Agreement, there is no pending or, to the Parent’s Knowledge, threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any Parent Benefit Plan, and no facts exist that would give rise to any such manner of litigation or claim that would reasonably be expected to become a liability of the Business, Splitco, RMT Partner or any of their respective affiliates at or any time following the Closing, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

        (f) Except as set forth on Schedule 8.13(f), none of Parent or any of its affiliates is obligated to contribute to any Multiemployer Plan or any multiemployer benefit plan providing welfare benefits on behalf of any Business Employees.

        (g) Provided that RMT Partner, Splitco and their respective affiliates comply with all of their obligations under this Agreement, none of the execution and delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of the transactions contemplated hereby shall (i) result in any payment (including severance, change in control or otherwise) becoming due to any Business Employee under any Parent Benefit Plan or any other agreement of Parent or its affiliates, (ii) increase any benefits otherwise payable to any Business Employee under any Parent Benefit Plan or other agreement of Parent or its affiliates or (iii) result in the acceleration of time of payment or vesting of any such benefits under any Parent Benefit Plan or other agreement of Parent or its affiliates, except, in the case of the foregoing clauses (i), (ii) and (iii), for any payments or benefits for which Parent or its subsidiaries (other than Splitco and its subsidiaries) shall be solely liable.

        (h) Other than payments or benefits that may be made to the Persons listed in Schedule 8.13(h) (the “Primary Parent Executive”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution or delivery of this Agreement, the obtaining of stockholder approval of this Agreement or the consummation of any transaction contemplated by this Agreement (either alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Parent or its affiliates will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from Parent, Splitco, RMT Partner or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.  Schedule 8.13(h) sets forth, calculated as of the date of this Agreement, Parent’s good faith, reasonable estimate of the maximum amount of “parachute payments” (as defined in Section 280G of the Code) that could be paid or provided to each Primary Parent Executive (whether in cash or property or the vesting of property and including the amount of any tax gross-up) as a result of the execution and delivery of this Agreement, the obtaining of stockholder approval or the consummation of any transaction contemplated by this Agreement (alone or in combination with any other event).  Parent shall be responsible for all payments described in Schedule 8.13(h).

        (i) Since January 1, 2007 through (and including) the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to the Business, (ii) neither Parent nor Splitco has received written notice of any unfair labor practice charges against the Business that are pending before the National Labor Relations Board or any similar state, local or foreign governmental entity and (iii) neither Parent nor Splitco has received written notice of any suits, actions or other proceedings in connection with the Business that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign governmental entity responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that would not, individually or in the aggregate, have a Business Material Adverse Effect.

        (j) Except as set forth on Schedule 8.13(j), no Assumed Benefit Plan provides for life, medical or dental benefits to retired employees, other than as required under Section 4980B of the Code or other applicable law.  Except as required by applicable law or any applicable collective bargaining agreement, and set forth on Schedule 8.13(j)(1), each plan identified on Schedule 8.13(j) may be amended to reduce or eliminate the post-retirement life, medical or dental benefits provided thereunder without further liability accruing thereunder.

        (k) Schedule 8.13(k) sets forth a list, as of not more than five days prior to the date of this Agreement, of the outstanding grants of stock options, stock appreciation rights, stock-based performance units, restricted stock awards, restricted stock units, phantom stock awards and other equity-based awards relating to shares of Parent common stock that are held by Business Employees.

    8.14     Taxes.  Except as would not, individually or in the aggregate, have a Business Material Adverse Effect, (a) no Liens for Taxes exist and no outstanding claims for Taxes have been asserted in writing with respect to the Business, the Acquired Assets or the Assumed Liabilities, (b) Parent and its subsidiaries have paid all Taxes required to be paid by them with respect to the Business, the Acquired Assets and the Assumed Liabilities, (c) neither Splitco nor any of its subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Internal Spin and the Distribution) that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement, (d) neither Parent (with respect to the Acquired Assets and the Business) nor Splitco has, to Parent’s Knowledge, “participated” in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation, (e) none of the Acquired Assets constitute stock in a subsidiary and (f) neither Parent nor Splitco has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented or would reasonably be expected to prevent the Intended Tax-Free Treatment.

            8.15     Condition and Sufficiency of Acquired Assets.  The Acquired Assets, whether owned, licensed or leased, are in good operating condition and repair (normal wear and tear excepted) and are adequate, in each case in all material respects and for the purposes for which they are presently used. The Acquired Assets, together with the services specified in Annex A of the Transition Services Agreement, constitute substantially all of the assets that are used in, held for use in or necessary to the conduct, and are sufficient to permit Splitco and its subsidiaries to conduct, the Business in the manner in which it is currently conducted.

            8.16     No Business Material Adverse Effect.  Since December 31, 2006, there has not been any circumstance, change, development, condition or event that, individually or in the aggregate, has had or is reasonably likely after the Closing Date to have a Business Material Adverse Effect.

    8.17     Ordinary Course.  From December 31, 2006 through the date of this Agreement, Parent has conducted the Business in all material respects in the ordinary course.

    8.18     Inventory.  At the Closing, subject to ordinary course reserves and based on historical forecasts and the business plan for the Business as of the date of this Agreement, the Inventory will (a) be current, non-obsolete and saleable in the ordinary course and (b) meet in all material respects applicable manufacturing specifications and be free of material defects in workmanship and materials.

            8.19     Information Supplied.  None of the information supplied or to be supplied by Parent or Splitco for inclusion or incorporation by reference in (i) RMT Partner Form S-4 will, at the time the RMT Partner Form S-4 is filed, amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to RMT Partner’s stockholders or at the time of RMT Partner Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            8.20     Interim Operations of Splitco.  Splitco and any subsidiaries of Splitco were formed solely for the purpose of engaging in the transactions contemplated hereby, have engaged in no other business activities and have conducted their operations only as contemplated hereby.

            8.21     Inspection; Knowledge.  Before entering into this Agreement, Parent has inspected and examined the assets and liabilities of RMT Partner as fully as it desired and has had the opportunity to ask questions and receive answers from RMT Partner and its agents, affiliates and representatives regarding the business and properties, prospects and financial condition of RMT Partner, and to obtain such additional information and to do such due diligence as it deems necessary to verify the accuracy of the information furnished to Parent or to which Parent otherwise had access.  As of the date of this Agreement, Parent has no Knowledge of any inaccuracy in the representations and warranties made by RMT Partner and Merger Sub herein that would reasonably be expected to give rise to the failure of a condition set forth in Section 13.2(a) or Section 13.2(b).

    8.22     No Other Representations or Warranties.  (a) Parent acknowledges that none of RMT Partner and its subsidiaries and affiliates and Merger Sub make any representation or warranty whatsoever, express or implied, to Parent or Splitco or any of their affiliates with respect to RMT Partner or Merger Sub, or their assets or business, including any representation or warranty as to merchantability, fitness for a particular purpose or future results, other than as expressly provided in Article 9 or the Collateral Agreements and (b) none of RMT Partner and its subsidiaries and affiliates and Merger Sub make any representation or warranty to Parent or any of its affiliates, express or implied, with respect to (i) the information distributed or made available by or on behalf of RMT Partner, (ii) any management presentation or (iii) any financial projection or forecast relating to the business of RMT Partner.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES OF RMT PARTNER AND MERGER SUB

        Except as disclosed in the Schedules attached hereto (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such Schedule relates; provided, however, that any information set forth in one section of such Schedule shall be deemed to apply to each other Section or subsection thereof or hereof to which its relevance is readily apparent on its face), each of RMT Partner and Merger Sub hereby represents and warrants to Parent as follows:

        9.1       RMT Partner’s Authority; No Conflicts.

        (a) RMT Partner is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of RMT Partner and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by RMT Partner and Merger Sub to authorize the execution, delivery and performance of this Agreement and the Collateral Agreements to which it is intended to be a party and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been, and the Collateral Agreements to which RMT Partner or Merger Sub is intended to be a party will, on the Closing Date, be duly executed and delivered by RMT Partner and Merger Sub and, assuming the due execution hereof (and thereof) by Parent (or one of its subsidiaries), this Agreement and the Collateral Agreements to which RMT Partner or Merger Sub is intended to be a party constitute or will constitute, on the Closing Date, the valid and binding obligation of RMT Partner and Merger Sub, enforceable against RMT Partner and Merger Sub in accordance with its terms, except as enforcement hereof and thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general equitable principles.

        (b) The execution, delivery and performance by RMT Partner and Merger Sub of this Agreement, and the Collateral Agreements to which RMT Partner or Merger Sub is intended to be a party will not, violate, breach, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Lien (other than Permitted Liens) on any assets of RMT Partner and Merger Sub that are, individually or in the aggregate, material to RMT Partner under (i) any provision of RMT Partner’s or Merger Sub’s certificate of incorporation or by-laws, (ii) any statute, rule or regulation applicable to RMT Partner and Merger Sub or any of its respective properties or assets or (iii) any RMT Partner Material Contract, except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or right of termination, cancellation, payment or acceleration or Lien that, individually or in the aggregate, would not have an RMT Partner Material Adverse Effect.

        (c) No Governmental Approval of, or registration, declaration or filing with, or permit from, any governmental entity is required to be obtained or made by or with respect to RMT Partner, Merger Sub or any subsidiary of RMT Partner in connection with the execution, delivery and performance of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under the HSR Act and the Canadian Competition Act, (ii) (A) the filings by Splitco with the SEC of the Splitco Form S-1/S-4 (or the Splitco Form S-1, if Parent elects to effect the Distribution solely as a Spin-Off), (B) the filing by Parent with the SEC of the Schedule TO and (C) the filings by RMT Partner with the SEC of the RMT Partner Form S-4 and the Proxy Statement, (iii) such Governmental Approvals and filings as are required to be obtained or made under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Splitco Common Stock pursuant to the Distribution or issuance of shares of RMT Partner Common Stock in the Splitco Merger, (iv) such Governmental Approvals and filings as are required to be obtained or made from the IRS in connection with the IRS Ruling, (v) such Governmental Approvals as are required in connection with recording the assignment of any Acquired Intellectual Property or the licensing of any Intellectual Property, (vi) the filings of the certificates of merger, (vii) the filing of all necessary documentation with RMT Partner Exchange pursuant to the RMT Partner Stock Issuance and (viii) such other Governmental Approvals, registrations, declarations, filings or permits that, individually or in the aggregate, have not had and would not reasonably be expected to have an RMT Partner Material Adverse Effect and would not prevent or materially delay the consummation of the transactions contemplated hereby.

        (c) No Governmental Approval of, or registration, declaration or filing with, or permit from, any governmental entity is required to be obtained or made by or with respect to RMT Partner, Merger Sub or any subsidiary of RMT Partner in connection with the execution, delivery and performance of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, other than (i) compliance with and filings under the HSR Act and the Canadian Competition Act, (ii) (A) the filings by Splitco with the SEC of the Splitco Form S-1/S-4 (or the Splitco Form S-1, if Parent elects to effect the Distribution solely as a Spin-Off), (B) the filing by Parent with the SEC of the Schedule TO and (C) the filings by RMT Partner with the SEC of the RMT Partner Form S-4 and the Proxy Statement, (iii) such Governmental Approvals and filings as are required to be obtained or made under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Splitco Common Stock pursuant to the Distribution or issuance of shares of RMT Partner Common Stock in the Splitco Merger, (iv) such Governmental Approvals and filings as are required to be obtained or made from the IRS in connection with the IRS Ruling, (v) such Governmental Approvals as are required in connection with recording the assignment of any Acquired Intellectual Property or the licensing of any Intellectual Property, (vi) the filings of the certificates of merger, (vii) the filing of all necessary documentation with RMT Partner Exchange pursuant to the RMT Partner Stock Issuance and (viii) such other Governmental Approvals, registrations, declarations, filings or permits that, individually or in the aggregate, have not had and would not reasonably be expected to have an RMT Partner Material Adverse Effect and would not prevent or materially delay the consummation of the transactions contemplated hereby.
        (d) The Boards of Directors of RMT Partner and Merger Sub, in each case at a meeting duly called and held, duly and unanimously adopted (with all directors in attendance voting in favor) resolutions (i) approving this Agreement, the Collateral Agreements to which RMT Partner or Merger Sub, as the case may be, is or is contemplated to be a party, the Splitco Merger and the other transactions contemplated hereby and (ii) in the case of the Board of Directors of RMT Partner, (A) determining that the terms of the Splitco Merger, this Agreement and the other transactions contemplated hereby are fair to and in the best interests of the holders of RMT Partner Common Stock and (B) recommending that the holders of RMT Partner Common Stock vote in favor of the RMT Partner Stock Issuance, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.  Shares of RMT Partner Common Stock are not subject to any shareholders’ rights plan, or “poison pill” or similar plan.

        (e) The only vote or consent of holders of any class or series of capital stock of RMT Partner necessary to approve and adopt this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby is the approval of the RMT Partner Stock Issuance by the affirmative vote of a majority of the shares of RMT Partner Common Stock present in person and voting on the issue or represented by proxy and voting on the issue at the Parent Stockholders Meeting (provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal) and pursuant to the rules and regulations of the RMT Partner Exchange (the “RMT Partner Stock Issuance Approval”).  As soon as practicable after execution of this Agreement, RMT Partner, as the sole stockholder of Merger Sub, shall adopt this Agreement by written consent.

        9.2       Capital Structure.

        (a) As of November 13, 2007 (the “Capitalization Date”),  (a) 25,674,121 shares of RMT Partner Common Stock were issued and outstanding (including 297,968 RMT Partner Restricted Shares), (b) 7,337,196 shares of RMT Partner Common Stock were held in treasury, (c)  2,858,457 shares of RMT Partner Common Stock were reserved and available for issuance pursuant to the RMT Partner Stock Plans, of which 1,550,957 shares of RMT Partner Common Stock were subject to outstanding RMT Partner Stock Options, and 1,307,500 shares were subject to outstanding RMT Partner SARs, and (d) no bonds, debentures, notes, or other Indebtedness of RMT Partner having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Splitco Common Stock may vote (“RMT Partner Voting Debt”) are outstanding.  All outstanding shares of RMT Partner Common Stock outstanding as of the Capitalization Date are, and all additional shares of RMT Partner Common Stock that may be issued prior to the Splitco Merger Effective Time or pursuant to the Splitco Merger in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the articles of incorporation or by-laws or any RMT Partner Material Contract.  Except as set forth above, as of the Capitalization Date, there were no other shares of capital stock issued or outstanding.  Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which RMT Partner is a party or by which any of them is bound (i) obligating RMT Partner to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, RMT Partner or any RMT Partner Voting Debt, (ii) obligating RMT Partner to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of RMT Partner Common Stock or that are linked to the value of RMT Partner Common Stock or the value of RMT Partner or any part thereof, granted under the RMT Partner Stock Plans or otherwise.  From the Capitalization Date until the date of this Agreement, there have been no issuances by RMT Partner of shares of capital stock of, or other equity or voting interests in, RMT Partner, other than the issuance of shares of RMT Partner Common Stock pursuant to the exercise of RMT Partner Stock Options outstanding as of the Capitalization Date in accordance with their terms as in effect on the Capitalization Date.

        (b) With respect to RMT Partner Stock Options, (i) each RMT Partner Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an RMT Partner Stock Option was duly authorized no later than the date on which the grant of such RMT Partner Stock Option was, by its terms, to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of RMT Partner (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the applicable RMT Partner Stock Plan, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the RMT Partner Exchange and any other exchange on which RMT Partner securities are traded, (iv) the per share exercise price of each RMT Partner Stock Option was not less than the fair market value of a share of RMT Partner Common Stock on the applicable Grant Date and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of RMT Partner and disclosed in all of the RMT Partner SEC Documents in accordance with the Exchange Act and all other applicable laws.  RMT Partner has not knowingly granted, and there is no and has been no policy or practice of RMT Partner of granting, RMT Partner Stock Options prior to, or otherwise coordinating the grant of RMT Partner Stock Options with, the release or other public announcement of material information regarding RMT Partner or its affiliates or their results of operations or prospects.

    9.3       Title to Tangible Assets; Real Property.  RMT Partner has as of the date of this Agreement, and shall have as of the Closing Date, good, valid and insurable fee simple title to, or in the case of any facilities of RMT Partner which are leased, valid leasehold interests in, each facility of RMT Partner, free and clear of all Liens other than Permitted Liens.  There are no outstanding options, rights of first offer or rights of first refusal in favor of third parties to purchase any owned facility or any portion thereof or interest therein, and there is no pending, and RMT Partner has not received written notice of, any condemnation or other proceeding in eminent domain, pending or threatened, affecting any parcel of an owned facility.  RMT Partner has as of the date of this Agreement, and shall have as of the Closing Date, complied in all material respects with the terms of all leases to which any of its facilities are subject, and all such leases are in full force and effect.

        9.4       Intellectual Property.

        (a) Patents

            (i)    RMT Partner (or one of its subsidiaries, as applicable) owns all right, title, and interest in, to and under each of the Patents (each of which is included in the Acquired Intellectual Property) set forth in Schedule 9.4(a) (the “RMT Partner Scheduled Patents”), free and clear of all restrictions, security interests, court orders, injunctions, decrees, writs, licenses, or other encumbrances or adverse claims of any kind, whether by written agreement or otherwise.

            (ii)            RMT Partner has taken all necessary and reasonable action to maintain and protect the RMT Partner Scheduled Patents in all material respects and all required filing, examinations, submissions, issue fees, and maintenance fees have been filed and paid for all pending applications and all issued RMT Partner Scheduled Patents.

            (iii)            No RMT Partner Scheduled Patent is now involved in any interference, reissue, reexamination, infringement, or other adverse proceeding, and, to RMT Partner’s Knowledge, no such action is threatened with respect to any of any of the Patents identified on Schedule 9.4(a).

        (b) Trademarks

            (i)            As of the date of this Agreement, RMT Partner (or one of its subsidiaries or affiliates, as applicable) owns all right, title, and interest in, to, and under each of the registered Trademarks set forth in Schedule 9.4(b)(i) (the “RMT Partner Scheduled Trademarks”), free and clear of all restrictions, security interests, court orders, injunctions, decrees, writs, licenses, or other encumbrances or adverse claims of any kind, whether by written agreement or otherwise.

            (ii)            RMT Partner has taken all necessary reasonable action to maintain and protect the RMT Partner Scheduled Trademarks in all material respects and all required filings, responses to Office Actions (or the like), post-registration affidavits of use and incontestability, and renewal applications have been timely filed with respect to all RMT Partner Scheduled Trademarks that have been registered with the United States Patent and Trademark Office, or an equivalent foreign office.

            (iii)            As of the date of this Agreement, no RMT Partner Scheduled Trademark is involved in any opposition, invalidation, cancellation, infringement, ownership, or other adverse proceeding, and, to RMT Partner’s Knowledge, no such action is threatened with the respect to any of the RMT Partner Scheduled Trademarks.

            (iv)            As of the date of this Agreement, RMT Partner (or one of its subsidiaries or affiliates, as applicable) owns all right, title and interest in, to, and under each of the pending Trademark applications set forth in Schedule 9.4(b)(iv) and all such applications and registrations are free and clear of all security interests, court orders, injunctions, decrees, writs, licenses, or other rights granted by RMT Partner or its subsidiaries.

        (c) Copyrights

            (i)            As of the date of this Agreement, RMT Partner (or one of its subsidiaries or affiliates, as applicable) owns all right, title, and interest in, to, and under each of the registered Copyrights set forth in Schedule 9.4(c) (the “RMT Partner Scheduled Copyrights”), and to RMT Partner’s Knowledge, all such Copyrights are free and clear of all security interests, court orders, injunctions, decrees, writs, or other rights granted by RMT Partner, its subsidiaries or affiliates.

            (ii)            To RMT Partner’s Knowledge, as of the date of this Agreement, no RMT Partner Scheduled Copyright used exclusively in connection with the Business is involved in any infringement, ownership, accounting, or other adverse proceeding, and, to RMT Partner’s Knowledge, no such action is threatened with the respect to any of the RMT Partner Scheduled Copyrights.

        (d) Domain Names

            (i)            As of the date of this Agreement, RMT Partner (or one of its subsidiaries or affiliates, as applicable) owns all right, title, and interest in, to, and under each of the registered Domain Names set forth in Schedule 9.4(d)  (the “RMT Partner Scheduled Domain Names”), free and clear of all restrictions, security interests, court orders, injunctions, decrees, writs, license, or other encumbrances or adverse claims, whether by written agreement or otherwise.

            (ii)            RMT Partner has taken all necessary reasonable action to maintain and renew the RMT Partner Scheduled Domain Names in all material respects.

            (iii)            As of the date of this Agreement, no RMT Partner Scheduled Domain Name is now involved in any infringement, ownership, dispute resolution, or other adverse proceeding, and, to RMT Partner’s Knowledge, no such action is threatened with the respect to any of the RMT Partner Scheduled Domain Names.

        (e) Trade Secrets

            (i)            RMT Partner, and its subsidiaries, as applicable, have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the RMT Partner Trade Secrets.

            (ii)            RMT Partner has good title and an absolute (but not necessarily exclusive) right to use the RMT Partner Trade Secrets. The RMT Partner Trade Secrets are not part of the public knowledge or literature, and, to RMT Partner’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than RMT Partner and/or its subsidiaries) or to the detriment of RMT Partner.

            (iii)            To RMT Partner’s Knowledge, no RMT Partner Trade Secret is now involved in any infringement, misappropriation, ownership, or other adverse proceeding, and, to RMT Partner’s Knowledge, no Trade Secret is the subject of any adverse claim and no such action is threatened with the respect to any of the RMT Partner Trade Secrets.

        (f) In General, as to RMT Partner’s Intellectual Property

            (i)            As of the date of this Agreement, it is the general practice of the RMT Partner and its subsidiaries and affiliates to have agreements with its employees who participate in the design, development, creation, conception, research, reduction to practice, and the like of Intellectual Property and that all such agreements provide that all rights, title and interest in, to and under any Intellectual Property arising out of his or her participation in such activities is and shall be completely and fully owned by, assigned to and shall fully vest in RMT Partner.  To RMT Partner’s Knowledge no current or former employee of RMT Partner, its subsidiaries or affiliates, claims any ownership interest or other right or interest in, to or under any of RMT Partner’s Intellectual Property.

            (ii)            To RMT Partner’s Knowledge, RMT Partner’s (and its subsidiaries’ and affiliates’) conduct of its business does not infringe on, misappropriate, or otherwise violate (either directly or indirectly, such as through contributory infringement or inducement to infringe), the intellectual property rights of any Person.

            (iii)            To RMT Partner’s Knowledge, no Person is misappropriating, infringing, diluting, or otherwise violating any right of the RMT Partner (or its subsidiaries or affiliates) with respect to any of RMT Partner’s Intellectual Property, where such action would have a material adverse effect on the business of RMT Partner and no claims, suits, arbitrations or other adversarial proceedings are currently pending as of the date of this Agreement or, within the prior 12 months, have been brought or threatened against any Person by or on behalf of RMT Partner or any of its subsidiaries or affiliates.

            (iv)            RMT Partner and its subsidiaries and affiliates have not received during the 12 months prior to the date of this Agreement any written notice by any Person of any pending or threatened claim, suit, action, mediation, arbitration order or other adversarial proceeding: (A) alleging infringement, misappropriation, dilution, or any other violation, arising out of the conduct of the RMT Partner’s business, by RMT Partner or any of its subsidiaries or affiliates of any intellectual property or other rights of any Person or (B) challenging the ownership, validity, enforceability, use of, enforcement, registrability, or maintenance of, any of RMT Partner’s Intellectual Property owned or used by RMT Partner or any of is subsidiaries or affiliates, and, to RMT Partner’s Knowledge, no Intellectual Property owned or used by RMT Partner or any of its subsidiaries or affiliates is being used or enforced in a manner that would to RMT Partner’s Knowledge reasonably be expected to result in the abandonment, cancellation, invalidity, termination, or unenforceability of any such Intellectual Property.

            (v)            As of the date of this Agreement, neither RMT Partner nor its subsidiaries or affiliates have entered into any agreements, compromises, consents, judgments, orders, indemnifications, forbearances to sue, or settlement agreements that: (i) restrict in any material respect RMT Partner’s (or its subsidiaries’ or affiliates’) right to use any of RMT Partner’s Intellectual Property or (ii) restrict in any material respect the conduct of RMT Partner’s business in order to accommodate a third Person’s alleged intellectual property rights.

            (vi)            Schedule 9.4(f)(vi) sets forth a list as of the date of this Agreement of all known third party agreements granting to RMT Partner, to RMT Partner’s Knowledge (or to any of its subsidiaries or affiliates, as applicable) any right in any Intellectual Property owned by RMT Partner.  Schedule 9.4(f)(vi)(a) sets forth a list as of the date of this Agreement of all known third-party written agreements in which, to RMT Partner’s Knowledge, RMT Partner granted to a known third party any right to use any of Intellectual Property owned by RMT Partner.

    9.5       Litigation; Proceedings.  There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal relating to RMT Partner or (b) actions, suits, claims or legal, administrative or arbitration proceedings pending or, to RMT Partner’s Knowledge, threatened, which relate to RMT Partner or which seek any injunctive relief, in each case which has had or would reasonably be expected to have, individually or in the aggregate, an adverse economic impact on RMT Partner in excess of $1,000,000.  To RMT Partner’s Knowledge, there are no investigations pending which relate to RMT Partner.

    9.6   Material Contracts.  RMT Partner has delivered or made available current and complete copies of the documents constituting all RMT Partner Material Contracts as of the date of this Agreement.  Schedule 9.6 sets forth as of the date of this Agreement (collectively, the “RMT Partner Material Contracts”):  (a) each real property lease agreement and equipment lease agreement involving annual payments in excess of $1,000,000 and each Contract for the purchase of goods with a term of two years or longer and involves annual payments in excess of $1,000,000, (b) any non-competition Contract or any other Contract that materially limits or will materially limit RMT Partner or its subsidiaries from engaging in the Business, (c) each Contract with respect to any Indebtedness of RMT Partner and its subsidiaries with a principal amount in excess of $1,000,000 and (d) any other “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act and the Exchange Act, without regard as to the date on which such Contract was entered into (other than compensatory plans or arrangements as defined in Item 601(b)(10)(iii) of Regulation S-K promulgated under the Securities Act and the Exchange Act)).  Each RMT Partner Material Contract is, as of the date of this Agreement, and shall be as of the Closing Date, a valid and binding obligation of RMT Partner and, to RMT Partner’s Knowledge, is in full force and effect.  RMT Partner has performed all material obligations required to be performed by it to date under RMT Partner Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

    9.7       Compliance with Applicable Laws.  Except as would not, individually or in the aggregate, have an RMT Partner Material Adverse Effect, RMT Partner’s business is being conducted in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality.

    9.8       Brokers.  There is no broker or other Person who would have any valid claim against Parent for a fee, commission, or brokerage or other compensation in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by RMT Partner.  RMT Partner shall be solely responsible for all fees and expenses of any broker, finder or other Person engaged by or on behalf of RMT Partner or Merger Sub or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

    9.9       SEC Filings; Financial Information.

        (a) RMT Partner has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by RMT Partner since January 1, 2007 (the “RMT Partner SEC Documents”).  As of their respective dates of filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the RMT Partner SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the RMT Partner SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of RMT Partner included in the RMT Partner SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of RMT Partner and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

        (c) Except for matters reflected or reserved against in the latest quarterly consolidated balance sheet of RMT Partner included in the RMT Partner SEC Documents (or the notes thereto) included in the RMT Partner SEC Documents filed with the SEC prior to the date of this Agreement, neither RMT Partner nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of RMT Partner (including the notes thereto), except liabilities and obligations that (i) were incurred since the date of such latest quarterly consolidated balance sheet in the ordinary course of business, (ii) are incurred in connection with the transactions contemplated by this Agreement or (iii) would not, individually or in the aggregate, reasonably be expected to have an RMT Partner Material Adverse Effect.  To RMT Partner’s Knowledge, as of the date of this Agreement none of the RMT Partner SEC Documents is the subject of ongoing SEC review, outstanding SEC comments or outstanding SEC investigation.

    9.10     Environmental Matters.  (a) The operations of RMT Partner and its affiliates are being and have been conducted in compliance with all Environmental Laws, except as would not, individually or in the aggregate, have an RMT Partner Material Adverse Effect, (b) RMT Partner and its affiliates possess and are in compliance with all permits required under Environmental Laws for the conduct of their respective operations, as currently conducted, except as would not, individually or in the aggregate, have an RMT Partner Material Adverse Effect, (c) there are no actions, suits, claims or legal, administrative or arbitration proceedings pending or, to RMT Partner’s Knowledge threatened under any applicable Environmental Law relating to RMT Partner or its affiliates , (d) neither RMT Partner nor any of its affiliates has stored or Released any Hazardous Substances on, under, from or at any of its facilities or any other properties in violation of any applicable Environmental Law, other than in a manner that would not, individually or in the aggregate, have an RMT Material Adverse Effect and (e) neither RMT Partner nor any of its affiliates has received any written notice (i) of any violation of any Environmental Laws or (ii) alleging liability for, requiring the response to or remediation of, or demanding payment for response to or remediation of, Hazardous Substances at or arising from their respective operations or facilities or at or arising from any other properties, except for notices relating to any matter that, individually or in the aggregate, would not have an RMT Partner Material Adverse Effect.  Except as set forth in this Section 9.10, notwithstanding any provision of this Agreement to the contrary, no representations or warranties are being made with respect to environmental matters.  RMT Partner has provided Parent access to all material written environmental studies and audits, including all Phase I or Phase II environmental site assessments conducted by or on behalf of, and is possession and control of, RMT Partner or its affiliates with respect to any of the RMT Partner’s facilities or properties during the five years prior to the date of this Agreement.

    9.11     Products.

        (a) Since December 31, 2006, no products of RMT Partner manufactured, sold or delivered by RMT Partner have been adulterated, contaminated or misbranded in any material respect within the meaning of the Food, Drug and Cosmetic Act, as amended, including, without limitation, by the Food Additive Amendment of 1958, or any other federal, state or local law, rule or regulation.  During the three-year period prior to the date of this Agreement, there has been no recall or withdrawal by RMT Partner or any of its subsidiaries of any Product.  Schedule 9.11(a) sets forth a list of all manufacturer’s coupon activities or programs for the business of RMT Partner authorized and distributed by RMT Partner or its subsidiaries and in effect as of the date of this Agreement.

        (b) Schedule 9.11(b) sets forth a description of each trade or consumer promotion currently in effect instituted on behalf of RMT Partner or their subsidiaries currently in effect and that (i) relates to the products of RMT Partner and (ii) will continue beyond the date of this Agreement.

    9.12     Customers.  Schedule 9.12 lists the ten largest (measured as described in more detail in Schedule 9.12) customers of the business of RMT Partner for the year ended on December 31, 2006.  With respect to the period from December 31, 2006 to the date of this Agreement, no such customer has materially reduced its business with the business of RMT Partner or has provided written notice indicating that it will terminate or materially reduce its business with the business of RMT Partner.

    9.13     Employee Benefits; Labor Matters.

        (a) Each plan, agreement, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, change-in-control benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), or other employee benefits, in each case, which is maintained, administered, sponsored or contributed to by RMT Partner or its affiliates for the benefit of any officer, director or employee of RMT Partner or any of its affiliates, other than any plan, agreement, arrangement or policy required by applicable law and other than any Multiemployer Plan, is referred to herein as an “RMT Partner Benefit Plan.” Schedule 9.13(a) sets forth a list, as of the date of this Agreement, of each material RMT Partner Benefit Plan.

        (b) With respect to each material RMT Partner Benefit Plan, RMT Partner has made available to Parent the current summary plan description and any material modifications thereto for each such RMT Partner Benefit Plan in respect of which there exists a summary plan description, and has made available to RMT Partner a copy of each such RMT Partner Benefit Plan with respect to which no summary plan description exists.

        (c) Schedule 9.13(c)(i) identifies each RMT Partner Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“RMT Partner Qualified Plans”).  The Internal Revenue Service has issued a favorable determination letter with respect to each RMT Partner Qualified Plan, and the related trust has not been revoked and, except as would not, individually or in the aggregate, reasonably be expected to have an RMT Partner Material Adverse Effect, nothing has occurred since the date of such letter that would adversely affect such qualification.  Schedule 9.13(c)(ii) identifies each RMT Partner Benefit Plan that is a registered pension plan subject to the requirements of the ITA.

        (d) Each RMT Partner Benefit Plan has been administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other applicable laws (including applicable laws of jurisdictions outside of the United States) and the terms of all applicable collective bargaining agreements, in each case except where the failure to be so administered would not, individually or in the aggregate, have an RMT Partner Material Adverse Effect.  As of the date of this Agreement, RMT Partner has not received any written communication during the past 12 months from a governmental entity that alleges that any RMT Partner Benefit Plan has not been administered in compliance with any existing laws, rules, regulations, permits, ordinances, orders, judgments or decrees applicable to such RMT Partner Benefit Plan, in each case except as to matters that would not, individually or in the aggregate, have an RMT Partner Material Adverse Effect.

        (e) Except as would not, individually or in the aggregate, have an RMT Partner Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, or (iii) Sections 412 and 4971 of the Code, in each case, that would reasonably be expected to be a liability of RMT Partner or any of its affiliates following the Closing.  As of the date of this Agreement, there is no pending or, to RMT Partner’s Knowledge, threatened legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim against or involving any RMT Partner Benefit Plan, and no facts exist that would give rise to any such manner of litigation or claim, in each case, except as would not, individually or in the aggregate, reasonably be expected to have an RMT Partner Material Adverse Effect.

        (f) Except as set forth on Schedule 9.13(f), none of RMT Partner or any of its affiliates is obligated to contribute to any Multiemployer Plan or any multiemployer benefit plan providing welfare benefits.

        (g) None of the execution and delivery of this Agreement or the Collateral Agreements, the obtaining of the RMT Partner Stock Issuance Approval or the consummation of the transactions contemplated hereby shall (i) result in any payment (including severance, change-in-control or otherwise) becoming due to any officer, director or employee of RMT Partner or any of its affiliates under any RMT Partner Benefit Plan or any other agreement of RMT Partner or its affiliates, (ii) increase any benefits otherwise payable to any officer, director or employee of RMT Partner or its affiliates under any RMT Partner Benefit Plan or other agreement of RMT Partner or its affiliates or (iii) result in the acceleration of time of payment or vesting of any such benefits under any RMT Partner Benefit Plan or other agreement of RMT Partner or its affiliates.

        (h) Other than payments or benefits that may be made to the Persons listed in Schedule 9.13(h) (the “Primary RMT Partner Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution or delivery of this Agreement or the Collateral Agreements, the obtaining of the RMT Partner Stock Issuance Approval or the consummation of any transaction contemplated by this Agreement (either alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to RMT Partner or its affiliates will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from RMT Partner, any of its affiliates or any other Person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual.  Schedule 9.13(h) sets forth, calculated as of the date of this Agreement, RMT Partner’s good faith, reasonable estimate of the maximum amount of “parachute payments” (as defined in Section 280G of the Code) that could be paid or provided to each Primary RMT Partner Executive (whether in cash or property or the vesting of property and including the amount of any tax gross-up) as a result of the execution and delivery of this Agreement, the obtaining of the RMT Partner Stock Issuance Approval or the consummation of any transaction contemplated hereby (alone or in combination with any other event).

        (i) Since January 1, 2007 through (and including) the date of this Agreement, (i) there has not been any labor strike, work stoppage or lockout with respect to RMT Partner or any of its affiliates, (ii) RMT Partner has not received written notice of any unfair labor practice charges that are pending before the National Labor Relations Board or any similar state, local or foreign governmental entity and (iii) RMT Partner has not received written notice of any suits, actions or other proceedings that are pending before the Equal Employment Opportunity Commission or any similar state, local or foreign governmental entity responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that would not, individually or in the aggregate, have an RMT Partner Material Adverse Effect.

        (j) Except as set forth on Schedule 9.13(j), no RMT Partner Benefit Plan provides for life, medical or dental benefits to retired employees, other than as required under Section 4980B of the Code or other applicable law.  Except as required by applicable law or any applicable collective bargaining agreement, and set forth on Schedule 9.13(j)(i), each plan identified on Schedule 9.13(j) may be amended to reduce or eliminate the post-retirement life, medical or dental benefits provided thereunder without further liability accruing thereunder.

    9.14     Taxes.  Except as would not, individually or in the aggregate, have an RMT Partner Material Adverse Effect, (a) RMT Partner and its subsidiaries have paid all Taxes required to be paid by them, (b) RMT Partner and its subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods on RMT Partner’s most recent financial statements to the extent required by GAAP or in the case of foreign entities, in accordance with generally applicable accounting principles in the relevant jurisdiction, (c) neither RMT Partner nor any of its subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 or 361 of the Code in the two years prior to the date of this Agreement, (d) neither RMT Partner nor any of its subsidiaries has, to RMT Partner’s Knowledge, “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, other than a transaction exempted from the reporting requirements of such Regulation, and (e) neither RMT Partner nor any of its subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that has prevented or would reasonably be expected to prevent the Intended Tax-Free Treatment.

    9.15     No RMT Partner Material Adverse Effect.  Since September 30, 2006, there has not been any circumstance, change, development, condition or event that, individually or in the aggregate, has had or is reasonably likely after the Closing Date to have an RMT Partner Material Adverse Effect.

    9.16     Ordinary Course.  From September 30, 2006 through the date of this Agreement, RMT Partner has conducted its business in all material respects in the ordinary course, and during such period there has not been:

        (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of RMT Partner or any repurchase for value by RMT Partner of any capital stock of RMT Partner; or

        (b) any split, combination or reclassification of any capital stock of RMT Partner or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of RMT Partner.

    9.17     Inventory.  At the Closing, subject to ordinary course reserves and based on historical forecasts and the business plan for the business of RMT Partner as of the date of this Agreement, the inventory of RMT Partner as of the Closing Date, including raw materials, packaging materials, work-in-process and finished products, will (a) be current, non-obsolete and saleable in the ordinary course and (b) meet in all material respects applicable manufacturing specifications and be free of material defects in workmanship and materials.

    9.18     Information Supplied. None of the information supplied or to be supplied by RMT Partner for inclusion or incorporation by reference in the Splitco Form S-1/S-4 (or the Splitco Form S-1, if Parent elects to effect the Distribution solely as a Spin-Off) or the Schedule TO which is to be filed with the SEC by Parent or Splitco, as applicable, in connection with the transactions contemplated hereby will, at the time the Splitco Form S-1/S-4 or the Schedule TO is filed, amended or supplemented or, in the case of the Splitco Form S-1/S-4, at the time such filings become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    9.19     Takeover Laws.  No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection” or other similar anti-takeover statute or regulation enacted under the GBCL or the laws of any other jurisdiction will apply to this Agreement, the Splitco Merger or the other transactions contemplated by this Agreement.

    9.20     Opinion of Financial Advisor.  RMT Partner has received the opinion of Banc of America Securities LLC, dated the date of this Agreement, to the effect that, as of such date, the exchange ratio described in Section 4.8(a)(i) is fair, from a financial point of view, to RMT Partner, a signed copy of which opinion will be promptly delivered after the date of this Agreement to Parent for information purposes only.

    9.21     Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    9.22     Inspection; Knowledge.  Before entering into this Agreement, RMT Partner and Merger Sub have inspected and examined the Acquired Assets and Assumed Liabilities as fully as it desired and has had the opportunity to ask questions and receive answers from Parent and its agents, affiliates and representatives regarding the Business and its properties, prospects and financial condition, and to obtain such additional information and to do such due diligence as it deems necessary to verify the accuracy of the information furnished to RMT Partner and Merger Sub or to which RMT Partner and Merger Sub otherwise had access.  As of the date of this Agreement, RMT Partner has no Knowledge of any inaccuracy in the representations and warranties made by Parent and Splitco herein that would reasonably be expected to give rise to the failure of a condition set forth in Section 13.3(a) or Section 13.3(b).

    9.23     No Other Representations or Warranties.  (a) RMT Partner and Merger Sub acknowledge that none of Parent and its affiliates make any representation or warranty whatsoever, express or implied, to RMT Partner, Merger Sub or any of their affiliates with respect to the Business, the Acquired Assets or the Assumed Liabilities, including any representation or warranty as to merchantability, fitness for a particular purpose or future results, other than as expressly provided in Article 8 or the Collateral Agreements, (b) none of Parent, Splitco or any of their affiliates make any representation or warranty to RMT Partner or Merger Sub or any of their affiliates, express or implied, with respect to (i) the information distributed or made available by or on behalf of Parent, (ii) any management presentation or (iii) any financial projection or forecast relating to the Business, (c) all of the Acquired Assets and Assumed Liabilities shall be transferred or assumed on an “as is, where is” basis, and any implied warranty as to merchantability, fitness for a particular purpose or future results is expressly disclaimed and (d) Splitco’s obligations under Article 4 shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or any Collateral Agreement or any document delivered in connection herewith or therewith or any right or alleged right to indemnification hereunder or thereunder.

ARTICLE 10

COVENANTS OF PARENT AND SPLITCO

Each of Parent and Splitco covenants and agrees as follows:

    10.1     Ordinary Conduct of the Business.  Except for matters contemplated by the terms of this Agreement (including any internal restructurings in connection with the Contribution), from the date of this Agreement to the Closing, Parent and Splitco shall cause the Business to be conducted in all material respects in the ordinary course and shall use their reasonable best efforts to preserve intact in all material respects the Business and relationships with third parties and employees of the Business.  From the date of this Agreement to the Closing, Parent and Splitco agree to (i) manage any trade and consumer promotions and promotion activities or events in the ordinary course and (ii) take the actions set forth on Schedule 10.1(ii).  Except as provided in this Agreement, Parent and Splitco shall not and shall cause their subsidiaries not to, without the prior written consent of RMT Partner (not to be unreasonably withheld):

        (a) In the case of Splitco, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than the Splitco Share Issuance and the Distribution.

        (b) In the case of Splitco or its subsidiaries, authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares.

        (c) In the case of Splitco or its subsidiaries, issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the Splitco Share Issuance and the Distribution.

        (d) In the case of Splitco or its subsidiaries, amend its organizational documents.

        (e) In the case of Splitco or its subsidiaries, merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any Person or any division or business thereof, other than the Contribution, the Non-U.S. Transfer, the Splitco Merger or any such action solely between or among Splitco and its wholly owned subsidiaries.

        (f) Make any material change in accounting methods, principles or practices or tax accounting methods, except as required by GAAP, or make any material tax election, in each case solely with respect to the Business.

        (g) Waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement solely with respect to the Business.

        (h) Sell or otherwise dispose of or abandon any Acquired Assets, except for sales of finished goods inventory and other assets in the ordinary course of business.

        (i) Mortgage, pledge or grant any security interest in any of the Acquired Assets in connection with the borrowing of money or for the deferred purchase of any property or otherwise permit the imposition of a Lien on any of the Acquired Assets, in each case other than Permitted Liens.

        (j) In the case of Splitco or its subsidiaries, (A) incur any Indebtedness, other than the RMT Debt or the Splitco Securities, or (B) make any loans or capital contributions to, or investments in, any other Person, other than (1) to any subsidiary of Splitco or Newco, (2) in the ordinary course of business and (3) the Contribution and Non-U.S. Transfer.

              (k) Except (i) to the extent required by applicable law (including Section 409A of the Code), (ii) to the extent required by any Parent Benefit Plan as in effect on the date of this Agreement, (iii) as effected in the ordinary course of business, (iv) as would relate to a substantial number of other similarly situated employees of Parent or its affiliates (other than Splitco or its subsidiaries) or (v) for any actions for which Parent or its affiliates (other than Splitco or its subsidiaries) shall be solely liable, (A) increase the compensation or benefits of any Business Employee, (B) amend, adopt, enter into or terminate any Parent Benefit Plan with respect to any Business Employee, (C) pay to any Business Employee any benefit or amount not required under any Parent Benefit Plan as in effect on the date of this Agreement, (D) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Parent Benefit Plan or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Parent Benefit Plan.

        (l) Other than in the ordinary course of business, enter into, modify in any material respect, amend in any material respect or terminate any Business Material Contract.

        (m) Settle any litigation, investigation, arbitration, proceeding or other claim if Splitco or any of its subsidiaries (including any entities that will be subsidiaries of Splitco at the Splitco Merger Effective Time) would be required, pursuant to such settlement, to pay in excess of $1,000,000 in the aggregate following the Contribution or if such settlement would obligate Splitco or any of its subsidiaries (including any entities that will be subsidiaries of Splitco at the Splitco Merger Effective Time) to take any materially adverse action or restrict Splitco or its subsidiaries (including any entities that will be subsidiaries of Splitco at the Splitco Merger Effective Time) in any materially adverse respect from taking any action at or after the Splitco Merger Effective Time.

        (n) Engage in any business involving the Acquired Assets other than the Business substantially as currently conducted.

        (o) Take any actions that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

        (p) Authorize any of, or commit or agree to take any of, the foregoing actions.

    10.2     Delivery.  At the Closing Parent shall make available to RMT Partner the current (and, to the extent currently maintained by Parent, past) Formulations, Specifications and Processing Instructions corresponding to each Product.

    10.3     Confidential Information.  Except as otherwise provided herein or in the Collateral Agreements, after the Closing Date, and until the expiration of the confidentiality agreement between RMT Partner and KFG dated July 18, 2007, as amended (the “Confidentiality Agreement”) (or, if any confidential information primarily related to the Business, Acquired Assets or Products constitutes a Trade Secret, for such longer period as it continues to constitute a Trade Secret), Parent shall keep confidential, and shall not use for the benefit of itself or others, all confidential information primarily relating to the Business, Acquired Assets or Products, other than as required by law or the rules of any stock exchange and other than information that is or becomes public other than in violation of this Agreement.  Parent shall use its reasonable best efforts to advise employees related to the Business of its obligations regarding confidentiality contained in this Agreement to the extent and in the manner that Parent would advise employees of such obligations under its normal procedures. Parent shall maintain the confidentiality of the Formulations in accordance with its applicable policies and procedures for the maintenance of confidential and proprietary information.  For up to 18 months after the Closing Date, Parent shall at RMT Partner’s reasonable request assign its rights under confidentiality agreements entered into with prospective acquirors of the Business to the extent such rights are assignable without the consent of the other party thereto.  To the extent such confidentiality agreements are not assigned and cannot be enforced by RMT Partner as a third party beneficiary, Parent shall use commercially reasonable efforts to enforce such confidentiality agreements on behalf of RMT Partner, at RMT Partner’s reasonable request and at RMT Partner’s expense, provided that RMT Partner shall have entered into an indemnity agreement reasonably acceptable to Parent with respect to such enforcement.

    10.4     Employee Non-Solicitation.  Neither Parent nor any of its subsidiaries shall, for a period of one year following the Closing Date, hire any individual listed on Schedule 10.4.  Neither Parent nor any of its subsidiaries shall, for a period of two years following the Closing Date, solicit for employment any Transferred Employee (unless such individual is no longer employed by Splitco or any affiliate of Splitco); provided that Parent and its subsidiaries shall not be prohibited from soliciting for employment (or, for the avoidance of doubt, employing) any such Person who contacts Parent or its subsidiaries in response to any general solicitation or advertising not directed at any such employee or group of employees and who is not listed on Schedule 10.4; provided further that nothing herein shall prohibit Parent or its subsidiaries from soliciting any Transferred Employee who is not listed on Schedule 10.4 and whose employment is terminated by Splitco or its affiliates.

    10.5     Agreement Not To Compete.

        (a) Neither Parent nor any of its controlled affiliates shall, for a period of two years following the Closing Date, establish or acquire any new businesses within Canada, the United States (as defined in Section 1.1) or Mexico that involve the sale of products in the lines set forth on Schedule 10.5(a)(ii) (“Competitive Activities”).

        (b) Notwithstanding paragraph (a) of this Section 10.5, Parent and its controlled affiliates shall be permitted to (i) continue to conduct their current businesses and extensions thereof (other than the Business) and (ii) conduct the businesses described on Schedule 10.5(b)(ii) and extensions thereof (other than the Business).

        (c) Notwithstanding paragraph (a) of this Section 10.5, Parent and its controlled affiliates shall also be permitted to (I) acquire and own any interests in Persons that engage in Competitive Activities so long as such interests constitute less than 5% of such Person’s voting securities, and (II) acquire and own any interests in Persons that engage in Competitive Activities so long as the Competitive Activities of such Person constitute less than 30% of such Person’s consolidated annual net revenues for its most recently completed fiscal year (a “Permitted Acquiree”), and, in the case of clause (II), Parent uses its reasonable best efforts to dispose of the businesses of such Permitted Acquiree in Competitive Activities within one year from the closing of such acquisition; provided that such one year period shall be extended in the event that Parent has entered into a definitive agreement to dispose of such business within such one year period (x) to permit the closing of such transaction or (y) for a reasonable period of time, in the event such definitive agreement is terminated as a result of the failure of a closing condition, the failure to obtain antitrust or other regulatory clearance or a breach by the other party to the agreement, to permit Parent to seek an alternative disposition transaction, and provided further that Parent shall not be required to dispose of any such Permitted Acquiree’s Competitive Activities in Mexico that are acquired as part of a multi-category line of business and that are acquired after the one year anniversary following the Closing Date.

        (d) In the case of a Non-U.S. Transferor that is a Canadian entity, such non-U.S. Transferor and the applicable non-U.S. Transferee agree that no part of the consideration paid for the relevant Non-U.S. Transfer will be allocable to the covenants contained in this Section 10.5.

    10.6     Rule 145 Affiliates.  Prior to the Closing Date, Parent shall deliver to RMT Partner a letter identifying all Persons who are expected by Parent to be “affiliates” of Splitco for purposes of Rule 145 under the Securities Act.  Parent shall use its reasonable best efforts to cause each such Person to deliver to RMT Partner on or prior to the Closing Date a written agreement with respect to such matters, substantially in the form to be agreed between Parent and RMT Partner prior to the Closing Date.

    10.7     No Solicitation by Parent or Splitco.

        (a) Neither Parent nor Splitco shall, nor shall it authorize or permit any of its subsidiaries to, nor shall it authorize or permit any Representatives of Parent or Splitco or any of their subsidiaries to (and shall instruct such Representative not to), directly or indirectly (i) solicit, initiate or encourage the submission of any Splitco Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Splitco Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of Parent, Splitco or any of their subsidiaries, whether or not such Person is purporting to act on behalf of Parent, Splitco or any of their subsidiaries or otherwise, shall be deemed to be a breach of this Section 10.7(a) by Parent.  Parent shall, and shall cause its Representatives to, cease immediately any discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Splitco Takeover Proposal.

        (b) For purposes of this Agreement:

“Splitco Takeover Proposal” shall mean (i) any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving Splitco, the Business or the Acquired Assets, (ii) any proposal or offer for the issuance by Splitco of over 15% of its equity securities as consideration for the assets or securities of another Person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of Splitco, the Business or the Acquired Assets, or assets or business that constitute over 15% of the consolidated revenues or net income of Splitco, the Business or the Acquired Assets, in each case other than the transactions contemplated hereby and other than sales of Business Inventory.

    10.8     Audited Financials.  As soon as reasonably practicable after the completion of the audit for the audited financial statements of the Business to be included in the Splitco Form S-1/S-4, Parent shall deliver a copy of such audited financial statements to RMT Partner.

    10.9     Delivery of Intellectual Property Schedules

        (a) Patents.  Within five business days after the date of the Closing, Parent will deliver to RMT Partner an accurate and comprehensive schedule of all issue fees, maintenance fees, taxes, or other actions due or scheduled within 90 days after the date of the Closing with respect to any Parent Scheduled Patents.  Thereafter, Parent will promptly forward to RMT Partner all communications or other written information it receives regarding any Parent Scheduled Patent including, but not limited to, that relate to any time sensitive deadlines, within five business days at the address set forth on Schedule 10.9(a).

        (b) Trademarks.  Within five business days after the date of the Closing, Parent will deliver to RMT Partner an accurate and comprehensive schedule of all actions, fees, taxes, or other actions due or scheduled within 90 days after the date of the Closing with respect to any Trademark identified on Schedule 8.4(b).  Thereafter, Parent will promptly forward to RMT Partner all communications on other written information it receives regarding any Trademark identified or Schedule 8.4(b) including, but not limited to, that relate to any time sensitive deadlines, within five business days at the address set forth on Schedule 10.9(b).

    10.10  Parent Non-Use of Assigned Key Marks.  Parent and its subsidiaries shall not use, license or otherwise permit any other entities or persons to use, attempt to register, or register, anywhere in the world, at any time subsequent to the Closing, any of the Assigned Key Marks or any marks confusingly similar thereto on or in connection with any food products or related goods or services subject to the following limitations: (i) the prohibitions on the use of the marks SPOONSIZE, TRAIL MIX CRUNCH, and any marks confusingly similar to any of the Assigned Key Marks shall expire five years after the Closing Date, provided that it is understood that RMT Partner is not consenting to any such use and any such use is expressly subject to the provisions of Section 10.12(a) of this Agreement; (ii) the prohibitions contained herein shall not apply to the use of the TRAIL MIX CRUNCH mark on cereal bars or granola bars manufactured or distributed by Parent or any of its subsidiaries or affiliates prior to the Closing Date, provided that such items manufactured prior to the Closing Date may continue to be sold until the supply thereof is exhausted (the parties understand and agree that Parent may continue to use Golden Nut Crunch in connection with its Planter’s Trail Mix); (iii) RMT Partner, Splitco, and their subsidiaries, affiliates and related companies shall not take action against any third party that uses the TRAIL MIX CRUNCH mark to market, advertise or sell TRAIL MIX CRUNCH cereal bars or granola bars that it purchased or obtained from Parent or its related entities prior to the Closing Date and shall not authorize any third party to interfere with such use; (iv) should RMT Partner abandon any of the Assigned Key Marks Parent shall no longer be bound by the foregoing prohibition as it relates to the abandoned mark or any marks confusingly similar thereto; (v) the prohibitions contained herein shall not prohibit Parent and its subsidiaries from making fair or nominative fair use of the Assigned Key Marks.  The prohibitions contained herein shall not apply to the use of the words “trail mix” in connection with any of the Excluded Businesses or on cereal bars or granola bars manufactured or distributed by Parent or any of its subsidiaries or affiliates prior to or after the Closing Date, however it is understood that any such use(s) is expressly subject to the provisions of Section 10.12(a).

    10.11  Parent Stock Awards.  On or prior to the Closing, Parent shall take all such actions as are necessary to provide that each Parent Stock Award that is outstanding as of immediately prior to the Closing Date and is held by a Business Employee who is employed by Parent or one of its affiliates as of such date will become vested upon the Closing with respect to a number of shares of Parent Common Stock (rounded down to the nearest whole share) subject to such Parent Stock Award as determined in accordance with the immediately following sentence.  Such number shall be determined by multiplying the total number of shares of Parent Common Stock subject to such Parent Stock Award by a fraction, the numerator of which is equal to the number of full years (if any) that have elapsed following the grant of such Parent Stock Award, and the denominator of which is equal to three, provided that in no event will the numerator equal or exceed the denominator.  Following settlement by Parent of the portion of each Parent Stock Award that vests in accordance with this Section 10.11, Parent shall have no further obligations with respect to such Parent Stock Award or any other Parent Stock Awards held by Transferred Employees.

    10.12   Acknowledgment Regarding Intellectual Property.

        (a) Nothing in this Agreement constitutes or shall be construed to constitute any agreement, consent, permission, waiver, or the like by RMT Partner and Splitco, that Parent or any of its related subsidiaries can use any Intellectual Property (other than the rights to Intellectual Property licensed to or used by the joint venture described in Schedule 4.3(n)), including any Retained Intellectual Property and/or any subsequently developed Intellectual Property of Parent that is likely to be confused with, infringe, misappropriate, and/or otherwise violate, any of  RMT Partner’s, Splitco’s, and/or any of their subsidiaries’ rights in any Acquired Intellectual Property.  Further, Parent recognizes, acknowledges, and agrees that RMT Partner, Splitco, and their subsidiaries and affiliates, shall have the right to, and nothing in this Agreement shall in any way preclude them from, bringing any actions against Parent, its subsidiaries, affiliates, or related parties, for infringement, misappropriation, or any other violations of RMT Partner’s, Splitco’s, and their subsidiaries’ and affiliates’, intellectual property rights including, but not limited to, in, and under any of the Acquired Intellectual Property.  RMT Partner and Splitco expressly recognize, agree and acknowledge that neither they nor any of their affiliates, subsidiaries or related entities shall challenge, interfere with or object to the rights to Intellectual Property licensed to or used by the joint venture described in Schedule 4.3(n).

        (b) The use and operation of the Facilities and Equipment by RMT Partner, Splitco, and/or their subsidiaries and affiliates in the conduct of the Business as conducted by Parent or its subsidiaries or affiliates as of the date of this Agreement, and/or the five (5) year period preceding the date of this Agreement, will not infringe, misappropriate, and/or otherwise violate any rights in any Retained Intellectual Property; therefore, Parent, its subsidiaries and affiliates, hereby covenant and agree that they will not hereafter allege, object to, and/or bring, commence, prosecute or maintain, or cause or permit to be brought, commenced, prosecuted or maintained, any suit or action, either at law or in equity, in any court in the United States or in any state thereof, or anywhere else in the world, against RMT Partner, Splitco, and their subsidiaries, affiliates, successors, or assigns, for, on account of, arising out of, or in any way connected with, the use and operation by any of them of the Facilities, Equipment, and/or any processes, methods, systems, apparatus, and/or technical information used in connection therewith as such Facilities, Equipment, and/or any processes, methods, systems, apparatus, and/or technical information, was used in the conduct of the Business by Parent and/or its subsidiaries and/or affiliates as of the date of this Agreement, or during the five (5) years preceding the date of this Agreement; provided, however, that this provision shall not preclude Parent’s enforcement of any rights it may have under any of the Collateral Agreements or any other agreement entered into by and between the parties after the Closing Date; and provided further, however, that this provision shall not prevent the exercise by RMT Partner, Splitco, and/or their subsidiaries or affiliates of any rights any of them may receive under any of the Collateral Agreements or any other agreement entered into by and between the parties after the Closing Date.

        (c) Nothing in this Agreement constitutes or shall be construed to constitute any agreement, consent, permission, waiver, or the like by Parent (i) that RMT Partner, Splitco, or any of its related subsidiaries can use any Intellectual Property, including any subsequently developed Intellectual Property by Parent, other than Acquired Intellectual Property and as permitted under any Collateral Agreement, and other than the right to use and employ the Facilities, Equipment, and/or any processes, methods, systems, apparatus, and/or technical information used in connection therewith, as they were used and/or employed as of the date of this Agreement and for the five (5) year period preceding the date of this Agreement, or (ii) that use by RMT Partner, Splitco, or any of its related subsidiaries of any Intellectual Property, including any subsequently developed Intellectual Property by Kraft, but specifically excluding Acquired Intellectual Property used for the Business (and the right to use and employ the Facilities, Equipment, and/or any processes, methods, systems, apparatus, and/or technical information used in connection therewith), does not infringe any intellectual property rights of Parent.  Further, each of RMT Partner and Splitco recognizes, acknowledges, and agrees that Parent and its subsidiaries and affiliates shall have the right to, and nothing in this Agreement shall in any way preclude them from, bringing any actions against RMT Partner, Splitco, either of their subsidiaries, affiliates, or related parties, for infringement, misappropriation, or any other violations of Parent’s or its subsidiaries’ and affiliates’ intellectual property rights including, but not limited to, in, and under any of the Retained Intellectual Property other than: (x) any claims arising out of RMT Partner’s, Splitco’s, or any of their subsidiaries’ use of Acquired Intellectual Property in connection with the Business, and as permitted under any Collateral Agreements; or (y) any claims arising out of RMT Partner’s, Splitco’s, or any of their subsidiaries’ use or employment of the Facilities, Equipment, and/or any processes, methods, systems, apparatus, and/or technical information used in connection therewith, as they were used and/or employed as of the date of this Agreement and for the five (5) year period preceding the date of this Agreement.

    10.13   Additional Matters.  Parent shall take or cause to be taken the actions set forth on Schedule 10.13.

ARTICLE 11

COVENANTS OF RMT PARTNER AND MERGER SUB

Each of RMT Partner and Merger Sub covenants and agrees as follows:

    11.1     Ordinary Conduct of RMT Partner’s Business.  Except as permitted by the terms of this Agreement, from the date of this Agreement to the Closing, RMT Partner shall cause its business to be conducted in all material respects in the ordinary course and shall use its reasonable best efforts to preserve intact in all material respects its business and relationships with third parties and employees of RMT Partner.  Except as provided in this Agreement, RMT Partner shall not, without the prior written consent of Parent (not to be unreasonably withheld):

        (a) Declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned subsidiary of RMT Partner to its Parent.

        (b) Authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock or purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares; provided, however, RMT Partner shall have the right to repurchase shares of its capital stock to the extent that shares of RMT Partner’s capital stock have been issued after the date of this Agreement in connection with the exercise of rights, warrants or options of RMT Partner.

        (c) Issue, deliver or sell any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, except (i) the issuance of shares of RMT Partner Common Stock pursuant to the exercise of RMT Partner Stock Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement and (ii) grants of options to acquire shares of its capital stock, stock appreciation rights, restricted stock or stock-based performance units in the ordinary course of business for compensatory purposes not in excess of the amounts set forth on Schedule 11.1(c); provided that no such rights, warrants or options may be granted after the Estimation Date that are not accounted for in the calculation of Fully Diluted Basis made on the Estimation Date.

        (d) Amend its organizational documents.

        (e) Merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any Person or any division or business thereof, other than any such action solely between or among RMT Partner and its wholly owned subsidiaries and other than in connection with a Permitted Acquisition (subject to Section 11.1(l)).

        (f) Make any material change in accounting methods, principles or practices or tax accounting methods, except as required by GAAP, or make any material tax election.

        (g) Waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement.

        (h) Sell or otherwise dispose of or abandon any material properties or assets, except for sales of finished goods inventory and other assets in the ordinary course of business, the sale of used or obsolete equipment or real estate, or the sale of accounts receivable.

        (i) (A) Incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of RMT Partner or any of its subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than (1) Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business, and (2) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder and (3) Indebtedness to finance or in connection with a Permitted Acquisition, or (B) make any loans or capital contributions to, or investments in, any other Person, other than (1) to any of the subsidiaries of RMT Partner or (2) in the ordinary course of business or (3) in connection with a Permitted Acquisition.

        (j) Except (i) to the extent required by applicable law (including Section 409A of the Code), (ii) to the extent required by any RMT Partner Benefit Plan as in effect on the date of this Agreement, (iii) as effected in the ordinary course of business or (iv) for changes that, individually and in the aggregate, are not material to RMT Partner and its affiliates, (A) increase the compensation or benefits of any officer, director or employee of RMT Partner or its affiliates, (B) amend, adopt, enter into or terminate any RMT Partner Benefit Plan, (C) pay to any officer, director or employee of RMT Partner or its affiliates any benefit or amount not required under any RMT Partner Benefit Plan as in effect on the date of this Agreement, (D) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any RMT Partner Benefit Plan or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any RMT Partner Benefit Plan.

        (k) Engage in any business outside the food and beverage industry.

        (l) Take any actions that could reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

        (m) Authorize any of, or commit or agree to take any of, the foregoing actions.

    11.2     Confidential Information.  Effective upon the Closing, information provided to RMT Partner or its affiliates that relates primarily to the Business, the Acquired Assets and the Assumed Liabilities shall (to the extent such information relates to the Business, the Acquired Assets and the Assumed Liabilities but not to the extent such information relates to retained businesses, assets and liabilities of Parent) become RMT Partner’s information.  RMT Partner acknowledges that any and all information provided to it concerning Parent, including any of its businesses or products (other than information that shall become RMT Partner’s information pursuant to the immediately preceding sentence), shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing.

    11.3     Employees and Employee Benefits.

        (a) Business Employees.  Within ten business days following the date of this Agreement, Parent shall deliver to RMT Partner a list of each employee of Parent and its affiliates who is employed primarily in the Business, including the job title and location for each such employee and indicating which employees are Employees on Disability Leave (such list to be updated prior to Closing).  All such employees are referred to herein as the “Business Employees.”  All Business Employees who are union represented employees covered by a collective bargaining agreement are referred to herein as the “Represented Employees,” and all Business Employees who are not Represented Employees are referred to herein as the “Non-Represented Employees.”  Business Employees who transfer to RMT Partner, Splitco or one of their respective affiliates pursuant to this Agreement, as of the effective date of such transfer, shall be referred to as “Transferred Employees.”  With respect to any Business Employee on approved leave of absence as of the Distribution Date (including, without limitation, military leave and leave under the Family and Medical Leave Act or other applicable laws), other than any Employee on Disability Leave, who transfers to RMT Partner, Splitco or one of their respective affiliates, at and following such employee’s Transfer Time, RMT Partner and its affiliates shall continue such employee’s leave of absence in accordance with the leave policy of RMT Partner and its affiliates.  Effective as of the date on which an Employee on Disability Leave presents himself or herself to RMT Partner or one of its affiliates for active employment following the Distribution Date, RMT Partner shall, or shall cause one of its affiliates to, make an offer of employment (in compliance with the covenants set forth in this Section 11.3 and, in the case of any Canadian Non-Represented Employee, in compliance with the requirements of Section 5.10(a)(ii)) to such Employee on Disability Leave to the same extent, if any, as Parent or its affiliates would have been required to re-employ or offer continued employment to, as applicable, such Employee on Disability Leave if the transactions contemplated by this Agreement had not occurred; provided, however, that subject to any additional requirements under applicable law, RMT Partner or its affiliates shall only be required to re-employ or offer continued employment to an Employee on Disability Leave if such employee presents himself or herself for active employment on or prior to the earlier of (i) the second anniversary of the Distribution Date and (ii) solely in the case of a Represented Employee, such earlier date as permitted under the applicable collective bargaining agreement.  Each Employee on Disability Leave who accepts such offer and actually returns to work shall be considered a Transferred Employee, effective as of the date of such return, which shall be such employee’s Transfer Time.  RMT Partner and Splitco are acquiring the Business as a going concern for the purpose of carrying out a business that is similar to the Business following the Closing, and RMT Partner does not currently anticipate the cessation of operations at any of the Facilities of the Business.  Parent and RMT Partner intend that the transactions contemplated by this Agreement shall not constitute a severance or termination of employment of any Business Employee prior to or upon the Closing, and that Business Employees shall have continuous and uninterrupted employment immediately before and immediately after the Closing.  Nothing herein shall be construed as a representation or guarantee by Parent or RMT Partner that any particular Business Employee shall transfer to Splitco or any of its subsidiaries or shall continue in employment with RMT Partner or its affiliates following the Closing.  If any Transferred Employee requires a visa, work permit or employment pass or other approval for his or her employment to continue with RMT Partner or its affiliates following such employee’s Transfer Time, RMT Partner shall use its reasonable best efforts to see that any necessary applications are promptly made and to secure the necessary visa, permit, pass or other approval.  RMT Partner and its affiliates shall comply with all applicable laws and all applicable collective bargaining agreements relating to the offers of employment to, and continuation of employment of, the Business Employees at and after 12:01 a.m. on the Distribution Date.  For greater certainty, in the event that proceedings are initiated before the Ontario Labour Relations Board seeking a declaration that there has been a “sale of business” pursuant to s. 69 of the Ontario Labour Relations Act, 1995 and consequential orders, RMT Partner will not take the position that the transactions contemplated by this Agreement do not constitute a “sale” of a “business” as contemplated by that Act.  Notwithstanding anything herein to the contrary, Parent and its affiliates shall remain responsible for any and all liabilities relating to the employment and/or re-employment of any Business Employee who terminates employment with Parent and its affiliates prior to the Distribution Date or who is an Employee on Disability Leave and does not present himself or herself for active employment on or prior to the earlier of the dates set forth in clauses (i) and (ii) above.

        (b) Continuation of Benefits Generally.  Except as specifically provided in this Agreement, as of the Transfer Time of any Transferred Employee, such Transferred Employee shall cease active participation in and accrual of benefits under the Parent Benefit Plans.  During the Benefits Continuation Period, RMT Partner shall provide, or shall cause one of its affiliates to provide, to each Transferred Employee who is employed by RMT Partner or its affiliates a base salary and target cash incentives no lower than those provided to such employee immediately prior to such employee’s Transfer Time; provided that nothing in this Agreement shall require RMT Partner to continue, or cause any of its affiliates to continue, to employ any Transferred Employee.  In addition to the requirements relating to base salary and target cash incentives, in the case of each U.S. Transferred Employee who is a U.S. Non-Represented Employee, during the Benefits Continuation Period, RMT Partner shall, or shall cause one of its affiliates to (i) maintain for the benefit of each such U.S. Transferred Employee tax-qualified and nonqualified defined benefit pension plans that are at least as favorable with respect to such U.S. Transferred Employee with respect to benefit accrual formulas, vesting and eligibility for retirement and early retirement subsidies as those benefits provided to such U.S. Transferred Employee under the tax-qualified and nonqualified defined benefit plans maintained by Parent and its affiliates immediately prior to such U.S. Transferred Employee’s Transfer Date and (ii) maintain for the benefit of each such U.S. Transferred Employee tax-qualified and nonqualified defined contribution plans that are at least as favorable to such U.S. Transferred Employee with respect to vesting and level of employer contributions as those benefits provided to such U.S. Transferred Employee under the tax-qualified and nonqualified defined contribution plans maintained by Parent and its affiliates immediately prior to such U.S. Transferred Employee’s Transfer Date.  Each U.S. Transferred Employee who is a U.S. Non-Represented Employee shall be eligible to participate in the employee benefit plans maintained by RMT Partner and its affiliates from time to time which are described in Schedule 11.3(b)(i) and applicable to such U.S. Transferred Employee.  Nothing herein shall be construed as a representation or guarantee by RMT Partner or one of its affiliates that it shall maintain any RMT Partner Benefit Plan listed on Schedule 11.3(b)(i) for any particular period of time, and RMT Partner shall be permitted to amend, modify or terminate such RMT Partner Benefit Plans in accordance with their terms, provided that any such amendment, modification or termination that applies to any Transferred Employee shall apply on the same basis to all other similarly situated employees of RMT Partner and its affiliates.  In addition, following the Distribution Date, RMT Partner shall provide, or shall cause its affiliates to provide, the Transferred Employees who are described in Schedule 11.3(b)(ii) with the compensation described in Schedule 11.3(b)(ii).  In addition to the requirements relating to base salary and target cash incentives, in the case of each Canadian Transferred Employee who is a Canadian Non-Represented Employee, during the Benefits Continuation Period, RMT Partner shall, or shall cause one of its affiliates to provide each such Canadian Transferred Employee with other compensation and employee benefits that, in the aggregate, are no less favorable than those provided to such Canadian Transferred Employee immediately prior to such employee’s Transfer Time.  At and following the Distribution Date, RMT Partner and its affiliates will provide Represented Employees with compensation and benefits in accordance with all applicable laws and all applicable CBAs.  Except as otherwise required pursuant to applicable law or any applicable CBA and except as set forth in Sections 11.3(d), 11.3(h), 11.3(i) and 11.3(m) and Schedule 11.3(b)(ii), any such employee benefit plans may be amended or terminated at any time by RMT Partner in its discretion or otherwise in accordance with the terms of the relevant plan.  Prior to the Distribution Date, RMT Partner shall provide Parent with a written description of the compensation and benefits programs that shall apply to the U.S. Represented Employees and the Canadian Business Employees following the Distribution Date.

        (c) Service Credit.  For all purposes relating to employment, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, under any employee benefit plans and arrangements and employment-related entitlements sponsored, provided, maintained or contributed to by RMT Partner or its affiliates providing benefits to any Transferred Employee at any time at or after such employee’s Transfer Time (the “New Plans”), each Transferred Employee shall be credited for his or her service with Parent and its affiliates (and any predecessors) before such employee’s Transfer Time, to the same extent as such Transferred Employee was entitled, before the relevant Transfer Time, to credit for such service under any comparable Parent Benefit Plan in which such Transferred Employee participated immediately before such employee’s Transfer Time (such plans, collectively, the “Old Plans”), except (i) for purposes of benefit accrual under any final average pay defined benefit pension plan, (ii) with respect to any plan or benefit under any plan that is listed in Schedule 11.3(c), to the extent provided in such schedule or (iii) as would result in any duplication of benefits for the same period of service.  In addition, and without limiting the generality of the foregoing, as of each Transferred Employee’s Transfer Time:  (A) each such Transferred Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under an Old Plan; and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, RMT Partner shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, to the extent such exclusions or requirements were waived or satisfied under the corresponding Old Plan, and RMT Partner shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.  Notwithstanding anything herein to the contrary and except as specifically set forth in Sections 11.3(d), 11.3(h), 11.3(i) and 11.3(m) and Schedule 11.3(b)(ii), RMT Partner and its affiliates shall have no obligation to provide any particular employee benefit or employee benefit plan and may amend or terminate any New Plan or any other employee benefit plan at any time in its discretion or as otherwise set forth in the respective plan.

        (d) Severance.  If, during the Benefits Continuation Period, RMT Partner or its affiliates terminates the employment of any Transferred Employee without Cause or subjects any Transferred Employee to any indefinite lay-off, or if any Transferred Employee voluntarily terminates employment because a condition of continued employment is such employee’s agreement to relocate to regularly report to work at a job site more than 50 miles from such employee’s job site immediately prior to the such employee’s Transfer Time (each such employee whose employment is terminated under one of the foregoing circumstances, a “Terminated Employee”), RMT Partner or its affiliates shall pay to such Terminated Employee severance in an amount equal to the greatest of (i) the severance pay due under the applicable severance plan of RMT Partner and its affiliates, (ii) the severance pay that would have been due under the severance plan of Parent and its affiliates (including a CBA) that was applicable to such Terminated Employee immediately prior to such employee’s Transfer Time, (iii) in the case of exempt U.S. Non-Represented Employees, three months’ base salary, (iv) in the case of non-exempt U.S. Non-Represented Employees (including both hourly and salaried non-exempt employees), six weeks’ base salary and (v) the severance and termination pay and benefits continuation and any other notice, pay in lieu of notice, pay, benefits or compensation that is required by applicable law.  The level of severance benefits a Terminated Employee is entitled to receive pursuant to clauses (i) through (v) of the preceding sentence shall be determined by taking into account such Terminated Employee’s service with Parent and its affiliates (and any predecessors) prior to such employee’s Transfer Time and such Terminated Employee’s service with RMT Partner and its affiliates on and after such employee’s Transfer Time.  In addition, subject to the immediately following sentence, RMT Partner or its affiliates shall continue to provide to each Terminated Employee and his or her covered dependents with group health plan coverage (on the same terms as are applicable to similarly situated active employees and their covered dependents, and at no greater cost to such Terminated Employee than would be applicable were such Terminated Employee still employed) during the Severance Period, provided that (i) in the case of U.S. Transferred Employees, such employees properly elect COBRA Coverage and (ii) such continued group health plan coverage shall cease to be provided upon the first to occur of the following: (A) solely in the case of U.S. Transferred Employees, the date such Terminated Employee ceases to be eligible for COBRA Coverage, (B) the date that such Terminated Employee becomes eligible for another group health plan from a subsequent employer, and (C) the date on which the Severance Period expires.  RMT Partner or its affiliates shall provide outplacement services to any Terminated Employee entitled to severance benefits pursuant to this paragraph that are reasonable with respect to such employee.  For purposes of this paragraph, “Cause” shall mean, (1) solely in the case of any Canadian Business Employee, conduct which allows the employer to terminate such employee without notice or pay in lieu of notice under applicable law, or (2) solely in the case of any U.S. Business Employee, such U.S. Business Employee’s material and willful misconduct, willful refusal (other than as a result of incapacity due to physical or mental illness) to perform substantially his or her job responsibilities after a written demand for substantial performance has been delivered to such employee by RMT Partner or its affiliates, or conviction of a felony or non-felony crime involving fraud or dishonesty.  “Severance Period” shall mean, with respect to any Terminated Employee, a number of weeks determined by dividing such Terminated Employee’s cash severance benefit by such Terminated Employee’s weekly base rate of pay.  At and following the applicable Transfer Time, RMT Partner and its affiliates shall be solely liable with respect to the Business Employees for all severance and termination pay and benefits continuation and any other notice, pay in lieu of notice, pay, benefits or compensation that is required by applicable law, and shall indemnify and hold harmless Parent and its affiliates with respect to all such liabilities, obligations and commitments.  Notwithstanding any provision of this Section 11.3(d) to the contrary, except as otherwise required by applicable law or an applicable collective bargaining agreement, no Business Employee will be entitled to any of the severance or separation benefits pursuant to this Section 11.3(d) unless and until such Business Employee executes a release of claims in favor of Parent, RMT Partner and each of their respective affiliates and each of their respective predecessors, successors, parents and affiliates, and their respective present and former officers, directors, employees and agents, and the release becomes effective and irrevocable.

        (e) Welfare Benefits Generally.  With respect to Transferred Employees, (i) Parent and its affiliates shall be solely responsible in accordance with their applicable welfare benefit plans for (A) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”) and for workers’ compensation benefits, in each case that are incurred by or with respect to any Transferred Employee before his or her Transfer Time, and (B) claims relating to health continuation coverage required by Section 4980B of the Code or Part 6 of Subpart B of Title I of ERISA (“COBRA Coverage”) attributable to “qualifying events” with respect to any U.S. Transferred Employee and his or her beneficiaries and dependents that occur before such U.S. Transferred Employee’s Transfer Time, and (ii) RMT Partner and its affiliates shall be solely responsible in accordance with their applicable welfare benefit plans for (A) claims for Welfare Benefits and for workers’ compensation benefits, in each case that are incurred by or with respect to any Transferred Employee after his or her Transfer Time, and (B) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any U.S. Transferred Employee and his or her beneficiaries and dependents that occur after such U.S. Transferred Employee’s Transfer Time.  For purposes of the foregoing, a claim shall be deemed to be incurred as follows:  (1) life, accidental death and dismemberment, and business travel accident insurance benefits, upon the death or accident giving rise to such benefits, (2) health, dental and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies, provided that, in the case of any hospital confinement, the provision of such services, materials or supplies shall be deemed to have occurred at the time the relevant hospital stay commenced, and (3) disability or workers’ compensation benefits, upon the occurrence of the injury or condition giving rise to the claim, but in the case of an injury or condition occurring before the Transfer Time, only if such claim is actually filed before the third anniversary of the Transfer Time.  In the case of workers’ compensation claims relating to an injury or condition that occurred over a period both preceding and following the Transfer Time, subject to the immediately preceding sentence, the claim shall be the joint responsibility of Parent and RMT Partner and shall be equitably apportioned among them based upon the relative periods of time that the condition or injury transpired preceding and following the Transfer Time.

        (f) Vacation.  From and after each Transferred Employee’s Transfer Time, RMT Partner, Splitco or one of their respective affiliates shall assume and honor all unused vacation and, to the extent applicable, paid time off days of the Transferred Employees (i) that accrued during the calendar year of and prior to the applicable Transfer Time or (ii) solely to the extent required by applicable law or any applicable collective bargaining agreements that accrued prior to the calendar year of the applicable Transfer Time, and shall hold harmless Parent and its affiliates in respect of any liabilities with respect to such accrued vacation and paid time off.

        (g) Cash Compensation Obligations.  Parent and its affiliates shall retain liability for payment of base salary, wages and overtime pay for each Business Employee accruing prior to such Business Employee’s Transfer Time, and RMT Partner and its affiliates shall assume responsibility for payments of base salary, wages and overtime pay to each Transferred Employee accruing at or after such Transferred Employee’s Transfer Time.  Parent shall make a prorated annual bonus payment to each Transferred Employee (other than any Employee on Disability Leave), the amount (if any) of which shall equal the product of such Transferred Employee’s annual bonus amount (as described in the immediately following sentence) multiplied by a fraction, the numerator of which is the number of days in the calendar year during which the Distribution Date occurs that elapse prior to the Distribution Date, and the denominator of which is 365.  Parent may determine the annual bonus amount using any good faith methodology (which need not be the same for each Transferred Employee), including, without limitation, by basing such amount upon target bonus or upon actual performance.  Such prorated bonuses shall be paid no later than the date on which Parent pays annual bonuses to similarly situated other employees of Parent and its affiliates.  In the case of any Employee on Disability Leave, Parent and its affiliates will comply with all applicable laws relating to the payment to such employee of a prorated annual bonus with respect to the period that precedes the Distribution Date.

        (h) U.S. Tax-Qualified Retirement Plans.  Parent shall retain all liabilities and obligations under the Parent Benefit Plans that are Parent Qualified Plans (other than in respect of a U.S. Transferred Employee’s account balance under the Parent 401(k) Plan that is rolled over to the RMT Partner 401(k) Plan pursuant to this Section 11.3(h) in respect of benefits accrued thereunder by Business Employees prior to such employee’s Transfer Time.  No Transferred Employee shall accrue any benefit under such plans in respect of service with RMT Partner or any of its affiliates after such employee’s Transfer Time.  No assets or liabilities of any Parent Benefit Plan that is a Parent Qualified Plan shall be transferred to a retirement plan maintained by RMT Partner or any of its affiliates, other than in connection with a rollover of a U.S. Transferred Employee’s account balance under the Parent 401(k) Plan.  RMT Partner or its applicable affiliate shall cause a tax-qualified defined contribution plan that includes a cash or deferred arrangement within the meaning of Section 401(k) of the Code established or maintained by RMT Partner or such affiliate (“RMT Partner 401(k) Plan”) to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from U.S. Transferred Employees with respect to such U.S. Transferred Employees’ account balances (including loans) under the Parent Qualified Plans that include a cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, the “Parent 401(k) Plan”) in the form of cash (and, as applicable, promissory notes with respect to loans), if elected by such U.S. Transferred Employees in accordance with applicable law and the applicable Parent 401(k) Plan and RMT Partner 401(k) Plan; provided that such loans would not be treated as taxable distributions at any time prior to such transfer and provided further that in no event shall the applicable RMT Partner 401(k) Plan be required to accept the transfer of stock.  The rollovers described herein shall comply with applicable law, and each party shall make all filings and take any actions required of such party under applicable law in connection therewith.  The foregoing provisions relating to account balance rollovers are subject to each of Parent’s and RMT Partner’s reasonable satisfaction that the Parent 401(k) Plan or the RMT Partner 401(k) Plan, as applicable, continues to satisfy the requirements for a qualified plan under Section 401(a) of the Code and that the trust that forms a part of such plan is exempt from tax under Section 501(a) of the Code.

        (i) U.S. Flexible Spending Account Plans.  As of the Distribution Date, RMT Partner or one of its affiliates shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan (“RMT Partner’s FSA”) for each Transferred Employee who, on or prior to the Distribution Date, is a participant in a flexible spending account for medical or dependent care expenses under a Parent Benefit Plan (“Parent’s FSA”) and shall honor and continue, through December 31 of the year in which the Distribution Date occurs, the elections made by each such Transferred Employee under Parent’s FSA in respect of such flexible spending accounts that are in effect immediately prior to the Distribution Date.  Subject to RMT Partner being provided all information reasonably necessary to permit the administrator of RMT Partner’s FSA to accommodate the inclusion of the Transferred Employees in RMT Partner’s FSA on the basis described herein, RMT Partner or one of its affiliates shall credit or debit, as applicable, effective as of the Distribution Date, the applicable account of each Transferred Employee under RMT Partner’s FSA with an amount equal to the balance of each such Transferred Employee’s account under Parent’s FSA as of immediately prior to the Distribution Date.  As soon as practicable after the Distribution Date, Parent shall pay to RMT Partner or one of its affiliates the net aggregate amount of the account balances credited under RMT Partner’s FSA, if such amount is positive, and RMT Partner or one of its affiliates shall pay to Parent the net aggregate amount of the account balances credited under RMT Partner’s FSA, if such amount is negative.  From and after the Distribution Date, RMT Partner or one of its affiliates shall assume and be solely responsible for all claims by U.S. Transferred Employees under Parent’s FSA incurred at any time during the calendar year in which the Distribution Date occurs, whether incurred prior to, on or after such date, that have not been paid in full as of such date.  For purposes of this Section 11.3(i), a claim for reimbursement shall be deemed to have been incurred on the date on which the charge or expense giving rise to such claim is incurred.

        (j) WARN Act.  RMT Partner shall assume liability for, and shall indemnify and hold harmless Parent and its affiliates with respect to, any liabilities incurred by Parent and its affiliates pursuant to the Worker Adjustment and Retraining Notification Act and any similar statute in connection with any Business Employee, to the extent such liability arises from actions of RMT Partner or its affiliates.

        (k) U.S. Employment Tax Reporting.  RMT Partner and Parent hereby agree to follow the alternate procedure for United States employment Tax withholding as provided in Section 5 of Rev. Proc. 2004-53, I.R.B. 2004-34.  Accordingly, Parent shall have no United States employment Tax reporting responsibilities, and RMT Partner and its affiliates shall have full United States employment Tax reporting responsibilities, for each Transferred Employee subject to United States employment Taxes on and following such employee’s Transfer Time.

        (l) Retiree Welfare Benefits.  Parent shall retain all liability relating to and shall be responsible for providing any retiree welfare benefits, including without limitation, retiree life, medical and dental benefits, to any Business Employees who retired or who has satisfied the age and service requirements to become eligible for such benefits pursuant to the applicable Parent Benefit Plan prior to the applicable Transfer Time (each such Business Employee, a “Retiree Medical Eligible Employee”), and to their covered dependents.  Neither RMT Partner nor any of its affiliates shall assume such liability with respect to Retiree Medical Eligible Employees and their covered dependents.  In the case of any Transferred Employee who is not a Retiree Medical Eligible Employee, RMT Partner shall be responsible, in accordance with its applicable welfare plans and arrangements and any applicable collective bargaining agreement, to provide retiree welfare benefits to such Transferred Employee.  Notwithstanding any provision of this Agreement to the contrary, (i) nothing herein shall prohibit Parent from amending, modifying or terminating any of its post-retirement welfare plans or prevent the application of any such amendment, modification or termination to any Retiree Medical Eligible Employee, provided that Parent shall retain all liability arising out of or otherwise relating to any actions that it takes to effect the foregoing provisions, (ii) RMT Partner shall provide, or cause its affiliates to provide, Retiree Medical Eligible Employees with medical coverage under RMT Partner’s plans on the same basis as such coverage is provided to other similarly situated Transferred Employees for so long as such Retiree Medical Eligible Employees remain actively employed with RMT Partner or any of its affiliates, and (iii) while a Retiree Medical Eligible Employee remains eligible for coverage under RMT Partner’s plans in accordance with the preceding clause (ii), such Retiree Medical Eligible Employee shall not be permitted to receive post-retirement medical benefits pursuant to Parent’s plans, provided that Parent shall retain all liability arising out of or otherwise relating to any failure to provide post-retirement medical benefits pursuant to its plans during the period set forth in this clause (iii).

        (m) Canadian Pension Plans.  (i) Parent or one of its affiliates shall retain all liabilities and obligations under the Canadian Parent Hourly Pension Plan and the Canadian Parent Salaried Pension Plans in respect of benefits accrued thereunder by Business Employees prior to such employee’s Transfer Time.  No Transferred Employee shall accrue any benefit under such plans in respect of service with RMT Partner or any of its affiliates after such employee’s Transfer Time.  No assets or liabilities of the Canadian Parent Hourly Pension Plan or the Canadian Parent Salaried Pension Plans shall be transferred to a retirement plan maintained by RMT Partner or any of its affiliates.

            (ii)            RMT Partner or its applicable affiliate shall establish a registered defined benefit pension plan and associated funding vehicle to be effective as of 12:01 a.m. on the Distribution Date to provide pension benefits for the Represented Transferred Employees who participated in the Canadian Parent Hourly Pension Plan immediately prior to such employee’s Transfer Time and shall register such plan and funding vehicle with the appropriate regulatory authorities (the “RMT Partner Hourly Pension Plan”). The RMT Partner Hourly Pension Plan shall contain provisions which comply in all respects with all applicable laws and with the applicable CBA which shall be assumed by RMT Partner or its applicable affiliate. Each such Represented Transferred Employee will be eligible to and shall become a member of the RMT Partner Hourly Pension Plan immediately upon the employee’s Transfer Time. The RMT Partner Hourly Pension Plan shall be a successor pension plan to the Canadian Parent Hourly Pension Plan for the purposes of Section 80 of the Ontario Pension Benefits Act, R.S.O. 1990, c. P.8.  Prior to the Distribution Date, RMT Partner shall provide Parent with evidence reasonably satisfactory to Parent of the establishment of the RMT Partner Hourly Pension Plan.

            (iii)            RMT Partner or its applicable affiliate shall establish a registered defined contribution pension plan and associated funding vehicle to be effective as of 12:01 a.m. on the Distribution Date to provide pension benefits for the Non-Represented Transferred Employees who participated in either of the Canadian Parent Salaried Pension Plans immediately prior to such employee’s Transfer Time and shall register such plan and funding vehicle with the appropriate regulatory authority (the “RMT Partner Salaried Pension Plan”).  The RMT Partner Salaried Pension Plan shall provide, for a period of two years following the Distribution Date, benefits in respect of service after each Non-Represented Transferred Employee’s Transfer Time that are of substantially equal value to the benefits provided under the provisions of the applicable Canadian Parent Salaried Pension Plan as such plan existed immediately prior to such employee’s Transfer Time.  Each such Non-Represented Transferred Employee will be eligible to and shall become a member of the RMT Partner Salaried Pension Plan immediately upon the employee’s Transfer Time. The RMT Partner Salaried Pension Plan shall be a successor pension plan to each of the Canadian Parent Salaried Pension Plans for the purposes of Section 80 of the Ontario Pension Benefits Act, R.S.O. 1990, c. P.8.  Prior to the Distribution Date, RMT Partner shall provide Parent with evidence reasonably satisfactory to Parent of the establishment of the RMT Partner Salaried Pension Plan, and the benefits pursuant to such plan are generally described in Schedule 11.3(m).  To the extent that during the two-year period following the Distribution Date, the RMT Partner Salaried Pension Plan as generally described on Schedule 11.3(m) does not otherwise provide benefits of substantially equal value to the benefits provided to any Non-Represented Transferred Employee under the provisions of the applicable Canadian Parent Salaried Pension Plan as such plan existed immediately prior to such employee’s Transfer Time, RMT Partner shall provide such Non-Represented Transferred Employee with other compensation, including either cash compensation or other defined contribution plan benefits, as RMT Partner so determines, that, when combined with such employee’s benefits under the RMT Partner Salaried Pension Plan, in the aggregate, provide such employee, for the two-year period following the Distribution Date, with benefits of substantially equal value to the benefits provided to such Non-Represented Transferred Employee under the provisions of the applicable Canadian Parent Salaried Pension Plan as such plan existed immediately prior to such employee’s Transfer Time; provided, however, that in no event shall RMT Partner be required to provide benefits under a defined benefit plan with respect to any such employee.  For the avoidance of doubt, in no event shall any provision of this Section 11.3(m)(iii) limit the obligations of RMT Partner and its affiliates pursuant to Section 11.3(b) to provide each Canadian Non-Represented Employee with compensation and benefits that, in the aggregate, are no less favorable than those provided to such Canadian Non-Represented Employee immediately prior to such employee’s Transfer Time.

            (iv)            If, during the two-year period following the Distribution Date, there is a windup or partial windup of the RMT Partner Salaried Pension Plan or the RMT Partner Hourly Pension Plan that results in a windup or partial windup of a Canadian Parent Salaried Pension Plan or the Canadian Parent Hourly Pension Plan with respect to any Transferred Employees, RMT shall indemnify and hold harmless Parent and its affiliates from and against (A) all Losses relating to additional benefits to which the Transferred Employees become entitled under such Canadian Parent Salaried Pension Plan or Canadian Parent Hourly Pension Plan in connection with such windup or partial windup and (B) all Losses relating to administrative costs incurred by such Canadian Parent Salaried Pension Plan or Canadian Parent Hourly Pension Plan with respect to such windup or partial windup.  In addition, RMT Partner or its affiliates shall reimburse Parent or its affiliates for an amount equal to the value (determined as of the Distribution Date) of the surplus assets to which the Transferred Employees become entitled by reason of such windup or partial windup that occurs during the two-year period following the Distribution Date, regardless of whether such surplus assets are provided to such Transferred Employees in the form of cash or benefit enhancements.

        (n) Ongoing Obligations.  Commencing on the date of this Agreement and continuing thereafter, Parent shall cooperate in good faith with RMT Partner to effectuate the most expeditious procedures, subject to the limitations of applicable law (including any applicable laws relating to the safeguarding of data privacy), for transferring from Parent and its affiliates to RMT Partner such data, knowledge and information relating to Business Employees (including certain payroll processing data but excluding (i) any such data that could result in a violation of applicable data privacy laws and (ii) performance reviews and other files of a sensitive nature) that is reasonably appropriate for the operation of employee benefit plans maintained by RMT Partner or its affiliates in which Business Employees will participate following the Closing and in a manner such that all personnel records of Business Employees, the service of all Business Employees and all other information mutually determined by RMT Partner and Parent to be needed by RMT Partner in connection with the employment of Business Employees will be provided to RMT Partner on the date of this Agreement and thereafter as appropriate.  RMT Partner agrees that the provision by Parent of the relevant information does not constitute a breach of applicable laws, including in particular any privacy or access to information legislation.

        (o) No Third-Party Beneficiaries.  The provisions of this Section 11.3 and Section 5.10 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Transferred Employees prior to or following the Closing or (ii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of Parent, Splitco or any of their affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 11.3 and Section 5.10) under or by reason of any provision of this Agreement.

        (p) Other.  Except as specifically provided in Sections 11.3(d), 11.3(h), 11.3(i) and 11.3(m) and Schedule 11.3(b)(ii), nothing contained herein shall be construed as requiring, and Parent and its affiliates shall take no action that would have the effect of requiring, RMT Partner or its affiliates to continue any specific employee benefit plans or to continue the employment of any specific person.

    11.4     No Solicitation by RMT Partner.

        (a) RMT Partner shall not, nor shall it authorize or permit any of its subsidiaries to, nor shall it authorize or permit any officer, employee, agent, advisor, director or other representative (collectively, “Representatives”) of RMT Partner or any of its subsidiaries to (and shall instruct such Representative not to), directly or indirectly (i) solicit, initiate or encourage the submission of any RMT Partner Takeover Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any RMT Partner Takeover Proposal; provided, however, that prior to receipt of the RMT Partner Stock Issuance Approval , RMT Partner may, if the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of RMT Partner to the stockholders of RMT Partner under applicable law, as determined in good faith after consulting with outside legal counsel, in response to a bona fide, written RMT Partner Takeover Proposal (A) that is made by a Person the Board of Directors of RMT Partner determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making an RMT Partner Superior Proposal, (B) that the Board of Directors of RMT Partner determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to an RMT Partner Superior Proposal and (C) that was not solicited by RMT Partner and that did not otherwise result from a breach of this Section 11.4, and subject to compliance with Section 11.4(c), (x) furnish information with respect to RMT Partner to the Person making such RMT Partner Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person) and (y) participate in discussions and negotiations with such Person and its Representatives regarding any RMT Partner Takeover Proposal.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of RMT Partner or any of its subsidiaries, whether or not such Person is purporting to act on behalf of RMT Partner or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 11.4 by RMT Partner.  RMT Partner shall, and shall cause its Representatives to, cease immediately any discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a RMT Partner Takeover Proposal.

        (b) Neither the Board of Directors of RMT Partner nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Splitco, or publicly propose to withdraw or modify in a manner adverse to Parent or Splitco, the approval, recommendation or declaration of advisability by the Board of Directors of RMT Partner of this Agreement, the Collateral Agreements or any of the transactions contemplated hereby or thereby, including the RMT Partner Stock Issuance Approval, (ii) approve, adopt or recommend, or permit RMT Partner or any of its subsidiaries to enter into, any letter of intent, agreement in principle, acquisition agreement, option agreement, joint venture agreement, merger agreement or similar agreement relating to any RMT Partner Takeover Proposal or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any RMT Partner Takeover Proposal.  Notwithstanding the foregoing, if, prior to receipt of the RMT Partner Stock Issuance Approval, the Board of Directors of RMT Partner receives an RMT Partner Superior Proposal and as a result thereof the Board of Directors of RMT Partner reasonably determines in good faith, after consulting with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of RMT Partner under applicable law, then, on the fifth business day following Parent’s receipt of written notice from RMT Partner, the Board of Directors of RMT Partner may withdraw or modify its recommendation of the RMT Partner Stock Issuance Approval and, in connection therewith, recommend such RMT Partner Superior Proposal and may elect to terminate this Agreement to the extent permitted by Section 14.1(d)(iii); provided that, during such five-business day period, RMT Partner shall be obligated to negotiate in good faith with Parent and Splitco any modification to this Agreement proposed by Parent or Splitco.

        (c) RMT Partner promptly shall advise Parent orally and in writing of any RMT Partner Takeover Proposal or any inquiry with respect to or that could lead to any RMT Partner Takeover Proposal, and the identity of the Person making any such RMT Partner Takeover Proposal or inquiry and the material terms of any such RMT Partner Takeover Proposal or inquiry.  RMT Partner shall (i) keep Parent reasonably informed of the status including any change to the material terms of any such RMT Partner Takeover Proposal or inquiry and (ii) provide to Parent as soon as reasonably practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to RMT Partner from any third party in connection with any RMT Partner Takeover Proposal or sent or provided by RMT Partner to any third party in connection with any RMT Partner Takeover Proposal.

        (d) Nothing contained in this Section 11.4 shall prohibit RMT Partner from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to RMT Partner’s stockholders if, in the good-faith judgment of the Board of Directors of RMT Partner, after consulting with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that this Section 11.4(d) shall not eliminate or modify (x) RMT Partner’s obligations under the last sentence of Section 11.4(b) or (y) the effect that taking and disclosing any such position would otherwise have under this Agreement (including under Section 14.1(c)(i)).

        (e) For purposes of this Agreement:

    “RMT Partner Takeover Proposal” shall mean (i) any proposal for a merger, consolidation, dissolution, recapitalization or other business combination involving RMT Partner, (ii) any proposal or offer for the issuance by RMT Partner of over 15% of its equity securities as consideration for the assets or securities of another Person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 15% of the equity securities or consolidated assets of RMT Partner, or assets or business that constitute over 15% of the consolidated revenues or net income of RMT Partner, in each case other than the transactions contemplated hereby.

    “RMT Partner Superior Proposal” shall mean any bona fide proposal made by a third party to acquire 80% or more of the equity securities or all or substantially all the assets of RMT Partner, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, on terms which the Board of Directors of RMT Partner determines in its good-faith judgment after consulting with its independent financial advisor (i) to be superior from a financial point of view to the holders of RMT Partner Common Stock than the transactions contemplated hereby, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the transactions contemplated hereby) and (ii) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

    11.5     Stock Exchange Listing.  RMT Partner shall use its reasonable best efforts to cause the shares of RMT Partner Common Stock to be issued in the Splitco Merger to be approved for quotation or listing, as applicable, on the RMT Partner Exchange, subject to official notice of issuance, prior to the Closing Date.

    11.6     Additional Matters.  RMT Partner shall take or cause to be taken all actions set forth on Schedule 11.6.

ARTICLE 12

MUTUAL COVENANTS OF THE PARTIES

        Each of Parent, Splitco, RMT Partner and Merger Sub covenants and agrees as follows:

    12.1     Best Efforts.

        (a) Each of the parties hereto shall cooperate with the other and use (and shall cause their respective subsidiaries and affiliates to use) their respective best efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information and applications and (ii) obtain as soon as practicable all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement.  Subject to applicable laws relating to the exchange of information and any conditions imposed by any governmental authority, each of the parties legal counsel hereto shall have the right to review in advance, and to the extent practicable, each shall consult the other on any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the transactions contemplated by this Agreement.  Subject to any applicable laws relating to the exchange of information and any conditions imposed by any governmental authority, each of the parties’ legal counsel shall provide the other parties’ legal counsel with the opportunity to participate in any meeting with any governmental authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.  Parent and Splitco agree and acknowledge that, notwithstanding anything to the contrary in this Section 12.1 (but subject to the actions permitted under Section 10.1), in connection with any filing or submission required, action to be taken or commitment to be made by RMT Partner or its affiliates to consummate the transactions contemplated by this Agreement, Parent and Splitco shall not, without RMT Partner’s prior written consent, sell, divest, or dispose of any Acquired Assets, license any Intellectual Property, commit to any sale, divestiture or disposal of businesses, product lines or assets of the Business or any license of Intellectual Property or take any other action or commit to take any action that would limit RMT Partner’s or its affiliates’ freedom of action with respect to, or their ability to retain any of, their businesses, product lines or assets or Intellectual Property; provided that the foregoing shall not relieve any party of its obligations under this Agreement.

        (b) Without limiting Section 12.1(a), Parent and RMT Partner shall:

            (i)            use their best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the End Date, including without limitation, defending through litigation on the merits any claim asserted in any court by any Person; and

            (ii)            use their best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets relating to the Business, the Acquired Assets or the Products and (y) otherwise taking or committing to take actions that after the Closing Date would limit RMT Partner’s freedom of action with respect to, or its or its ability to retain, one or more of the businesses, product lines or assets of RMT Partner and its affiliates or of the Business, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing.

    12.2     Preparation of SEC Filings; Stockholders’ Meeting.

        (a) As soon as practicable following the date of this Agreement, to the extent such filings are required by applicable law, Parent and RMT Partner shall jointly prepare, and (i) RMT Partner shall file with the SEC the RMT Partner Form S-4 and the Proxy Statement (which will be included in the RMT Partner Form S-4), (ii) Splitco shall file with the SEC the Splitco Form S-1/S-4 (or the Splitco Form S-1, if Parent elects to effect the Distribution solely as a Spin-Off) and (iii) Parent shall file with the SEC the Schedule TO.  Each of Parent and RMT Partner shall use its reasonable best efforts to have the Splitco Form S-1/S-4 and the RMT Partner Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. RMT Partner shall use its reasonable best efforts to cause the Proxy Statement to be mailed to RMT Partner’s stockholders as promptly as practicable after the Splitco Form S-1/S-4 and the RMT Partner Form S-4 are declared effective under the Securities Act. Each of RMT Partner and Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with, in the case of RMT Partner, the issuance of RMT Partner Common Stock in the Splitco Merger and, in the case of Parent, the issuance of Splitco Common Stock in the Distribution. Parent shall furnish all information concerning Parent and Splitco, and RMT Partner shall furnish all information concerning RMT Partner and Merger Sub, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement, the RMT Partner Form S-4, the Splitco Form S-1/S-4 and the Schedule TO.  No filing of, or amendment or supplement to the Proxy Statement or the RMT Partner Form S-4 will be made by RMT Partner, no filing of, or amendment or supplement to, the Splitco S-1/S-4 will be made by Splitco and no filing of, or amendment or supplement to, the Schedule TO will be made by Parent, in each case without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Splitco Merger Effective Time any information relating to Parent or RMT Partner or any of their respective affiliates, officers or directors should be discovered by Parent or RMT Partner which should be set forth in an amendment or supplement to any of the Proxy Statement, the RMT Partner Form S-4, the Splitco Form S-1/S-4 or the Schedule TO, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the applicable stockholders. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, the RMT Partner Form S-4, the Splitco Form S-1/S-4 or the Schedule TO or for additional information and shall supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto and shall respond as promptly as practicable to any such comments or requests.

        (b) RMT Partner shall, as soon as practicable following the date of this Agreement, establish a record date following the date of this Agreement for, duly call, give notice of, convene and hold a meeting of its stockholders (the “RMT Partner Stockholders Meeting”) solely for the purpose of obtaining the RMT Partner Stock Issuance Approval to the extent required by the rules and regulations of the RMT Partner Exchange.  Subject to Section 11.4, RMT Partner shall, through its Board of Directors, recommend to its stockholders that they give RMT Partner Stock Issuance Approval and shall include such recommendation in the Proxy Statement.  RMT Partner shall also include in the Proxy Statement the written opinion of the independent financial advisor to RMT Partner referred to in Section 9.20.  Without limiting the generality of the foregoing, RMT Partner agrees that its obligations pursuant to the first sentence of this Section 12.2(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to RMT Partner of any RMT Partner Takeover Proposal or (ii) the withdrawal or modification by the Board of Directors of RMT Partner of its approval or recommendation of the RMT Partner Stock Issuance.

    12.3     Tax Treatment and IRS Ruling.

        (a) The parties hereto shall cooperate with each other and use their respective best efforts to cause the Proposed Transactions to qualify for the Intended Tax-Free Treatment, including not taking any action that such party knows is reasonably likely to prevent the Intended Tax-Free Treatment.

        (b) Parent and Splitco shall use their best efforts to seek, as promptly as practicable, rulings from the IRS, in form and substance reasonably satisfactory to Parent (the “IRS Ruling”), to the effect that the Proposed Transactions qualify for the Intended Tax-Free Treatment.

        (c) The IRS Ruling and the Tax Opinions may be based upon customary factual statements, representations and covenants by the parties, their subsidiaries and their stockholders in connection with the IRS Ruling or as tax counsel shall request in connection with the Tax Opinions (collectively, the “Tax Representations”). Subject to, and consistent with, Section 12.10, Parent, KFG, RMT Partner and Merger Sub agree to provide such appropriate information and Tax Representations as the IRS shall request in connection with the IRS Ruling.

        (d) In the event that the IRS will not issue the rulings requested by Parent, Parent and RMT Partner shall consider in good faith any reasonable modifications to the structure of the transactions contemplated hereby that will facilitate receipt of the rulings requested by Parent, so long as such modifications will not materially adversely affect the value of the transactions contemplated hereby to RMT Partner, Parent or their respective stockholders; it being understood and agreed that reversing the direction of the Splitco Merger (pursuant to Section 7.1) shall be deemed not to materially adversely affect the value of the transactions.  Parent shall have exclusive control over the process of obtaining the IRS Ruling, including the preparation and filing of the required information for the IRS Ruling and supplements thereto to be submitted to the IRS in connection with the IRS Ruling (the “IRS Submission”).  In connection with and to the extent the IRS Ruling can reasonably be expected to affect RMT Partner’s obligations or liabilities under this Agreement, Parent shall (i) keep RMT Partner informed of all material actions taken or proposed to be taken by Parent, (ii) reasonably in advance of the submission of any IRS Submission provide RMT Partner with a draft thereof (provided that Parent may redact from such draft any information that Parent in its good-faith judgment considers to be confidential and is not publicly available), consider RMT Partner’s comments on such draft, and provide RMT Partner with a final copy, and (iii) provide RMT Partner with notice reasonably in advance of, and permit RMT Partner to attend, any formally scheduled meetings with the IRS (subject to the approval by the IRS) that relate to such ruling.

    12.4     Fees and Expenses.

        (a) All fees and expenses incurred by Parent, Splitco or any of their subsidiaries in connection with this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby shall be paid by Parent, whether or not the transactions contemplated hereby are consummated, except as set forth in Sections 4.7(b) with respect to Splitco Debt Expenses and this Section 12.4 or as otherwise expressly provided herein or in the applicable Collateral Agreement.  All fees and expenses incurred by RMT Partner, Merger Sub or any of their subsidiaries in connection with this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby shall be paid by RMT Partner, Merger Sub or any of their subsidiaries, whether or not the transactions contemplated hereby are consummated, except as set forth in Sections 4.7(b) with respect to Splitco Debt Expenses or as otherwise expressly provided herein or in the applicable Collateral Agreement.

        (b) RMT Partner shall pay to Parent a fee of $60,000,000 if:  (I) Parent terminates this Agreement pursuant to Section 14.1(c)(i) or (ii); (II) RMT Partner terminates this Agreement pursuant to Section 14.1(d)(iii); or (III) (x) any Person makes an RMT Partner Takeover Proposal that was publicly disclosed prior to the RMT Partner Stockholders Meeting and thereafter this Agreement is terminated either pursuant to Section 14.1(b)(ii) and the RMT Partner Stockholders Meeting was not held prior to the End Date or pursuant to Section 14.1(b)(i) and (y) within 15 months following such termination RMT Partner enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any RMT Partner Takeover Proposal.  Any fee due under this Section 12.4(b) shall be paid by wire transfer of immediately available funds (to an account specified by Parent) promptly following termination of this Agreement (except that in the case of termination pursuant to clause (II) above such payment shall be made at the time of or prior to such termination and in the case of termination pursuant to clause (III) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).  RMT Partner shall not be obligated to make more than one payment pursuant to this Section 12.4(b).

        (c) RMT Partner shall reimburse Parent for all its out-of-pocket expenses actually incurred in connection with this Agreement, the Collateral Agreements and the transactions contemplated hereby and thereby (not to exceed $15,000,000) if this Agreement is terminated in the circumstances specified in clause (I), (II) or (III) of Section 12.4(b).  Such reimbursement shall be paid by wire transfer of immediately available funds (to an account specified by Parent), in the case of termination pursuant to clause (I) or in the circumstances specified in clause (III) above, promptly following such termination or, in the case of termination pursuant to clause (II), at the time of or prior to such termination.

    12.5     Directors’ and Officers’ Liability Insurance.  RMT Partner shall for a period of at least six years after the Splitco Merger Effective Time indemnify and hold harmless, and provide advancement of expenses to, all past and present directors or officers of Splitco and subsidiaries, and each individual who prior to the Splitco Merger Effective Time becomes a director or officer of Splitco and its subsidiaries, to the maximum extent allowed under applicable law in respect of acts or omissions that occurred at or prior to the Splitco Merger Effective Time, including in connection with the Business, this Agreement, the Collateral Agreements or the transactions contemplated hereby or thereby.

    12.6     Cooperation Regarding Transition Services.  In addition to the specific obligations created by the Collateral Agreements, RMT Partner, Parent and Splitco shall reasonably cooperate with each other and shall cause their affiliates and their respective officers, employees, agents and representatives to reasonably cooperate with each other for a period of 60 days after the Closing Date to ensure the orderly transition of the Acquired Assets and the Assumed Liabilities to Splitco and its subsidiaries and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby.  Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 12.6.  No party shall be required by this Section 12.6 to take any action that would unreasonably interfere with the conduct of its business.

    12.7     Collateral Agreements.  On or prior to the Closing Date, with effectiveness as of the Closing Date, the applicable parties or their subsidiaries shall execute and deliver the Omnibus Acquired Intellectual Property Assignments, the Transition Services Agreement, the Co-Manufacturing Agreements, the ALPHA-BITS Phase-Out License Agreement and the Tax Allocation Agreement (together, the “Collateral Agreements”).  Within 90 days of the execution of this Agreement, RMT Partner shall notify Parent in writing whether it intends to enter into a license to use the LIVEACTIVE mark.  If RMT Partner does elect to enter into a license, the parties shall have 30 days from such written notice to enter into a license agreement acceptable to both parties.  If no agreement is entered into within 30 days, RMT Partner shall make no use of the LIVEACTIVE mark (except to the extent it appears on Marked Packaging in Business Inventory) and Parent shall thereafter be free to license the LIVEACTIVE mark to any other third party for cereal.

    12.8     Cooperation Regarding the RMT Debt and Splitco Securities.  RMT Partner shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the Distribution, the RMT Debt and the Splitco Securities and shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the Distribution, the RMT Debt Incurrence and the issuance, resale, exchange or other transfer of the Splitco Securities and the other transactions contemplated in connection therewith (which shall include (x) the resale of Splitco Securities by KFG or Parent and (y) the exchange or other transfer of Splitco Securities for debt obligations of Parent pursuant to the External Debt Exchange and the resale of Splitco Securities by the counterparty thereto as contemplated by Section 4.7(b)).  Without limiting the generality of the foregoing, RMT Partner shall and shall cause its employees, advisors, agents, accountants, counsel and other representatives to cooperate in and take the following actions: (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies (to the extent sessions with rating agencies are necessary to ensure that the Splitco Securities are sold (or, the case of the External Debt Exchange, exchanged and sold) at par) in connection with the syndication or marketing of the RMT Debt and the Splitco Securities, (ii) preparing offering memoranda, private placement memoranda, prospectuses and similar documents deemed reasonably necessary by Parent to be used in connection with consummating the RMT Debt Incurrence and the issuance, resale, exchange or other transfer of the Splitco Securities, (iii) entering into definitive agreements contemplated by the RMT Debt Commitment Letter with respect to the RMT Debt and definitive agreements with respect to the Splitco Securities, and executing and delivering all other documents and instruments reasonably necessary to consummate the RMT Debt Incurrence and the issuance, resale, exchange or other transfer of the Splitco Securities, including any underwriting or placement agreements (which shall include customary indemnification and contribution provisions (including for selling holders and underwriters) in respect of liabilities under securities or other applicable laws), pledge and security documents, other definitive financing documents (including any indenture, intercreditor or indemnity agreements), or other certificates or documents as may be reasonably requested by Parent in connection with the RMT Debt and the issuance, resale, exchange or other transfer of the Splitco Securities, and including furnishing to any underwriter or placement agent participating in the resale, exchange or other transfer of the Splitco Securities (A) “cold comfort” letters from RMT Partner’s independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of RMT Partner’s counsel in customary form and covering such matters as may be reasonably requested, (iv) in the case of the RMT Debt, (A) borrowing under and use of the bridge financing contemplated by the RMT Debt Commitment Letter on terms substantially consistent with the terms set forth in the RMT Debt Commitment Letter and, to the extent that terms and conditions are not set forth in the RMT Debt Commitment Letter (giving effect to the “flex” provisions to the extent required by the applicable lenders), on terms and conditions required by the applicable lenders, and (B) to the extent required by the applicable lenders, otherwise complying with all other terms of the “flex” provisions set forth in the RMT Debt Commitment Letter, including amending, or causing the amendment of, the definitive documentation for the RMT Debt, and (v) furnishing all historical financial and other pertinent financial and other information that is reasonably required in connection with the RMT Debt Incurrence and the issuance, resale, exchange or other transfer of the Splitco Securities and permitting the prospective lenders, arrangers and underwriters and other parties involved in the RMT Debt and the issuance, resale, exchange or other transfer of the Splitco Securities to evaluate RMT Partner’s current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purpose of establishing collateral arrangements and other arrangements with respect to the RMT Debt and the Splitco Securities; provided, however, that no such agreements or documents shall impose any monetary obligation or liability on (x) Splitco prior to the Splitco Merger Effective Time or (y) Parent or any of its subsidiaries.  In the event that $300,000,000 of RMT Debt Proceeds are not available or are not reasonably expected to be available pursuant to the terms of the RMT Debt Commitment Letter, RMT Partner shall be entitled to identify alternative financing arrangements to replace the RMT Debt (with terms and conditions no less favorable to Parent and KFG than the terms under the RMT Debt Commitment Letter) and KFG shall be entitled to enter into alternative financing arrangements to replace the RMT Debt, in which event such alternative financing arrangements shall be deemed to be the RMT Debt for purposes of this Agreement.  Subject to the foregoing provisions of this Section, RMT Partner shall have the right to approve the terms of the RMT Debt, provided that the RMT Debt has such terms sufficient to ensure that the RMT Debt is issued and that the proceeds thereof equal $300,000,000.

    12.9     Publicity.  Parent and RMT Partner agree that, from the date of this Agreement through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by RMT Partner or Parent without the prior consent of Parent or RMT Partner, respectively (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any applicable securities exchange.

    12.10   Access to Information.  Except as otherwise provided in the Tax Allocation Agreement, prior to the Closing, upon reasonable notice, RMT Partner and Parent agree to furnish or cause to be furnished to each other and their Representatives access, during normal business hours, such information (including records exclusively relating to the Business) and assistance relating to the business of RMT Partner and the Business, respectively, as are reasonably necessary.  Any access pursuant to this Section 12.10 shall be conducted in such manner as not to (A) interfere unreasonably with the conduct of or disrupt the personnel and operations of the businesses of RMT Partner or Parent, (B) require RMT Partner or Parent or any of their respective affiliates to provide any information in any other format than is prepared in the ordinary course of business or otherwise to manipulate or reconfigure any data, (C) require access to or copies of (1) any information that must be maintained as confidential in accordance with the terms of a written agreement with a third party or applicable law or (2) sensitive customer information, manufacturing processes, pricing lists or other information that, in RMT Partner’s reasonable business judgment or on advice of its counsel, or Parent’s reasonable business judgment or on advice of its counsel, as applicable, should not be provided until the transactions contemplated by this Agreement have been consummated in order not to violate any applicable laws or (D) require Parent to provide RMT Partner with access to or copies of any information that relates to any businesses or operations of Parent other than the Business. Notwithstanding the foregoing, RMT Partner and Parent shall not have access to personnel records of the other party relating to individual performance or evaluation records, medical histories or other personnel information to the extent such information may not legally be disclosed under applicable law.  Furthermore, RMT Partner agrees that any personal information which Parent provides to RMT Partner pursuant to this Agreement will only be accessed and used for the same purposes for which it was collected by Parent relating to managing and administering the employment relationship of Business Employees.  All requests for access shall be directed to such Person as RMT Partner or Parent, as applicable, shall designate from time to time.

    12.11   Section 16b-3.  The board of directors of each of RMT Partner, Merger Sub, Parent and Splitco shall take all such steps as may be required to cause the transactions contemplated by this Agreement by any individual who is a director or officer of RMT Partner, Parent or Splitco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

    12.12   Sole Stockholder Approvals.  As soon as reasonably practicable after the execution of this Agreement, Parent, as the sole stockholder of Splitco, will vote to adopt this Agreement in accordance with the applicable provisions of the DGCL, and RMT Partner, as the sole member of Merger Sub, will approve this Agreement in accordance with the applicable provisions of the DLLCA.

ARTICLE 13

CLOSING CONDITIONS

    13.1     Each Party’s Conditions to Closing of the Transactions.  The obligations of RMT Partner and Merger Sub and of Splitco and Parent to effect the Transactions are each subject to the satisfaction (or waiver by the party entitled to the benefits thereof) as of the Closing of the following conditions:

        (a) The waiting period under the HSR Act shall have expired or been terminated, and either a “no action” notification or an advance ruling certificate shall have been received with respect to the Canadian Competition Act, in each case to the extent required by law to effect the Splitco Merger.

        (b) The shares of RMT Partner Common Stock issuable to holders of Splitco Common Stock pursuant to the Splitco Merger shall have been approved for quotation or listing, as applicable, on the RMT Partner Exchange, subject only to official notice of issuance.

        (c) Each of the RMT Partner Form S-4 and the Splitco Form S-1/S-4 (or the Splitco Form S-1, if Parent elects to effect the Distribution solely as a Spin-Off) shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and (i) if the Distribution is effected in whole or in part as a Split-Off, the applicable offer period and any extensions thereof in the Split-Off exchange offer required by applicable securities law shall have expired or (ii) if the Distribution is effected in whole or in part as a Spin-Off, the applicable notice periods required by applicable stock exchange rules or securities laws shall have expired.

        (d) The Contribution and the Modesto Purchase shall have occurred or shall occur immediately prior to the Splitco Merger Effective Time.

        (e) Parent shall have irrevocably delivered all of the shares of Splitco Common Stock outstanding as of the Distribution Date to the Distribution Agent for the benefit of the Eligible Parent Stockholders pursuant to the Distribution.

        (f) The Collateral Agreements shall have been executed and delivered by each of the applicable parties thereto and such Collateral Agreements shall be in full force and effect.

        (g) The RMT Partner Stock Issuance Approval shall have been obtained.

        (h) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that prohibits the Transactions.

    13.2     Parent and Splitco’s Conditions to Closing of the Transactions.  The obligation of Parent and Splitco to effect the Transactions is subject to the satisfaction (or waiver by Parent) as of the Closing of the following conditions:

        (a) The representations and warranties of RMT Partner made in Article 9 (other than the representation set forth in Section 9.15), disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or words of similar import, shall be true and correct at and as of the Closing Date as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have an RMT Partner Material Adverse Effect.

        (b) The representation of RMT Partner made in Section 9.15 shall be true and correct in all respects on the Closing Date as if made on such date.

        (c) RMT Partner and Merger Sub shall have performed or complied in all material respects with their material covenants and agreements required by this Agreement to be performed or complied with by RMT Partner and Merger Sub at or prior to the Closing.

        (d) RMT Partner shall have delivered to Parent a certificate of RMT Partner dated the Closing Date and signed by an authorized officer of RMT Partner to the effect that each of the conditions specified above in Sections 13.2(a) through (c) are satisfied in all respects.

        (e) (i) Splitco shall have issued the Splitco Securities to KFG (or, in the event that the conditions to Section 4.9 are met, then RMT Partner shall have paid or shall simultaneously pay the demand note referred to in Section 4.9 in full by wire transfer of immediately available funds) and (ii) KFG shall have received the proceeds of the RMT Debt (except to the extent RMT Debt has been replaced with additional Splitco Securities pursuant to Section 3.2).

        (f) The Splitco Share Issuance and the Internal Spin shall have occurred.

        (g) Parent shall have received written opinions, dated as of the Closing Date, from its tax counsel (the “Tax Opinions”), to the effect that the Contribution, the Internal Spin, the assumption by Splitco of the RMT Debt, the Internal Debt Repayment, the Distribution and the Mergers will result in the Intended Tax-Free Treatment; it being understood that in rendering such opinions, tax counsel shall be entitled to rely upon the Tax Representations.

        (h) Parent shall have received the Proposed Rulings in form and substance reasonably satisfactory to Parent.

    13.3     RMT Partner’s Conditions to Closing of the Transactions.  The obligation of RMT Partner and Merger Sub to effect the Transactions is subject to the satisfaction (or waiver by RMT Partner) as of the Closing of the following conditions:

        (a) The representations and warranties of Parent made in Article 8 (other than the representation set forth in Section 8.16), disregarding all qualifications and exceptions contained therein relating to materiality, material adverse effect or words of similar import, shall be true and correct at and as of the Closing Date as if made on such date (except for representations and warranties made as of a specified date, which shall be true and correct only as of such specified date), with only such exceptions as would not, individually or in the aggregate, have a Business Material Adverse Effect.

        (b) The representation of Parent made in Section 8.16 shall be true and correct in all respects on the Closing Date as if made on such date.

        (c) Parent and Splitco shall have performed or complied in all material respects with their material covenants and agreements required by this Agreement to be performed or complied with by Parent and Splitco at or prior to the Closing.

        (d) Parent shall have delivered to RMT Partner a certificate of Parent dated the Closing Date and signed by an authorized officer of Parent to the effect that each of the conditions specified above in Sections 13.3(a) through (c) are satisfied in all respects.

ARTICLE 14

TERMINATION

    14.1     Basis for Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

        (a) by mutual written consent of Parent and RMT Partner;

        (b) by either Parent or RMT Partner:

            (i)            if, upon a vote at a duly held meeting of RMT Partner’s stockholders to obtain the RMT Partner Stock Issuance Approval, the RMT Partner Stock Issuance Approval is not obtained;

            (ii)            if the Closing does not occur on or prior to November 10, 2008, (the “End Date”); or

            (iii)            if (A) there shall be any law or regulation that makes consummation of the transactions hereunder illegal or otherwise prohibited (other than those having only an immaterial effect and that do not impose criminal liability or penalties) or (B) any governmental authority or instrumentality having competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which the terminating party shall have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the transactions hereunder, and such order, decree, ruling or other action shall have become final and non-appealable;

        (c) by Parent:

            (i)            if RMT Partner Board or any committee thereof withdraws, or modifies in a manner adverse to Parent or Splitco or publicly proposes to withdraw or modify in a manner adverse to Parent or Splitco, its approval or recommendation of this Agreement or any of the transactions contemplated hereby, fails to recommend to RMT Partner’s stockholders that they give the RMT Partner Stock Issuance Approval, or approves or recommends, or proposes publicly to approve or recommend, any RMT Partner Takeover Proposal;

            (ii)            if RMT Partner willfully and materially breaches its obligations under Section 11.4;

            (iii)            if RMT Partner or Merger Sub breaches or fails to perform any of its representations and warranties or covenants and agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article 13 and (B) cannot be or has not been cured within 60 days after the giving of written notice to RMT Partner of such breach; or

            (iv)            if any of the conditions set forth in Section 13.1 or 13.1(h) shall have become incapable of fulfillment, and shall not have been waived by Parent; or

        (d) by RMT Partner,

            (i)            if Parent or Splitco breaches or fails to perform any of its representations and warranties or covenants and agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Article 13, and (B) cannot be or has not been cured within 60 days after the giving of written notice to Parent of such breach;

            (ii)            if any of the conditions set forth in Section 13.1 or 13.3 shall have become incapable of fulfillment, and shall not have been waived by RMT Partner; or

            (iii)            prior to receipt of the RMT Partner Stock Issuance Approval, if the Board of Directors of RMT Partner authorizes RMT Partner, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a Superior Proposal and RMT Partner enters into such definitive agreement at the time of termination pursuant to this Section 14.1(d)(iii); provided that RMT Partner shall have paid the amounts due pursuant to Sections 12.4(b) and 12.4(c) in accordance with their terms;

provided, however, that the party seeking termination pursuant to clause (b)(ii), (c)(iii), (c)(iv), (d)(i), (d)(ii) or (d)(iii) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

    14.2     Notice of Termination, Return of Documents, Continuing Confidentiality Obligation.  In the event of termination by Parent or RMT Partner pursuant to this Article 14, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement and the Collateral Agreements shall be terminated, without further action by any party.  If the transactions contemplated by this Agreement and the Collateral Agreements are terminated as provided herein:

        (a) (i) RMT Partner and Merger Sub shall to Parent return all documents and copies and other material received from Parent and its subsidiaries and its and their representatives relating to the transactions contemplated hereby and by the Collateral Agreements, whether so obtained before or after the execution hereof, and (ii) Parent and Splitco shall return to RMT Partner all documents and copies and other material received from RMT Partner and its subsidiaries and its and their Representatives relating to the transactions contemplated hereby and by the Collateral Agreements, whether so obtained before or after the execution hereof; and

        (b) (i) all confidential information received by RMT Partner with respect to the Business or Products or any other businesses or products of Parent shall be treated in accordance with the confidentiality provisions of this Agreement and the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement, and (ii) all confidential information received by Parent with respect to the business or products of RMT Partner shall be treated in accordance with the confidentiality provisions of this Agreement and the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

    14.3     Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article 14, this Agreement shall become void and of no further force and effect, except for the provisions of Sections 11.2 and 14.2(b) relating obligations to keep certain information confidential, Section 12.4 relating to fees and expenses, Section 12.9 relating to publicity, this Section 14.3 and Article 16 containing general provisions.  Nothing in this Article 14 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.  For the avoidance of doubt, receipt by Parent of a payment or reimbursement pursuant to Section 12.4(b) or 12.4(c) shall not limit the ability of Parent to sue for any breach of Section 11.4 or collect damages arising from any such breach (except, in the case of calculation of damages, to the extent a court would otherwise take such payment or reimbursement into account in assessing damages for such breach).

ARTICLE 15

INDEMNIFICATION; MUTUAL RELEASES

    15.1     Survival.  Notwithstanding anything to the contrary in this Agreement or in any other agreements contemplated hereby or thereby (except as provided in the Tax Allocation Agreement), no representations and warranties of the parties hereto or thereto shall survive the Closing.  No covenants and agreements of the parties hereto (except as provided in the Tax Allocation Agreement) shall survive the Closing, except that any covenants or agreements contained herein or made pursuant hereto that by their terms are to be performed after the Closing shall survive until fully discharged.

    15.2     Indemnification by Parent.  From and after the Closing Date, Parent shall indemnify RMT Partner, Splitco and their affiliates and their respective officers, directors, employees and agents and hold them harmless from and against any loss, liability, claim, cost, damage or expense (including reasonable legal fees and expenses) (collectively, “Losses”) suffered or incurred by any such indemnified party to the extent arising from the Excluded Liabilities.  Indemnification for matters subject to the Tax Allocation Agreement is governed by the terms, provisions and procedures of the Tax Allocation Agreement and not by this Article 15.

    15.3     Indemnification by Splitco and RMT Partner.  From and after the Closing Date, Splitco and RMT Partner shall indemnify Parent and its affiliates and their respective officers, directors, employees and agents and hold them harmless from and against any Loss suffered or incurred by any such indemnified party to the extent arising from the Assumed Liabilities.

    15.4     Losses Net of Insurance; Tax Benefits.  The amount of any Losses for which indemnification is provided under this Article 15 shall be net of (a) any amounts actually recoverable by the indemnified party under its insurance policies with respect to such Losses and (b) any net Tax Benefit to the indemnified party or its affiliates arising from the incurrence or payment of any such Losses.  Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnified Losses.

    15.5     Procedures Relating to Indemnification.

        (a) In order for an indemnified party to be entitled to any indemnification provided for under this Article 15 and Sections 5.1(i), 5.10(b) and 11.3 and any agreements entered into pursuant to Section 10.3 and 12.8, such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of such claim or demand as promptly as reasonably possible; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

        (b) If a claim or demand is made by any Person against the indemnified party, including any written notice or request for information pursuant to Environmental Law relating to the matters that are the subject of Schedule 4.5(g) (a “Third Party Claim”), the indemnified party shall deliver to the indemnifying party, within five business days (or sooner, if the nature of the asserted liability so requires) after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.  If a Third-Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party.  Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the indemnifying party.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except to the extent provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof.  If the indemnifying party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld).

    15.6     Exclusive Remedy.  Parent, Splitco, RMT Partner and Merger Sub each acknowledge and agree that, from and after the Closing, their sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 15 and Sections 5.1(i), 5.10(b) and 11.3 and any agreements entered into pursuant to Section 10.3 or Section 12.8 and in furtherance of the foregoing, Parent, Splitco and RMT Partner, hereby waive, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for damages they may have against each other relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law (including common law), ordinance, rule or regulation or otherwise; provided that nothing contained in this Section 15.6 and Sections 5.1(i), 5.10(b) and 11.3 and any agreements entered into pursuant to Section 10.3 or Section 12.8 shall impair any right of any Person to enforce any covenants or agreements contained in this Agreement that survive after the Closing Date, in each case in accordance with its terms.  It is understood and agreed that nothing in this Agreement is intended to limit any claims as to fraud that any party may have as a matter of law.

    15.7     Release of Pre-Closing Claims.

        (a) Except as provided in Section 15.3 and Sections 5.1(i), 5.10(b), 11.3 and 12.5 and any agreements entered into pursuant to Section 10.3 or Section 12.8, effective as of the date of the Distribution, Parent shall, for itself and each of its affiliates, release and forever discharge Splitco and RMT Partner and each of their respective affiliates from any and all liabilities whatsoever owing to Parent and each of its affiliates, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the date of the Distribution, whether or not known as of such date, including in connection with the transactions contemplated hereby.

        (b) Except as provided in Section 15.2, effective as of the date of the Distribution, each of Splitco and RMT Partner shall, for itself and each of its affiliates, release and forever discharge Parent and each of its affiliates from any and all liabilities whatsoever owing to Splitco or RMT Partner or any of their respective affiliates, whether at law or in equity (including any right of Contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the date of the Distribution, whether or not known as of such date, including in connection with the transactions contemplated hereby.

        (c) Nothing contained in Section 15.6 or this Section 15.7 shall impair any right of any Person to enforce this Agreement or any Collateral Agreement or any agreements entered into pursuant to Section 10.3 or Section 12.8 or any covenants or agreements contained herein that survive the Closing pursuant to Section 15.1, in each case in accordance with its terms.

        (d) Nothing contained in this Section 15.7 or in Section 15.6 shall release any Person from:

            (i)            any liability, contingent or otherwise, assumed, transferred, assigned or allocated to a party, its subsidiaries or its affiliates in accordance with, or any other liability of a party or its affiliates under this Agreement or any Collateral Agreement;

            (ii)            any liability that the parties may have with respect to indemnification pursuant to this Agreement for claims brought against the parties by third parties, which liability shall be governed by the provisions of this Article 15 and, if applicable, the appropriate provisions of the Collateral Agreements; or

            (iii)            any liability the release of which would result in the release of any Person other than a Person released pursuant to Section 15.7(a) or (b).

        (e) At any time, at the request of any other party, each party shall cause each of its respective affiliates to execute and deliver releases reflecting the provisions of this Section 15.7.

    15.8     Additional Matters.

        (a) Notwithstanding anything to the contrary in this Agreement, indemnification for tax matters shall be governed by the terms, provisions and procedures of the Tax Allocation Agreement and not by this Article 15.

        (b) In no event shall an indemnifying party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other law or otherwise.

ARTICLE 16

GENERAL PROVISIONS

    16.1     Assignment.  Except as set forth below, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by RMT Partner, Merger Sub, Parent or Splitco (including by operation of law) without the prior written consent of each of the other parties hereto; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder.

    16.2     No Third-Party Beneficiaries.  Except for Persons entitled to the benefits of Section 12.5, this Agreement is for the sole benefit of the parties hereto, and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto, any legal or equitable rights hereunder.

    16.3     Amendments.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by each party hereto.

    16.4     Waiver of Compliance.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    16.5     Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when delivered by hand or telecopied, three days after mailing (one business day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows:

If to Parent or, prior to the Closing Date, to Splitco: Kraft Foods Inc. 3 Lakes Drive Northfield, Illinois 60093 Attn: General Counsel Fax: (847) 646-2950

with a copy to:

Faiza J. Saeed, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Fax: (212) 474-3700

If to RMT Partner or Merger Sub or, after the Closing Date, to Splitco:

Ralcorp Holdings, Inc. 800 Market St. Suite 2900 St. Louis, MO 63101 Attn: Charles G. Huber, Jr., General Counsel Fax: (314) 877-7748

with a copy to:

William F. Seabaugh, Esq. Bryan Cave LLP One Metropolitan Square 211 North Broadway, Suite 3600 St. Louis, MO 63102-2750 Fax: (314) 552-8450

    16.6     Interpretation.  For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein (i) to Articles, Sections, clauses, Schedules or Exhibits mean such items of this Agreement and (ii) to an agreement, instrument or other document shall mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement.  Headings of Articles and Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The parties acknowledge and agree that to the extent that there is a conflict between (a) any general provision of this Agreement and (b) any provision specifically relating to tax matters, the terms of the specific tax provision shall control.

    16.7     Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

    16.8     Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

    16.9     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

    16.10   Actions and Proceedings.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Delaware Chancery Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or the Delaware Chancery Court.  Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party.  Nothing in this Section 16.10 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

    16.11   Specific Performance; Damages.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.  The parties acknowledge and agree that damages of a party shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including lost shareholder premium, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party.

    16.12   Exhibits and Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Inclusion of any matter in any Schedule does not imply that such matter would, under the provisions of this Agreement, have to be included in such Schedule.

    16.13   Entire Agreement; Priority of Tax Allocation Agreement.

        (a) This Agreement, the Collateral Agreements and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto and thereto with respect to the subject matter hereof and thereof and, except to the extent specifically set forth herein, supersede all prior agreements and understandings relating to such subject matter.

        (b) The Tax Allocation Agreement constitutes the entire agreement of the parties with respect to tax matters covered therein.  Any conflict between the terms of the Tax Allocation Agreement and any provision of this Agreement, or any provision of any other Collateral Agreement or other agreement contemplated hereby, shall be resolved in favor of the Tax Allocation Agreement.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

KRAFT FOODS INC.
By:	/s/ Michael Waks
Name:	Michael Waks
Title:	Attorney-in-Fact

CABLE HOLDCO, INC.
By:	/s/ Krista A Endres
Name:	Krista A. Endres
Title:	President and Secretary

RALCORP HOLDINGS, INC.
By:	/s/ Thomas G. Granneman
Name:	Thomas G. Granneman
Title:	Corporate V.P. & Controller

RALCORP MAILMAN LLC
By:	/s/ Thomas G. Granneman
Name:	Thomas G. Granneman
Title:	Vice President